Exhibit 2.1

CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MARVELL TECHNOLOGY, INC.,

JAVA MERGER SUB, INC.,

JAVA MERGER SUB II, INC.

and

LUMENTUM HOLDINGS INC.

Dated November 1, 2026

TABLE OF CONTENTS

		Page Number
ARTICLE I
FORMATION; THE MERGER

Section 1.1.	The Merger	2
Section 1.2.	Closing	2
Section 1.3.	Effective Times	2
Section 1.4.	Effects of the Transaction	3

ARTICLE II
CERTAIN GOVERNANCE MATTERS

Section 2.1.	Organizational Documents; Board of Directors of Parent	3
Section 2.2.	Organizational Documents; Directors and Officers of the Surviving Corporation and the Second Surviving Corporation	4

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY; EXCHANGE OF CERTIFICATES

Section 3.1.	Effect on Capital Stock of the Company	4
Section 3.2.	Exchange of Shares and Certificates	9
Section 3.3.	Certain Adjustments	12
Section 3.4.	Further Assurances	12

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1.	Representations and Warranties of the Company	12
Section 4.2.	Representations and Warranties of Parent	31

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1.	Conduct of Business	48
Section 5.2.	No Solicitation by the Company	53
Section 5.3.	No Solicitation by Parent	56

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1.	Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings	59
Section 6.2.	Access to Information; Confidentiality	61
Section 6.3.	Reasonable Best Efforts.	61
Section 6.4.	Indemnification, Exculpation and Insurance	63
Section 6.5.	Consents; No Consent Fee	65
Section 6.6.	Fees and Expenses	65

-ii-

Exhibits

Exhibit A – Form of Parent Charter Amendment

Exhibit B – Form of Surviving Corporation Charter

Exhibit C – Form of Amended and Restated Bylaws

Exhibit D – Form of Parent Series B Certificate of Designation

-iii-

INDEX OF DEFINED TERMS

Defined Term	Page

2026 Convertible Notes	82
2028 Convertible Notes	82
2029 Convertible Notes	82
2032 Convertible Notes	82
Accelerated RSU Award	6
Action	20
Agreement	1
Applicable Laws	18
Book-Entry Share	10
Burdensome Condition	63
Certificate	9
Certificates of Merger	2
Change	85
Claim Expenses	64
Closing	2
Closing Date	2
COBRA	21
Common Stock Merger Consideration	4
Company	1
Company 401(k) Plan	68
Company Board Designees	3
Company Board Recommendation	13
Company Common Stock	14
Company Disclosure Letter	12
Company Environmental Permits	29
Company Equity Awards	7
Company Filed SEC Documents	12
Company Financial Advisors	30
Company Financial Statements	17
Company Leased Real Property	29
Company Major Customer	28
Company Major Supplier	28
Company Material Contracts	28
Company Measurement Date	14
Company Option	6
Company Owned Real Property	29
Company Preferred Stock	14
Company Privacy Obligations	26
Company PSU Award	7
Company Real Property	29
Company Recommendation Change	54
Company RSU Award	6
Company SEC Documents	16

-iv-

Company Series A Preferred Stock	14
Company Stockholder Approval	30
Company Stockholders Meeting	60
Company Termination Fee	77
Company Third Party	81
Company Title IV Plan	22
Company’s Counsel	67
Conflict	14
Converted Option	6
Converted PSU Award	7
Converted RSU Award	7
D&O Claim	64
D&O Indemnified Parties	63
DGCL	2
Dissenting Shares	9
Effective Time	2
Enforceability Exceptions	13
Excess Shares	8
Exchange Act	14
Exchange Agent	9
Exchange Fund	9
Exchange Ratio	4
Final Purchase Date	8
First Certificate of Merger	2
First Merger	1
Form S-4	14
GAAP	17
HSR Act	14
HSR Approval	72
Indemnified Party	64
Intended Tax Treatment	66
IRS	21
J.P. Morgan	46
Joint Proxy Statement	14
Labor Agreement	23
Legal Restraint	72
Liens	14
Material Adverse Effect	73
Material Operations Jurisdiction	72
Merger	1
Merger Consideration	5
Merger Sub	1
Merger Sub I	1
Merger Sub II	1
Merger Subs	1
Most Recent Company Balance Sheet	17
New Plans	68
Non-Accelerated RSU Award	7
Old Plans	68
Other Regulatory Law	72
Outside Date	74

-v-

Parent	1
Parent 401(k) Plan	69
Parent Board Recommendation	32
Parent Charter Amendment	3
Parent Charter Amendment Approval	3
Parent Common Share Issuance	32
Parent Common Stock	33
Parent Disclosure Letter	31
Parent Environmental Permits	44
Parent Filed SEC Documents	31
Parent Financial Advisors	46
Parent Financial Statements	35
Parent Intervening Event	88
Parent Leased Real Property	45
Parent Major Customer	44
Parent Major Supplier	44
Parent Material Contracts	44
Parent Measurement Date	33
Parent Owned Real Property	45
Parent Preferred Stock	33
Parent Real Property	45
Parent Recommendation Change	57
Parent SEC Documents	35
Parent Series A Preferred Stock	33
Parent Share Issuance	32
Parent Stockholder Approvals	46
Parent Stockholders Meeting	60
Parent Termination Fee	77
Parent Third Party	87
Parent Title IV Plan	39
Patents	85
Payoff Letters	70
PBGC	22
Preferred Common Stock Merger Consideration	5
Preferred Stock Election	5
Preferred Stock Merger Consideration	5
Qatalyst	46
Regulatory Laws	14
Regulatory Termination Fee	78
Remedial Action	63
Required Regulatory Approvals	72
Sarbanes-Oxley Act	16
Second Certificate of Merger	2
Second Effective Time	3
Second Merger	1
Second Surviving Corporation	2
Securities Act	16
Series B Preferred Stock Merger Consideration	5
Short-Term Incentives	69
Specified Company Agreement	76
Specified Parent Agreement	76
Standards Organization	25
Surviving Corporation	2
Termination Fee	77

-vi-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 1, 2026 (this “Agreement”), by and among Marvell Technology, Inc., a Delaware corporation (“Parent”), Java Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), Java Merger Sub II, Inc., a Delaware corporation (“Merger Sub II” and together with Merger Sub I, each a “Merger Sub” and collectively the “Merger Subs”), and Lumentum Holdings Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub I shall merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “First Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, pursuant to which the Company Common Stock, the Company Series A Preferred Stock and the Company Equity Awards will be converted into the right to receive the applicable consideration in the manner set forth herein;

WHEREAS, promptly following the Effective Time, the Surviving Corporation shall merge with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly-owned subsidiary of Parent in accordance with the applicable provisions of the DGCL (the “Second Merger” and, collectively or in seriatim with the First Merger, the “Merger”), in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Parent has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, the Parent Charter Amendment and the Parent Share Issuance, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, the Parent Charter Amendment and the Parent Share Issuance, are fair to, and in the best interests of, Parent and the stockholders of Parent, (c) resolved to recommend the approval of the Parent Charter Amendment and the Parent Share Issuance to the stockholders of Parent, and (d) directed that approval of the Parent Charter Amendment and the Parent Share Issuance be submitted to the stockholders of Parent for approval;

WHEREAS, the Board of Directors of the Company has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and the stockholders of the Company, (c) resolved to recommend the adoption of this Agreement to the stockholders of the Company, and (d) directed that this Agreement be submitted to the stockholders of the Company for adoption;

WHEREAS, the Board of Directors of each of Merger Sub I and Merger Sub II has (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (b) resolved to recommend that Parent, as the sole stockholder of such Merger Sub, adopt this Agreement and (c) directed that this Agreement be submitted to Parent for adoption; and

WHEREAS, the parties to this Agreement intend (i) that the First Merger and the Second Merger, taken together, constitute an integrated plan and qualify as a single “reorganization” within the meaning of Section 368(a) of the Code and (ii) for this Agreement to be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

FORMATION; THE MERGER

Section 1.1. The Merger.

(a) The First Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub I shall be merged with and into the Company at the Effective Time. Upon the Effective Time, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation in the First Merger (sometimes referred to herein as the “Surviving Corporation”) as a wholly owned subsidiary of Parent and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Merger Sub I in accordance with the DGCL.

(b) The Second Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, promptly following the Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II at the Second Effective Time. Upon the Second Effective Time, the separate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the surviving corporation of the Second Merger (sometimes referred to herein as the “Second Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Surviving Corporation in accordance with the DGCL.

Section 1.2. Closing. The closing of the Merger (the “Closing”) shall take place at 5:00 a.m. Pacific Time, remotely via the electronic exchange of documents, on a day that is no later than the third (3rd) business day after satisfaction or permitted waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or permitted waiver of such conditions); provided, that the Closing may occur at such other time, date or place as may be agreed to in writing by the parties hereto (the date on which the Closing occurs, the “Closing Date”).

Section 1.3. Effective Times.

(a) Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the First Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “First Certificate of Merger”) with respect to the First Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL with respect to the First Merger. The First Merger shall become effective at the time when the First Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time as may be mutually agreed by the parties and specified in the First Certificate of Merger (the “Effective Time”).

(b) Second Effective Time. Subject to the terms and conditions set forth in this Agreement, promptly following the Effective Time, the parties shall cause the Second Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) with respect to the Second Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL with respect to the Second Merger. The Second Merger shall become effective at the time when the Second Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time as may be mutually agreed by the parties and specified in the Second Certificate of Merger (the “Second Effective Time”).

Section 1.4. Effects of the Transaction. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1. Organizational Documents; Board of Directors of Parent.

(a) Certificate of Incorporation of Parent. Subject to the approval of the Certificate of Amendment attached hereto as Exhibit A (the “Parent Charter Amendment”) by the affirmative vote of a majority of the votes cast by the holders of Parent Common Stock and Parent Series A Preferred Stock, voting together as a single class (with the shares of Parent Series A Preferred Stock voting on an as-converted basis), at the Parent Stockholders Meeting (the “Parent Charter Amendment Approval”), the filing of the Parent Charter Amendment, and, if applicable, the filing of the Parent Series B Certificate of Designation, with the Secretary of State of the State of Delaware, the Certificate of Incorporation of Parent, as amended by the Parent Charter Amendment, and, if applicable, the Parent Series B Certificate of Designation, shall be the Certificate of Incorporation of Parent following the Effective Time until thereafter amended in accordance with its respective terms and with Applicable Law.

(b) Bylaws of Parent. The Bylaws of Parent as in effect immediately prior to the Effective Time shall continue to be the Bylaws of Parent following the Effective Time until thereafter amended in accordance with its respective terms and with Applicable Law.

(c) Board Designees. Prior to the Closing Date, the Company shall designate three (3) individuals reasonably acceptable to Parent (such acceptance not to be unreasonably withheld, conditioned or delayed) (the “Company Board Designees”), who shall be selected from among the members of the Board of Directors of the Company as of the date of this Agreement; provided that such Company Board Designees shall meet the criteria for service on the Board of Directors of Parent under Applicable Law (including Nasdaq rules), and any bona fide criteria established prior to the date hereof by the Board of Directors of Parent or the Nominating and Governance Committee of the Board of Directors of Parent for such service that are generally applicable to members of the Board of Directors of Parent. Prior to the Closing, Parent shall take all necessary actions to cause the Company Board Designees to be appointed to the Board of Directors of Parent effective as of immediately following the Effective Time, including by increasing the size of the Board of Directors of Parent as may be necessary in connection therewith. Each of the Company Board Designees shall hold office until the earliest to occur of the appointment or election and qualification of his or her respective successor or his or her death, resignation, disqualification or proper removal as a member of Parent’s Board of Directors in accordance with Parent’s Certificate of Incorporation and Bylaws. Parent shall cause each Company Board Designee who is at the time still serving as a member of the Company’s Board of Directors to be nominated for election at the first annual meeting of Parent’s stockholders following the Effective Time (subject to continued satisfaction of generally applicable criteria for service on the Board of Directors of Parent and unless such Company Board Designee is unable or unwilling to serve).

Section 2.2. Organizational Documents; Directors and Officers of the Surviving Corporation and the Second Surviving Corporation.

(a) At the Effective Time, without limiting Section 6.4(a), (i) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety in the form set forth on Exhibit B, which will be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and Applicable Law and (ii) the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to be in the form of the Bylaws of Merger Sub I set forth on Exhibit C, as in effect immediately prior to the Effective Time (except that references to Merger Sub I’s name shall be replaced with “Lumentum Holdings Inc.”) until thereafter changed or amended in accordance with their terms and with Applicable Law.

(b) The directors and officers of Merger Sub I immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, in each case until such individual’s successor is elected and qualified or such individual’s earlier death, resignation or removal, in each case in accordance with the Bylaws of the Surviving Corporation.

(c) At the Second Effective Time, (i) the Certificate of Incorporation of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the Certificate of Incorporation of the Second Surviving Corporation, as amended at the Second Effective Time to change the name of the Second Surviving Corporation to “Lumentum Holdings Inc.”, until thereafter amended in accordance with its terms and Applicable Law; and (ii) the Bylaws of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the Bylaws of the Second Surviving Corporation until thereafter changed or amended in accordance with its terms and with Applicable Law.

(d) The board of directors and officers of Merger Sub II immediately prior to the Second Effective Time shall be the board of directors and officers, respectively, of the Second Surviving Corporation, in each case until such individual’s successor is elected or appointed or such individual’s earlier death, resignation or removal, in each case in accordance with the Bylaws of the Second Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY;

EXCHANGE OF CERTIFICATES

Section 3.1. Effect on Capital Stock of the Company.

(a) Conversion of Company Common Stock, Company Preferred Stock and Merger Sub I Common Stock. As of the Effective Time, by virtue of the First Merger, and without any action on the part of the Company, Parent, the Merger Subs or the holders of any securities of the Company, Parent or the Merger Subs:

(i) Each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1(a)(iii)) shall be converted into the right to receive 4.50 fully paid and nonassessable shares of Parent Common Stock (the “Exchange Ratio”) (and, if applicable, cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 3.1(e)) (the “Common Stock Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of a Certificate or Book-Entry Share representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration in accordance with Section 3.2.

(ii) Each share of Company Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any shares of Company Series A Preferred Stock to be canceled pursuant to Section 3.1(a)(iii)) shall be converted into the right to receive a number of fully paid and nonassessable shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock into which such share of Company Series A Preferred Stock is convertible pursuant to the terms of the Company Certificate of Designation as of immediately prior to the Effective Time, without regard to any limitations on conversion set forth therein or otherwise, and (B) the Exchange Ratio (and, if applicable, cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 3.1(e)) (the “Preferred Common Stock Merger Consideration”); provided, however, that if the holder of any shares of Company Series A Preferred Stock has delivered an irrevocable election in writing to the Company, with a copy to Parent, on or prior to the date that is at least ten business days prior to the date of the Company Stockholders Meeting, (1) affirmatively electing to receive the Merger Consideration in respect of all such shares of Company Series A Preferred Stock in the form of Parent Series B Preferred Stock; (2) waiving its right to receive the Preferred Common Stock Merger Consideration in respect of all such shares of Company Series A Preferred Stock and (3) waiving its right to appraisal under Section 262 of the DGCL with respect to its shares of Company Series A Preferred Stock, together with any instruments, waivers, consents and other documentation as may reasonably be requested by Parent or the Company in connection therewith (a “Preferred Stock Election”), then each share of Company Series A Preferred Stock that is issued and outstanding and held by such holder making a Preferred Stock Election immediately prior to the Effective Time (other than Dissenting Shares and any shares of Company Series A Preferred Stock to be canceled pursuant to Section 3.1(a)(iii)) shall be converted into the right to receive one fully paid and nonassessable share of Parent Series B Preferred Stock, with terms set forth in the Parent Series B Certificate of Designation (the “Series B Preferred Stock Merger Consideration” and, together with the Preferred Common Stock Merger Consideration, the “Preferred Stock Merger Consideration” and such Preferred Stock Merger Consideration, as applicable, collectively with the Common Stock Merger Consideration, the “Merger Consideration”). For clarity, (x) the Series B Preferred Stock Merger Consideration shall be issued in lieu of the Preferred Common Stock Merger Consideration with respect to any shares of Company Series A Preferred Stock that are the subject of a Preferred Stock Election; (y) if a holder of Company Series A Preferred Stock has not made a timely and valid Preferred Stock Election, such holder shall be entitled to receive only the Preferred Common Stock Merger Consideration with respect to any shares of Company Series A Preferred Stock issued and outstanding and held by such holder as of immediately prior to the Effective Time, subject to Section 3.1(f)(ii) and (z) a holder of Company Series A Preferred Stock may not make a Preferred Stock Election with respect to less than all of such holder’s shares of Company Series A Preferred Stock. As of the Effective Time, all such shares of Company Series A Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of a Certificate or Book-Entry Share representing any shares of Company Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Preferred Stock Merger Consideration in accordance with Section 3.2 (or, in the case of Dissenting Shares, the rights set forth in Section 3.1(f)(ii)).

(iii) Each share of Company Capital Stock that is immediately prior to the Effective Time (A) held in the treasury of the Company or (B) held directly by Parent or the Merger Subs, in each case other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iv) Each share of common stock of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, either Merger Sub, the Company or any holder of common stock of the Surviving Corporation or common stock of Merger Sub II, (i) each share of common stock of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a share of common stock of the Second Surviving Corporation and shall not be affected by the Second Merger and (ii) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist, and no consideration shall be paid with respect thereto, such that, immediately following the Second Merger, the Second Surviving Corporation shall be a direct wholly owned subsidiary of Parent.

(c) Treatment of Company Equity Awards.

(i) The Merger shall constitute a “change in control” or “corporate transaction,” as applicable, for purposes of the Company Equity Plans and all awards granted thereunder.

(ii) Each option to purchase shares of Company Common Stock granted under a Company Equity Plan (each, a “Company Option”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof be assumed by Parent and converted into an option to acquire, on the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time (including with respect to vesting, termination protection and provisions, expiration and post-termination exercisability), a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (1) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (2) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time divided by (y) the Exchange Ratio (each such option, a “Converted Option”). The adjustments provided in this Section 3.1(c)(ii) with respect to Company Options, whether or not such Company Options are “incentive stock options” (as defined in Section 422 of the Code), are intended to be effected in a manner that is consistent with Sections 409A and 424(a) of the Code.

(iii) Each award of restricted stock units relating to Company Common Stock granted under a Company Equity Plan and subject to time-based vesting conditions but not subject to performance-based vesting conditions (each, a “Company RSU Award”) that is outstanding and held by a non-employee member of the Board of Directors of the Company as of immediately prior to the Effective Time (each, an “Accelerated RSU Award”) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive a number of shares of Parent Common Stock equal to the product, rounded to the nearest whole number of shares, of (1) the number of shares of Company Common Stock subject to such Accelerated RSU Award immediately prior to the Effective Time and (2) the Exchange Ratio.

(iv) Each Company RSU Award that is outstanding as of immediately prior to the Effective Time (including any Company RSU Award that was subject to performance-based vesting conditions that were satisfied prior to the Effective Time) and is not an Accelerated RSU Award (each, a “Non-Accelerated RSU Award”) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by Parent and converted into an award of Parent restricted stock units (each, a “Converted RSU Award”) with the same terms and conditions that applied to such Non-Accelerated RSU Award immediately prior to the Effective Time (including with respect to vesting and termination protection and provisions), relating to a number of shares of Parent Common Stock equal to the product, rounded to the nearest whole number of shares, of (1) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time and (2) the Exchange Ratio.

(v) Each award of restricted stock units relating to Company Common Stock granted under a Company Equity Plan and subject to performance-based vesting conditions (each, a “Company PSU Award”) that is outstanding and for which the applicable performance period is in effect as of immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof be assumed by Parent and converted into an award of Parent restricted stock units (each, a “Converted PSU Award”) with the same terms and conditions that applied to such Company PSU Award immediately prior to the Effective Time (including with respect to vesting and termination protection and provisions and other than terms and conditions relating to the achievement of applicable performance-based vesting conditions), relating to a number of shares of Parent Common Stock equal to the product, rounded to the nearest whole number of shares, of (1) the number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time (with such number of shares determined by deeming the applicable performance conditions to be achieved (A) at the greater of target and actual levels of performance with respect to any performance conditions related to stock price performance and (B) except as otherwise provided by the terms of the Company Benefit Plans, including those listed on Section 3.1(c)(v) of the Company Disclosure Letter, that would apply assuming a participant’s qualifying termination of employment upon the Closing, at actual levels of performance for all performance conditions other than those relating to stock price performance, in either case with actual performance determined as of the latest practicable date prior to the Effective Time based upon a good faith estimate of projected full-period results by the Compensation Committee of the Board of Directors of the Company in good faith after consultation with Parent) and (2) the Exchange Ratio.

(vi) Prior to the Effective Time, the Board of Directors of the Company or the appropriate committee thereof shall take all actions necessary to effect the treatment of the Company Options, the Company RSU Awards, and the Company PSU Awards (collectively, the “Company Equity Awards”) as contemplated by this Section 3.1(c).

(vii) As soon as practicable after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other applicable form) registering the shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Section 3.1(c). Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to the Company Equity Awards assumed by it in accordance with this Section 3.1(c).

(d) Company ESPP. Prior to the Effective Time, the Company will take all actions reasonably necessary (i) to terminate the Company ESPP as of immediately prior to the Effective Time, (ii) to provide that the “Offering Period” (as defined in the Company ESPP) that would otherwise be in progress on the Closing Date, if any, will be shortened in accordance with the terms of the Company

ESPP, and the last day of each such Offering Period shall be at least three (3) business days prior to the Closing Date (the “Final Purchase Date”), with purchases made on the Final Purchase Date contingent upon the occurrence of the Effective Time, and (iii) so that no new Offering Period under the Company ESPP is commenced at or after the Final Purchase Date and prior to the earlier of the termination of this Agreement or the Effective Time. Any shares of Company Common Stock acquired under the Company ESPP prior to or on the Final Purchase Date will be treated as outstanding Company Common Stock for purposes of this Section 3.1.

(e) Fractional Shares. No fractional share of Parent Common Stock or Parent Series B Preferred Stock (or certificate or scrip representing the same) shall be issued upon the conversion or surrender for exchange of Certificates or Book-Entry Shares hereunder, and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or Parent Series B Preferred Stock, or to vote or to any other rights of a holder of Parent Common Stock or Parent Series B Preferred Stock. Each holder of shares of Company Capital Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all Certificates and Book-Entry Shares surrendered by such holder in accordance with this Article III) (other than shares of Company Series A Preferred Stock for which a Preferred Stock Election has been timely and validly made), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as provided in this Section 3.1(e). As promptly as practicable following the Effective Time, and in any event within 10 business days thereof, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent for issuance to holders of Certificates or Book-Entry Shares over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Certificates or Book-Entry Shares (i.e., without including the fractional shares contemplated by the first sentence of this Section 3.1(e)) (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, and in any event within 10 business days thereof the Exchange Agent, as agent for such holders of Certificates and Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on Nasdaq. The sale of the Excess Shares by the Exchange Agent shall be executed on Nasdaq and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after aggregating all Certificates and Book-Entry Shares surrendered by such holder in accordance with this Article III) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with Section 3.2; provided that no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to this Section 3.1(e) until the surrender of such Certificates or Book-Entry Shares in accordance with this Article III; provided, further that no cash payment in lieu of fractional shares shall be paid with respect to any shares of Company Series A Preferred Stock for which a Preferred Stock Election has been timely and validly made. The payment of cash in lieu of fractional share interests pursuant to this Section 3.1(e) is not separately bargained-for consideration.

(f) Appraisal Rights and Dissenting Shares.

(i) Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Company Common Stock in connection with the Merger.

(ii) Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time and held by a holder or owned by a person who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Preferred Stock Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder or owner, as applicable, of Dissenting Shares shall cease to have any rights with respect thereto, except for the right to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder or owner, as applicable, shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), such shares of Company Series A Preferred Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Preferred Common Stock Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent (A) prompt written notice of any demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (B) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree or commit to do any of the foregoing. The Company shall deliver a notice of appraisal rights to the holders of Company Series A Preferred Stock in accordance with Section 262(d)(1) of the DGCL.

Section 3.2. Exchange of Shares and Certificates.

(a) Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the Closing, Parent shall enter into a customary exchange agreement (reasonably acceptable to the Company) with the transfer agent of Parent, the transfer agent of the Company or another nationally recognized financial institution or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the shares of Parent Common Stock and Parent Series B Preferred Stock (if any) pursuant to Section 3.1(a) and Section 3.1(c)(iii). At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article III through the Exchange Agent, Book-Entry Shares representing the full number of whole shares of Parent Common Stock or Parent Series B Preferred Stock, as applicable, issuable pursuant to Section 3.1(a) and Section 3.1(c)(iii), and Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 3.2(d) (such shares of Parent Common Stock and Parent Series B Preferred Stock (if any) provided to the Exchange Agent, together with any such dividends or other distributions with respect thereto, the “Exchange Fund”).

(b) Letters of Transmittal and Instructions for Surrender. As promptly as practicable following the Effective Time (and in any event within five (5) business days thereafter), Parent shall cause the Exchange Agent to send to each holder of record of a certificate (a “Certificate”), if any, that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which shall be in the form and have such other provisions as are reasonably acceptable to Parent and the Company) and (ii) instructions in customary form for use in effecting the surrender of the Certificates in exchange for (A) the number of shares of Parent Common Stock and Parent Series B Preferred Stock (if any) (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates pursuant to Section 3.1(a), (B) any dividends or other distributions payable pursuant to Section 3.2(d) and (C) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.1(e).

(c) Exchange Procedures. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (i) the number of shares of Parent Common Stock or Parent Series B Preferred Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate pursuant to Section 3.1(a), (ii) any dividends or other distributions payable pursuant to Section 3.2(d) and (iii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.1(e), and the Certificate so surrendered shall be forthwith canceled. No holder of record of a book-entry share (a “Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock or any holder of an Accelerated RSU Award shall be required to deliver a Certificate or letter of transmittal for such Book-Entry Shares or Accelerated RSU Awards, and in lieu thereof, each Book-Entry Share shall, upon receipt of an “agent’s message” in customary form or such other customary evidence, if any, as the Exchange Agent may reasonably request (it being understood that the holders of Book-Entry Shares will be deemed to have surrendered such Book-Entry Shares upon receipt of such “agent’s message” or other evidence), be entitled to receive in exchange therefor (x) the number of shares of Parent Common Stock or Parent Series B Preferred Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares pursuant to Section 3.1(a) or Section 3.1(c)(iii), as applicable, (y) any dividends or other distributions payable pursuant to Section 3.2(d) and (z) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.1(e). Until surrendered, in each case, as contemplated by this Section 3.2(c), each Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 3.2(c) and any dividends or other distributions payable pursuant to Section 3.2(d). The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to such surrendered Certificates, Book-Entry Shares and Accelerated RSU Awards upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates, Book-Entry Shares or Accelerated RSU Awards on the Merger Consideration or any cash payable hereunder.

(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock or Parent Series B Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any Parent Common Stock or Parent Series B Preferred Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.1(e), in each case, until the surrender of such Certificate or Book-Entry Share in accordance with this Article III. Subject to the effect of Applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holders of the Parent Common Stock or Parent Series B Preferred Stock issued in exchange for Certificates, or Book-Entry Shares, or Accelerated RSU Awards pursuant to

Section 3.2(c), without interest, (i) at the time of delivery of such Parent Common Stock or Parent Series B Preferred Stock by the Exchange Agent pursuant to Section 3.2(c), the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock or Parent Series B Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time, but prior to such delivery of such Parent Common Stock or Parent Series B Preferred Stock by the Exchange Agent pursuant to Section 3.2(c), and a payment date subsequent to such delivery of such Parent Common Stock and Parent Series B Preferred Stock (if any) by the Exchange Agent pursuant to Section 3.2(c), payable with respect to such shares of Parent Common Stock and Parent Series B Preferred Stock (if any).

(e) Certain Transfers of Ownership. In the event of a transfer of ownership of Company Capital Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock or Parent Series B Preferred Stock as contemplated by Section 3.2(d)) may be made to a person other than the person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) or such Book-Entry Share shall be properly transferred and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

(g) No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock and Parent Series B Preferred Stock (together with cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.1(e)) issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Capital Stock theretofore represented by such Certificates or Book-Entry Shares. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to Parent, the Surviving Corporation, the Second Surviving Corporation or the Exchange Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration for each share of Company Capital Stock formerly represented by such Certificates or Book-Entry Shares.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Parent or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Parent as general creditor thereof for payment of their claims for Merger Consideration and any dividends or distributions with respect to Parent Common Stock and Parent Series B Preferred Stock (if any) as contemplated by Section 3.2(d).

(i) No Liability. None of Parent, the Merger Subs, the Company or the Exchange Agent, or any of their respective affiliates shall be liable to any person in respect of any shares of Parent Common Stock or Parent Series B Preferred Stock (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered or Book-Entry Share not paid, in each case, in accordance with Section 3.2(c), immediately prior to the date on which any Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of Parent free and clear of all claims or interest of any person previously entitled thereto.

(j) Withholding Rights. Each of Parent, the Merger Subs, the Surviving Corporation and the Second Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of applicable Tax Law. Any amounts so withheld shall be paid over to the applicable Governmental Entity and treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 3.3. Certain Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the execution of this Agreement and the Effective Time, any change in the number or type of outstanding shares of Parent Capital Stock or Company Capital Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.3 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.4. Further Assurances. If, at any time after the Effective Time, any further action is determined by Parent, the Surviving Corporation or the Second Surviving Corporation, as applicable, to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation, the Second Surviving Corporation or Parent with full right, title and possession of and to all rights and property of the Merger Subs and the Company with respect to the Merger, the officers and directors of Parent, the Surviving Corporation and the Second Surviving Corporation shall be fully authorized (in the name of the Merger Subs, the Company, the Surviving Corporation, the Second Surviving Corporation and otherwise) to take such action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of the Company. Except as set forth in any Company SEC Document filed with, or furnished to, the SEC since January 1, 2024 and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “Company Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, in each case, other than any description of historical facts or events included therein) or as disclosed in the disclosure letter delivered by the Company to Parent upon the execution of this Agreement (the “Company Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), the Company represents and warrants to Parent as follows:

(a) Organization, Standing and Corporate Power.

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to carry on its business as now being conducted, except as would not have a Material Adverse Effect on the Company. The Certificate of Incorporation of the Company and the Bylaws of the Company, in each case as amended through, and in effect as of, the date of this Agreement, have been filed prior to the date of this Agreement with the Company Filed SEC Documents.

(ii) The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect on the Company.

(b) Corporate Authority; Non-contravention.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the receipt of the Company Stockholder Approval. The Board of Directors of the Company (at a meeting duly called and held) has, by the unanimous vote of all members of the Board of Directors of the Company, (A) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (B) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and the stockholders of the Company, (C) authorized and approved the execution, delivery and performance of this Agreement by the Company, (D) resolved to recommend the adoption of this Agreement to the holders of Company Capital Stock (the “Company Board Recommendation”) and (E) directed that this Agreement be submitted to the Company’s stockholders at the Company Stockholders Meeting, and, as of the date of this Agreement, such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and the Merger Subs, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (each, a “Conflict”), or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of the Company or any of its subsidiaries under, (A) (x) the Certificate of Incorporation of the Company or the Bylaws of the Company or (y) the comparable organizational documents of any of its subsidiaries, (B) any Contract to which the Company or any of its subsidiaries is a party or by which the Company, any of its subsidiaries or their respective properties or assets may be bound, or (C) subject to the governmental filings and other matters referred to in Section 4.1(b)(iii), any Applicable Law or Order binding upon the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (A)(y), (B) and (C), any such Conflicts or Liens that would not have a Material Adverse Effect on the Company.

(iii) No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or on behalf of the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and with any other Applicable Laws that are designed or intended to (x) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition or (y) prohibit, restrict or regulate investments on public order or national security grounds, including any U.S. or non-U.S. Applicable Laws designed to regulate non-U.S. investment (together with the HSR Act, the “Regulatory Laws”), (B) the filing with the SEC of (1) a joint proxy statement relating to the Company Stockholders Meeting and Parent Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Joint Proxy Statement”), (2) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which the shares of Parent Common Stock issuable in the Merger will be registered with the SEC and which will include the Joint Proxy Statement (such registration statement, as amended or supplemented from time to time, the “Form S-4”), and (3) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or its subsidiaries are qualified to do business, and (D) such other consents, approvals, Actions, registrations, declarations, filings, Orders or authorizations the failure of which to be made or obtained would not have a Material Adverse Effect on the Company.

(c) Capital Structure.

(i) The authorized capital stock of the Company consists of 990,000,000 shares of common stock, $0.001 par value per share (the “Company Common Stock”), and 10,000,000 shares of preferred stock, $0.001 par value per share (the “Company Preferred Stock”), 2,876,415 of which are designated as Series A Convertible Preferred Stock (the “Company Series A Preferred Stock”). As of 1:00 p.m. Pacific Time on October 29, 2026 (the “Company Measurement Date”), (A) 90,684,914 shares of Company Common Stock were issued and outstanding (for the avoidance of doubt, excluding shares of Company Common Stock held by the Company in its treasury), (B) 0 shares of Company Common Stock were held by the Company in its treasury, (C) 2,876,415 shares of Company Series A Preferred Stock, and no other shares of Company Preferred Stock, were issued and outstanding, (D) 203,017 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options, (E) 1,565,041 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSU Awards, (F) 693,004 shares of Company Common Stock were subject to issuance pursuant to outstanding Company PSU Awards (assuming satisfaction of any performance vesting conditions at target levels), (G) 282,658 shares of Company Common Stock were reserved and available for issuance under the Company ESPP and (H) 7,271,887 shares of Company Common Stock subject to issuance upon conversion of the Company Convertible Notes. As of the date of this Agreement, each outstanding share of Company Series A Preferred Stock is convertible into one (1) share of Company Common Stock pursuant to the terms of the Company Certificate of Designation.

(ii) All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(iii) Except as set forth in Section 4.1(c)(i) and except for the issuance of shares of Company Common Stock since the Company Measurement Date pursuant to the exercise of Company Options, the settlement of Company RSU Awards or Company PSU Awards, the purchase of shares under the Company ESPP, or the conversion of the Company Convertible Notes outstanding on the Company Measurement Date in accordance with their terms in effect on the Company Measurement Date or as expressly permitted by Section 5.1(a)(ii), there are not issued or outstanding (A) any shares of capital stock or other voting or equity securities or interests of the Company, (B) any securities or interests of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests of the Company, or (C) any warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from the Company or any of its subsidiaries (including any subsidiary trust), or obligations of the Company or any of its subsidiaries to issue, any capital stock, voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of the Company.

(iv) As of the date of this Agreement, there are no stockholder agreements or voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting, or restricting the transfer, of the capital stock or other equity interests of the Company or its subsidiaries other than, in the case of the Company’s subsidiaries, the organizational documents of the Company’s subsidiaries. As of the date of this Agreement, neither the Company nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. As of the date of this Agreement, no shares of capital stock of the Company are held by any subsidiary of the Company. As of the date of this Agreement, except as set forth in Section 4.1(c)(i), the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. As of the date of this Agreement, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such securities or interests or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests of the Company.

(v) As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its subsidiaries is subject, party or otherwise bound.

(d) Subsidiaries.

(i) Except as would not have a Material Adverse Effect on the Company, all outstanding shares of capital stock or other voting or equity securities or interests of each subsidiary of the Company have been validly issued and are fully paid and nonassessable. All equity interests of the Company’s subsidiaries are owned directly or indirectly by the Company, free and clear of any Liens and free of any other restriction (other than transfer restrictions under applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, other than the organizational documents of the Company’s subsidiaries.

(ii) Except as would not have a Material Adverse Effect on the Company, there are not issued or outstanding (A) any securities or interests of any of the Company’s subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests in any of its subsidiaries, (B) any warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from any of the Company’s subsidiaries (including any subsidiary trust), or obligations of the Company or any of its subsidiaries to issue, any capital stock, voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests in, any subsidiary of the Company, or (C) obligations of any of the Company’s subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(iii) Each of the Company’s subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except as would not have a Material Adverse Effect on the Company.

(iv) Each of the Company’s subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect on the Company.

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) Since January 1, 2024, the Company has filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) required to be filed with, or furnished to, the SEC (the “Company SEC Documents”). As of its filing date (or, if amended prior to the date hereof, on the date of any such filing), the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Documents, and none of the Company SEC Documents when filed and at their respective effective times, if applicable, contained (or with respect to Company SEC Documents filed or furnished after the date hereof, will contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents is the subject of any outstanding SEC comment or investigation. No subsidiary of the Company is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(ii) The consolidated financial statements (including all related notes and schedules) of the Company and its subsidiaries included in the Company SEC Documents (the “Company Financial Statements”) were prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as reflected or reserved against in the Company’s audited balance sheet as of June 27, 2026 (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed with the SEC on August 17, 2026 (the “Most Recent Company Balance Sheet”), (B) for liabilities and obligations incurred in the ordinary course of business since June 27, 2026 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (or in the notes thereto) except for such liabilities that would not have a Material Adverse Effect on the Company.

(iv) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. Since January 1, 2024, none of the Company, or to the Company’s knowledge, the Company’s independent accountants, the Board of Directors of the Company or its audit committee has received any oral or written notification of any (1) “significant deficiency” in the internal controls over financial reporting of the Company, (2) “material weakness” in the internal controls over financial reporting of the Company or (3) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Sarbanes-Oxley Act with respect to such reports.

(vi) Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s or such subsidiary’s published financial statements or other Company SEC Documents.

(f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it is first sent to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

(g) Absence of Certain Changes or Events.

(i) From June 28, 2026, through the date of this Agreement, other than with respect to or in connection with the transactions contemplated hereby, the businesses of the Company and its subsidiaries have been conducted in all material respects in the ordinary course of business.

(ii) From June 28, 2026, through the date of this Agreement, there have been no Changes that have had a Material Adverse Effect on the Company.

(h) Compliance with Applicable Laws.

(i) Each of the Company and its subsidiaries is, and has at all times since January 1, 2024 been, in compliance with all applicable laws, statutes, codes, rules, binding guidance and regulations promulgated by any Governmental Entity (collectively, “Applicable Laws”) and all Orders to which the Company or any of its subsidiaries is bound, except where the failure to be in compliance would not have a Material Adverse Effect on the Company. Since January 1, 2024, none of the Company or its subsidiaries has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity or other person regarding any actual or possible violation of, or failure to comply with, any Applicable Law, except for such actual or possible violations or failures to comply that would not have a Material Adverse Effect on the Company. The Company and its subsidiaries hold all Company Permits, and all such Company Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, in each case except as would not have a Material Adverse Effect on the Company.

(ii) Except as would not have a Material Adverse Effect on the Company, (A) the Company and its subsidiaries (including any of their officers, directors, and, to the knowledge of the Company, employees, agents or other person acting on their behalf) have, for the previous five years, complied fully with all applicable Anti-Corruption Laws; and (B) the Company and its subsidiaries (including their respective directors, officers and employees, and to the knowledge of the Company, agents or other persons acting on their behalf), have not corruptly, directly or indirectly: (1) used any funds for any unlawful contribution, gift, entertainment or other unlawful expenses; (2) made, offered, promised to make, or authorized the making of any gift or payment of money or anything of value either directly or indirectly to any person, or to a Governmental Official, for purposes of (a) influencing any act or decision of any person, or such Governmental Official in their official capacity, (b) inducing any person or such Governmental Official to do or omit to do any act in violation of their lawful duty, (c) securing an improper advantage or (d) inducing such person or Governmental Official to use their influence improperly including with a Governmental Entity to affect or influence any act or decision, including of such Governmental Entity, in order to obtain, retain or direct or assist in obtaining, retaining or directing business to any person; or (3) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, in each of (1) – (3) in violation of Anti-Corruption Laws, except as would not have a Material Adverse Effect on the Company. To the knowledge of the Company, there are no pending or threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or its subsidiaries with respect to any Anti-Corruption Laws. The Company has established and maintains compliance programs and reasonable internal controls and procedures designed to ensure the Company and its subsidiaries (including any of their officers, directors, employees, agents or other person associated with or acting on their behalf) do not violate Anti-Corruption Laws.

(iii) Since January 1, 2021 (and since April 24, 2019 in the case of Sanctions), each of the Company, its subsidiaries and their respective directors, officers and employees, and, to the knowledge of the Company, each entity under the Company’s and any of its subsidiaries’ control: (A) has been and is in material compliance with all U.S. Export and Import Laws and all applicable Foreign Export and Import Laws; and (B) has been and is in material compliance with all of its licenses, registrations and other authorizations for export, re-export, deemed (re)export, transfer or import required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business in all material respects.

(iv) Since January 1, 2021, none of the Company, its subsidiaries or any of their respective directors, officers or employees, and, to the knowledge of the Company, no independent contractor or agent acting on behalf of the Company or any of its subsidiaries: (A) is or has been a person with whom transactions are prohibited under any U.S. Export and Import Law or Foreign Export and Import Law, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council,

the European Union, His Majesty’s Treasury or any other similar Governmental Entity; (B) has violated or made a disclosure (voluntary or otherwise) regarding any actual or potential material violation of any U.S. Export and Import Law or Foreign Export and Import Law or any other similar Applicable Law; (C) has engaged in any transaction or otherwise dealt directly or indirectly with any comprehensively sanctioned country or territory (currently including Cuba, Iran, North Korea, and the Crimea, Donetsk, Luhansk, Kherson, or Zaporizhzhia regions of Ukraine) or with Syria, Russia or Belarus with respect to any goods, software or services, or any other country against which the U.S. maintains an arms embargo if the transaction involved goods, software, services or technology controlled by ITAR; or (D) has employed or is currently employing at any of its facilities any national of Cuba, Iran, North Korea or Syria who is not a U.S. citizen, U.S. permanent resident, or U.S. protected person (as defined in 8 U.S.C. § 1324b(a)(3)); except, in the case of clauses (A)–(D), has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its subsidiaries, taken as a whole.

(v) None of the Company or its subsidiaries has been cited or fined for material failure to comply with any U.S. Export and Import Law or Foreign Export and Import Law, and no material economic sanctions-related, export-related or import-related Action, investigation or inquiry is or has been pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any officer, director or employee of the Company or its subsidiaries by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

(vi) Except as would not be material to the Company and its subsidiaries, taken as a whole, the Company does not use, incorporate, license, or rely on any Prohibited Equipment or Prohibited Entities for the operation of the business of the Company as currently conducted, including for any equipment, technology, product, or service provided, offered, sold, or imported into the U.S. by the Company.

(vii) Customs and International Trade Laws; Sanctions. Except as would not have a Material Adverse Effect on the Company, (i) since January 1, 2021, the Company, its subsidiaries and their respective directors, officers, employees and, to the knowledge of the Company, independent contractors or agents acting on behalf of the Company or any of its subsidiaries, have been in compliance with all applicable Customs & International Trade Laws, and no Governmental Entity has imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations against the Company or any of its subsidiaries in connection with any violation of any applicable Customs & International Trade Laws, (ii) from January 1, 2021 through the date of this Agreement, there have been no Actions by a Governmental Entity with respect to the Company’s or its subsidiaries’ Customs & International Trade Authorizations or compliance with applicable Customs & International Trade Laws, (iii) neither the Company, any of its subsidiaries or their respective directors, officers or employees, or, to the knowledge of the Company, any independent contractor or agent acting on behalf of the Company or any of its subsidiaries (A) is a Sanctioned Person or (B) as of the date of this Agreement, has pending or, to the knowledge of the Company, threatened claims against it, him or her with respect to applicable Sanctions and (iv) each of the Company and its subsidiaries is and, since April 24, 2019, has been, in compliance with all applicable Sanctions.

(i) Litigation. There is no legal, administrative, arbitral or other action, suit, investigation, proceeding, complaint, indictment or litigation (each, an “Action”) pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity, except for any such Action that (i) would not have a Material Adverse Effect on the Company or (ii) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated hereby. As of the date of this Agreement, neither the Company nor any of its subsidiaries is subject to any Order, except for any Order that (i) would not be material to the Company and its subsidiaries, taken as a whole or (ii) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated hereby.

(j) Benefit Plans.

(i) With respect to each material Company Benefit Plan, the Company has made available, upon request, to Parent complete and accurate copies of (A) such Company Benefit Plan and, to the extent applicable, summary plan description thereof, (B) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (C) the most recently received Internal Revenue Service (the “IRS”) determination letter or opinion, if applicable.

(ii) Except as would not have a Material Adverse Effect on the Company, (A) each of the Company Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder, (B) no Company Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state or foreign law, (C) all contributions or other amounts payable by the Company or its subsidiaries as of the Effective Time pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP, (D) neither the Company nor any of its subsidiaries has engaged in a transaction in connection with which the Company or its subsidiaries would be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (E) there are no pending or, to the knowledge of the Company, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of, or against any of the Company Benefit Plans or any trusts related thereto.

(iii) Except for such matters that would not have a Material Adverse Effect on the Company, none of the Company, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six (6) years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of the Company, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv) Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect, in any material respect, the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired.

(v) With respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, a “Company Title IV Plan”), except for matters that would not have a Material Adverse Effect on the Company, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Company Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, (D) none of the Company, any of its subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (E) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (F) no liability (other than for premiums to the PBGC) has been or, to the knowledge of the Company, is expected to be incurred by the Company or any of its subsidiaries and (G) the PBGC has not instituted proceedings to terminate any such Company Title IV Plan.

(vi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (A) the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee or director of the Company or any of its subsidiaries or (B) any limitation on the right of the Company or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(vii) No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(viii) Except as would not have a Material Adverse Effect on the Company, all Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) Labor and Employment Matters. Except as would not have a Material Adverse Effect on the Company, (i) there are no (and have not been during the three (3)-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees or contract manufacturers of the Company or any of its subsidiaries, (ii) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries and (iii) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened in writing, with respect to any employees of the Company or any of its subsidiaries. Section 4.1(k) of the Company Disclosure Letter sets forth each collective bargaining agreement, labor union Contract (including any Contract or agreement with any works council, trade union, or other labor relations entity) or similar Contract (each, a “Labor Agreement”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to any employee or other service provider and any such Labor Agreement that is being negotiated by the Company or any of its subsidiaries. Except as would not have a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries has received written notice during the past three (3) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and workers compensation insurance laws to conduct an investigation of the Company or any of its subsidiaries and, to the knowledge of the Company, no such investigation is in progress. Except where failure of compliance would not have a Material Adverse Effect on the Company, the Company and each of its subsidiaries is in compliance with all Applicable Laws respecting employment, discrimination in employment, equal employment, fair employment practices, terms and conditions of employment, immigration status, and occupational safety and health and employment practices.

(l) Taxes. Except for matters that would not have a Material Adverse Effect on the Company:

(i) (A) All Tax Returns required to be filed by the Company or any of its subsidiaries have been timely filed (taking into account extensions), (B) all such Tax Returns are true, complete and correct in all respects and (C) all Taxes required to be paid (including Taxes required to be withheld from payments to employees, creditors, stockholders or other third parties) by the Company or any of its subsidiaries have been paid in full, except to the extent adequate reserves, in accordance with GAAP, are reflected in the Company Financial Statements.

(ii) There is not in force any written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any of its subsidiaries.

(iii) (A) No audits or other administrative proceedings or proceedings before any Governmental Entity are pending or threatened in writing with regard to any Taxes or Tax Return of the Company or any of its subsidiaries, and (B) no Governmental Entity is asserting any claim, assessment or deficiency for Taxes of the Company or any of its subsidiaries, except for any such claim, assessment, or deficiency for which adequate reserves, in accordance with GAAP, are reflected in the Company Financial Statements. No written claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or any such subsidiary is or may be subject to taxation by that jurisdiction.

(iv) The Company has neither received nor requested a ruling with respect to Taxes from any Governmental Entity.

(v) Neither the Company nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than (x) any such agreement or arrangement solely between or among the Company and/or any of its subsidiaries or (y) customary provisions in commercial agreements entered into in the ordinary course of business and the primary purpose of which is not related to Taxes), (B) is or has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its subsidiaries), or (C) will be bound in any taxable period ending after the Closing by a closing agreement pursuant to Section 7121 of the Code.

(vi) None of the assets of the Company or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(vii) Within the past two years, neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(viii) As of the date hereof, neither the Company nor any of its subsidiaries has taken or agreed to take any action or knows of the existence of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede the Merger from qualifying for its Intended Tax Treatment. The Company is not an “investment company” under Section 368(a)(2)(F) of the Code.

(ix) Neither the Company nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(x) Neither the Company nor any of its subsidiaries is or will be required to include any amount in income for a taxable year ending after December 31, 2025 as a result of the application of Section 965 of the Code.

(m) Intellectual Property.

(i) Except as would not have a Material Adverse Effect on the Company, with respect to each item of Registered IP in which the Company and its subsidiaries has (or purports to have) an ownership interest, (A) all necessary registration, maintenance and renewal fees have been paid in full and all necessary documents in connection with such Registered IP have been filed with the applicable Governmental Entity for the purposes of maintaining such Registered IP, except where the Company or its subsidiary has chosen to allow such Registered IP to expire in its reasonable business judgment; and (B) is subsisting and, to the knowledge of the Company, valid and enforceable (other than pending applications).

(ii) Except as would not have a Material Adverse Effect on the Company, (A) either the Company or one of its subsidiaries exclusively owns all right, title and interest in and to the Company IPR, in each case, free and clear of any Liens, except for Permitted Liens; (B) to the knowledge of the Company, each person who is or was involved in the creation, invention, or development of any material Intellectual Property Rights in the course of such person’s work with or for the Company or any of its subsidiaries has done so pursuant to an agreement that assigns to the Company or one of its subsidiaries any ownership rights such person may have in such Intellectual Property Rights and is bound by confidentiality provisions protecting such Intellectual Property Rights; (C) no Action is or, since January 1, 2024, has been pending or, to the knowledge of the Company, threatened, in which the ownership, scope, validity or enforceability of any Company IPR is being or has been contested or challenged; (D) to the knowledge of the Company, no Governmental Entity, university, college, or other educational institution has or purports to have any ownership in, or rights to, any Company IPR; and (E) since January 1, 2024, (1) each of the Company and its subsidiaries has taken and is currently taking commercially reasonable steps designed to maintain the confidentiality of its trade secrets and other confidential information, including source code, and to otherwise maintain and preserve its Company IPR and (2) there has been no material unauthorized access or disclosure of the foregoing. Except as would not have a Material Adverse Effect on the Company, the Company and its subsidiaries have not granted any exclusive licenses to Company IPR.

(iii) Except as would not have a Material Adverse Effect on the Company, (A) none of the Company or its subsidiaries: (1) is or has been a member or promoter of, made any submission or contribution to, or is subject to any Contract with, any forum, consortium, patent pool, standards body or similar person (each, a “Standards Organization”) that does or would obligate the Company or any of its subsidiaries to grant or offer a license or other right to, or otherwise impair its control of, any material Company IPR; or (2) has received a request in writing from any person for any license or other right to any Company IPR in connection with the activities of or any participation in any Standards Organization and (B) no Company IPR (1) is subject to any commitment that does or would require by any Standards Organization the grant of any exclusive license or right to any person or (2) has been, is or was required to be, identified by the Company or any of its subsidiaries or any other person as essential to any Standards Organization or any standard promulgated by any Standards Organization.

(iv) Except as would not have a Material Adverse Effect on the Company, to the knowledge of the Company, the Company and its subsidiaries own or otherwise have sufficient rights in, and immediately after the Closing the Second Surviving Corporation will continue to own and otherwise have sufficient rights in, all Intellectual Property Rights necessary to conduct the business of the Company and its subsidiaries as currently conducted.

(v) Except as would not have a Material Adverse Effect on the Company, none of the Company, its subsidiaries, the Company Products or the conduct of the business of the Company and its subsidiaries infringes, misappropriates or otherwise violates, or since January 1, 2024 has infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other person. Without limiting the generality of the foregoing, except as would not have a Material Adverse Effect on the Company: (A) there is no claim or Action pending or, to the knowledge of the Company, since January 1, 2024, threatened against the Company or any of its subsidiaries alleging any of the foregoing; and (B) neither the Company nor any of its subsidiaries has, since January 1, 2024, received any written notice or, to the knowledge of the Company, other communication relating to any actual infringement, misappropriation or other violation by the Company or any of its subsidiaries of any Intellectual Property Right of another person.

(vi) Except as would not have a Material Adverse Effect on the Company, (A) neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will, or would reasonably be expected to, with or without notice or lapse of time, result in the delivery, license or disclosure of (or a requirement that the Company or any of its subsidiaries or other person deliver, license, or disclose) any source code for any Company Product or other material Company IPR to any escrow agent and (B) no event has occurred or circumstance or condition exists that, with or without notice or lapse of time, will, or would reasonably be expected to, give rise to an obligation to deliver, license or disclose any source code for any Company Product or other material Company IPR to any escrow agent.

(vii) Except as would not have a Material Adverse Effect on the Company, no material Company Software or Company Product contains, is derived from, is distributed or made available with, or is being or was developed using Open Source Software in a manner such that the terms under which such Open Source Software is licensed impose a requirement or condition that (A) the Company or any of its subsidiaries grant a license under or to, or refrain from asserting or enforcing, its Company IPR or (B) any other source code included in the Company IPR or any Company Product, or part thereof, be: (1) disclosed, distributed or made available; (2) licensed for the purpose of making derivative works; or (3) redistributable at no or minimal charge. Except as would not have a Material Adverse Effect on the Company, each of the Company and its subsidiaries has at all times since January 1, 2024, complied with, and is currently in compliance with, all of the licenses, conditions, and other requirements applicable to Open Source Software used in connection with material Company Software or Company Products.

(viii) Except as would not have a Material Adverse Effect on the Company, the Company and its subsidiaries are, and have at all times since January 1, 2024, been, in compliance with the following: (A) the requirements of all Applicable Laws governing privacy, data protection, or information security applicable to their collection, storage, use, transfer, disclosure, or other processing of Company Protected Information; (B) all of their publicly available, published policies and notices relating to privacy, data protection, or information security; and (C) the privacy, data protection, or information security obligations of any Contract to which the Company or any of its subsidiaries is a party (collectively, “Company Privacy Obligations”).

(ix) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, result in the Company or any of its subsidiaries being in breach of any applicable Company Privacy Obligations, except as would not have a Material Adverse Effect on the Company. Except as would not have a Material Adverse Effect on the Company, to the knowledge of the Company, immediately following the Closing, the Company and its subsidiaries will continue to have the same rights to process Company Protected Information as processed by the Company or its subsidiaries immediately prior to the Closing.

(x) Since January 1, 2024, the Company and its subsidiaries have taken commercially reasonable steps designed to protect Company Protected Information in their possession or control against unauthorized and unlawful access, use, acquisition, disclosure, and other processing, except as would not have a Material Adverse Effect on the Company. To the knowledge of the Company, there is no and has been no unlawful or unauthorized: (A) access to, or other unauthorized use, acquisition, disclosure, or other processing of, Company Protected Information in the possession or control of the Company and its subsidiaries or (B) intrusions or breaches of the security of the Company’s and its subsidiaries’ information technology systems that store, maintain, or otherwise process Company Protected Information, except, in the case of each of clauses (A) and (B), as would not have a Material Adverse Effect on the Company.

(xi) Neither the Company nor any of its subsidiaries have, since January 1, 2024, received written notice of any Action pending or threatened against the Company or any of its subsidiaries alleging any noncompliance by the Company or any of its subsidiaries with any Company Privacy Obligation, except as would not have a Material Adverse Effect on the Company.

(xii) Except as would not have a Material Adverse Effect on the Company, to the knowledge of the Company, no IT System contains any listening or recording device of which the user or customer is not made aware, “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), disabling codes or instructions or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any material manner the operation of, or providing unauthorized access to, Company Protected Information, information processed by such IT System, or a computer system or network or other device on which such code is stored or installed; or (B) materially damaging or destroying any data or file without the user’s consent, and the Company has undertaken reasonable efforts to prevent the introduction thereof.

(xiii) Except as would not have a Material Adverse Effect on the Company: (A) the Company and its subsidiaries have used AI Technology in accordance with all Applicable Laws governing AI Technology; (B) to the knowledge of the Company, the Company or its subsidiaries have not submitted material confidential or proprietary information to AI Technologies which train their artificial intelligence models on such material confidential or proprietary information; and (C) to the knowledge of the Company, the Company or its subsidiaries have not used AI Technologies in the development of their products and services in a way that would jeopardize the Company’s or its subsidiaries’ ability to claim any material Intellectual Property Rights therein or thereto.

(n) Certain Contracts. Except for this Agreement, as of the date of this Agreement, neither the Company nor any of its subsidiaries is a party to or bound by any of the following Contracts:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), excluding any Company Benefit Plan;

(ii) any Contract relating to indebtedness for borrowed money in excess of $100,000,000;

(iii) any non-competition agreement or other agreement that contains a similar provision that limits in any material respect the manner in which all or any material portion of the businesses of the Company and its subsidiaries, taken as a whole, are or would be conducted, in each case that is outside the ordinary course of business;

(iv) any Contract that: (A) grants exclusive rights to license, market, sell or deliver any product or service of the Company or any of its subsidiaries; (B) contains a right of first refusal, first offer or first negotiation with respect to a material asset owned by the Company or any of its subsidiaries; or (C) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or any material portion of the Company’s or any of its subsidiaries’ requirements from any third party (excluding, for the avoidance of doubt and for purposes of this clause (C) only, capacity reserve arrangements with suppliers entered into in the ordinary course of business);

(v) any Contract: (A) with a Company Major Customer that has not been fully performed under which the Company or any of its subsidiaries expects to receive payments of greater than or equal to $100,000,000 in the aggregate, other than a purchase order (or group of related purchase orders) for the sale of products in the ordinary course of business; or (B) with a Company Major Supplier that has not been fully performed under which the Company or any of its subsidiaries expects to make payments of greater than or equal to $100,000,000 in the aggregate, other than purchase requisitions for the purchase of products or services in the ordinary course of business; provided that, for purposes of Section 5.1(a)(iii), this clause (v) shall be deemed to include purchase orders for the sale or purchase of products or services under which the Company or any of its subsidiaries has received or made payment of more than $100,000,000; or

(vi) any Contract pursuant to which the Company or any of its subsidiaries pays a royalty in connection with the development, making, using, selling, or other commercialization or other exploitation of any Company Product.

All Contracts of the types described in clauses (i) through (vi), collectively, the “Company Material Contracts”. Except as would not have a Material Adverse Effect on the Company, as of the date hereof each Company Material Contract is valid and binding on the Company (or, to the extent a subsidiary of the Company is a party, such subsidiary) and is in full force and effect (subject to the Enforceability Exceptions). The Company and each subsidiary of the Company have performed all obligations required to be performed by them under each Company Material Contract, except where such noncompliance would not have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default (nor, to the knowledge of the Company, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any Company Material Contract, except for matters that, in each case, would not have a Material Adverse Effect on the Company. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such default has had a Material Adverse Effect on the Company.

(o) Company Products. Except as would not have a Material Adverse Effect on the Company, the Company’s warranty reserve reflected on the Most Recent Company Balance Sheet was calculated utilizing historical warranty experience rates consistent with past practice and specific warranty accruals and, to the knowledge of the Company, was sufficient as of the date of the Most Recent Company Balance Sheet to cover the unexpired warranty liabilities of the Company and its subsidiaries for any products (including Company Products) sold by the Company or its subsidiaries to their respective customers as of the date of the Most Recent Company Balance Sheet. Since the date of the Most Recent Company Balance Sheet, the Company has not materially modified its practices in calculating warranty reserves.

(p) Major Customers and Suppliers.

(i) Section 4.1(p)(i) of the Company Disclosure Letter sets forth an accurate and complete list of each customer who was one of the ten (10) largest sources of revenues for the Company and its subsidiaries during fiscal year 2026, based on amounts paid or payable during such period (each, a “Company Major Customer”). As of the date hereof, neither the Company nor any of its subsidiaries has any pending material dispute with any Company Major Customer. To the knowledge of the Company, as of the date hereof neither the Company nor any of its subsidiaries has received any written notice or other communication from any Company Major Customer to the effect that such Company Major Customer intends to not continue as a customer of any of the Company or any of its subsidiaries or to the effect that such Company Major Customer intends to terminate or materially reduce the scale of the business conducted with, any of Company and its subsidiaries.

(ii) Section 4.1(p)(ii) of the Company Disclosure Letter sets forth an accurate and complete list of each supplier who was one of the ten (10) largest suppliers of goods and services of the Company and its subsidiaries during fiscal year 2026, based on amounts paid or payable to such suppliers during such period (each, a “Company Major Supplier”). As of the date hereof, neither the Company nor any of its subsidiaries has any pending material dispute with any Company Major Supplier. To the knowledge of the Company, as of the date hereof neither the Company nor any of its subsidiaries has received any written notice or other communication from any Company Major Supplier to the effect that such Company Major Supplier intends to not continue as a supplier of any of the Company or any of its subsidiaries or to the effect that such Company Major Supplier intends to terminate or materially reduce the scale of the business conducted with, any of the Company and its subsidiaries.

(q) Environmental Protection. Except for matters that would not have a Material Adverse Effect on the Company, (i) the Company and each of its subsidiaries are and have been since January 1, 2024 in compliance with all Environmental Laws, (ii) the Company and each of its subsidiaries have timely applied for, possessed and maintained all Company Permits required under Environmental Law (“Company Environmental Permits”), and all such Company Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its subsidiaries are and since January 1, 2024 have been in compliance with all terms and conditions of the Company Environmental Permits, (iii) since January 1, 2024, none of the Company or any of its subsidiaries has received any written notice or other communication from any person that alleges that any of the Company or any of its subsidiaries is not in compliance with, or has any liability under, any Environmental Law, (iv) there has been no handling, treatment, storage, transportation, manufacture, marketing, sale, disposal or arranging for disposal of, Release, exposure of any person to, or ownership or operation of any property or facility contaminated by, any Hazardous Materials (or products or other items containing Hazardous Materials) so as to give rise to liability of the Company or any of its subsidiaries under Environmental Law, and (v) neither the Company nor any of its subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other person under Environmental Law.

(r) Real Property; Tangible Property.

(i) Except for matters that would not have a Material Adverse Effect on the Company, the Company and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all real property owned by the Company or any of its subsidiaries (the “Company Owned Real Property”), and good and valid leasehold title to all of real property leased, subleased or licensed, or otherwise used or occupied, by the Company or any of its subsidiaries, other than the Company Owned Real Property (the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Company Real Property”), pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens and the Enforceability Exceptions. Except as would not have a Material Adverse Effect on the Company, there are no existing (or to the knowledge of the Company, threatened in writing) eminent domain, condemnation, or similar taking proceedings with respect to any such Company Real Property, or other Actions or proceedings that would reasonably be likely to cause the Company or its subsidiaries to curtail or modify its manufacturing and other operations at such Company Real Property, or that would reasonably be expected to impair such operations, or any special assessments or improvements or activities of any public or quasi-public body which may give rise to any special assessment against any Company Real Property. With respect to all such Company Leased Real Property, the Company and each of its subsidiaries is in compliance in all material respects with all terms and conditions of each lease therefor, and neither the Company nor any of its subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure, except as would not have a Material Adverse Effect on the Company. Except as would not have a Material Adverse Effect on the Company, the Company Real Property is in good operating condition and repair and is suitable for the conduct of the business as presently conducted therein. Except for as would not have a Material Adverse Effect on the Company, neither the operation of the Company nor any of its subsidiaries on the Company Real Property nor, to the knowledge of the Company, such

Company Real Property, violate any Applicable Law relating to such property or operations thereon. Except as would not have a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries could be required to expend more than $10,000,000 in causing any Company Leased Real Property to comply with the surrender conditions set forth in the applicable lease and the Company expects to be able to continue to have the right to occupy the Company Leased Real Property through the remainder of the term of the applicable lease. Except as would not have a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries has received any notice from any insurance company of any defects or inadequacies in any Company Real Property or any part thereof which could materially and adversely affect the insurability of such Company Real Property or the premiums for the insurance thereof or requesting the performance of any repairs, alterations or other work with which compliance has not been made.

(ii) Except for matters that would not have a Material Adverse Effect on the Company, (A) the Company and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned manufacturing equipment and other tangible property, and good and valid leasehold title to all of its leased manufacturing equipment and other tangible property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens and (B) such manufacturing equipment and other tangible property is in good operating condition and repair, ordinary wear and tear, and is sufficient for the uses in which such property is presently employed.

(s) Voting Requirements. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Series A Preferred Stock entitled to vote thereon, voting together as a single class (with the shares of Company Series A Preferred Stock voting on an as-converted basis) (the “Company Stockholder Approval”) is the only vote of holders of any outstanding securities of the Company necessary to adopt this Agreement, and approve the Merger and the other transactions contemplated by this Agreement.

(t) Opinions of Financial Advisors. The Board of Directors of the Company has received the opinions of Citigroup Global Markets Inc. and Evercore Group L.L.C. (the “Company Financial Advisors”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock, other than holders of shares of Company Common Stock (i) held in the treasury of the Company or (ii) held directly by Parent or Merger Sub.

(u) Brokers. Except for fees payable to the Company Financial Advisors, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(v) No Other Representations.

(i) Except for the representations and warranties made in this Section 4.1 or any certificate delivered pursuant to this Agreement, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or its subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Section 4.1 or any certificate delivered pursuant to this Agreement, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its subsidiaries or their respective businesses or (B) any other oral or written information presented, delivered, or made available to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent nor the Merger Subs or any other person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its subsidiaries whatsoever, express or implied, beyond those expressly given by Parent in Section 4.2 or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or the Merger Subs furnished or made available to the Company or any of its representatives. Without limiting the generality of the foregoing, the Company acknowledges that, except as expressly provided in Section 4.2 or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its representatives.

Section 4.2. Representations and Warranties of Parent. Except as set forth in any Parent SEC Document filed with or furnished to the SEC since January 1, 2024 and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “Parent Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, in each case, other than any description of historical facts or events included therein) or as disclosed in the disclosure letter delivered by Parent to the Company upon the execution of this Agreement (the “Parent Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Parent represents and warrants to the Company as follows:

(a) Organization, Standing and Corporate Power.

(i) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the requisite corporate power, as the case may be, and authority to carry on its business as now being conducted, except as would not have a Material Adverse Effect on Parent. The Certificate of Incorporation of Parent and the Bylaws of Parent, in each case as amended through, and in effect as of, the date of this Agreement, have been filed prior to the date of this Agreement with Parent Filed SEC Documents.

(ii) Parent is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect on Parent.

(b) Corporate Authority; Non-contravention.

(i) Parent has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the Parent Stockholder Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, subject, in the case of the Parent Share Issuance and the filing of the Parent Charter Amendment, to the receipt of the Parent Stockholder Approvals. The Board of Directors of Parent (at a meeting duly called and held) has, by the unanimous vote of all members of the Board of Directors of Parent, (A) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, the Parent Charter Amendment and the Parent Share Issuance, on the terms and subject to the conditions set forth in this Agreement, (B) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, the Parent Charter Amendment and the Parent Share Issuance, are fair to, and in the best interests of, Parent and its stockholders, (C) resolved to recommend the approval of the Parent Charter Amendment and the Parent Share Issuance to the stockholders of Parent, on the terms and subject to the conditions set forth in this Agreement (the “Parent Board Recommendation”), and (D) directed that approval of the Parent Charter Amendment and the Parent Share Issuance be submitted to the stockholders of Parent at the Parent Stockholders Meeting, and such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except for the Enforceability Exceptions.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not Conflict with, or result in the creation of any Liens upon any of the properties or assets of Parent or any of its subsidiaries under, (A) (x) the Certificate of Incorporation of Parent or the Bylaws of Parent or (y) the comparable organizational documents of any of its subsidiaries, (B) any Contract to which Parent or any of its subsidiaries is a party or by which Parent, any of its subsidiaries or their respective properties or assets may be bound, or (C) subject to the governmental filings and other matters referred to in Section 4.2(b)(iii), any Applicable Law or Order binding upon Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (A)(y), (B) and (C), any such Conflicts or Liens that would not have a Material Adverse Effect on Parent.

(iii) No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or on behalf of Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the Merger and the other transactions contemplated by this Agreement, except for (A) compliance with any applicable requirements of Regulatory Laws, (B) the filing or submission with the SEC, and in the case of clause (2), effectiveness, of (1) the Joint Proxy Statement, (2) the Form S-4 by Parent in connection with the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Common Share Issuance”, and together with the issuance of the Parent Series B Preferred Stock, the “Parent Share Issuance”), and (3) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Parent Charter Amendment, the Parent Series B Certificate of Designation and the Certificates of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent or its subsidiaries are qualified to do business, (D) such filings with and approvals of Nasdaq to permit the Parent Common Stock that are to be issued in the Merger to be listed on Nasdaq, and (E) such other consents, approvals, Actions, registrations, declarations, filings, Orders or authorizations the failure of which to be made or obtained would not have a Material Adverse Effect on Parent.

(c) Capital Structure.

(i) As of the date of this Agreement, the authorized capital stock of Parent consists of 1,250,000,000 shares of common stock, $0.002 par value per share (the “Parent Common Stock”), and 8,000,000 shares of preferred stock, $0.002 par value per share (the “Parent Preferred Stock”), 2,000,000 of which are designated as Series A Convertible Preferred Stock (the “Parent Series A Preferred Stock”). As of 1:00 p.m. Pacific Time on October 30, 2026 (the “Parent Measurement Date”), (A) 877,987,882 shares of Parent Common Stock were issued and outstanding (for the avoidance of doubt, excluding shares of Parent Common Stock held by Parent in its treasury), (B) no shares of Parent Common Stock were held by Parent in its treasury, (C) 2,000,000 shares of Parent Series A Preferred Stock, and no other shares of Parent Preferred Stock, were issued and outstanding, (D) 2,838,472 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Options, (E) 19,282,005 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent RSU Awards, (F) 3,779,463 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent PSU Awards (assuming satisfaction of any performance vesting conditions at target levels) and (G) (i) 58,970,907 shares of Parent Common Stock were subject to issuance pursuant to the exercise of the Parent Warrants at an exercise price of $206.58 per share, (ii) 1,045,171 shares of Parent Common Stock were subject to issuance pursuant to the exercise of the Parent Warrants at an exercise price of $87.0029 per share, and (iii) 4,180,683 shares of Parent Common Stock were subject to issuance pursuant to the exercise of the Parent Warrants at a per share exercise price of $87.7706. As of the date of this Agreement, each outstanding share of Parent Series A Preferred Stock is convertible into 10.8890 shares of Parent Common Stock pursuant to the terms of the Parent Series A Certificate of Designation.

(ii) All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(iii) Except as set forth in Section 4.2(c)(i) and except for the issuance of shares of Parent Common Stock since the Parent Measurement Date pursuant to the exercise of Parent Options, the settlement of Parent RSU Awards or Parent PSU Awards, or the exercise of Parent Warrants outstanding on the Parent Measurement Date, in accordance with their terms in effect on the Parent Measurement Date, as of the date of this Agreement, there are not issued or outstanding (A) any shares of capital stock or other voting or equity securities or interests of Parent, (B) any securities or interests of Parent or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests of Parent, or (C) any warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from Parent or any of its subsidiaries (including any subsidiary trust), or obligations of Parent or any of its subsidiaries to issue, any capital stock, voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of Parent.

(iv) As of the date of this Agreement, there are no stockholder agreements or voting trusts or other agreements or understandings to which Parent or any of its subsidiaries is a party with respect to the voting, or restricting the transfer, of the capital stock or other equity interests of Parent or its subsidiaries other than, in the case of Parent’s subsidiaries, the organizational documents of Parent’s subsidiaries. As of the date of this Agreement, neither Parent nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. As of the date of this Agreement, no shares of capital stock of Parent are held by any subsidiary of Parent. As of the date of this Agreement, except as set forth in Section 4.2(c)(i), Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. As of the date of this Agreement, there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any such securities or interests or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests of Parent.

(v) As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Parent or any of its subsidiaries is subject, party or otherwise bound.

(d) Subsidiaries.

(i) Except as would not have a Material Adverse Effect on Parent, all outstanding shares of capital stock or other voting or equity securities or interests of each subsidiary of Parent have been validly issued and are fully paid and nonassessable. All equity interests of Parent’s subsidiaries are owned directly or indirectly by Parent, free and clear of any Liens and free of any other restriction (other than transfer restrictions under applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, other than the organizational documents of Parent’s subsidiaries.

(ii) Except as would not have a Material Adverse Effect on Parent, there are not issued or outstanding (A) any securities or interests of any of Parent’s subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests in any of its subsidiaries, (B) any warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from any of Parent’s subsidiaries (including any subsidiary trust), or obligations of Parent or any of its subsidiaries to issue, any capital stock, voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests in, any subsidiary of Parent, or (C) obligations of any of Parent’s subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of Parent or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(iii) Each of Parent’s subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except as would not have a Material Adverse Effect on Parent.

(iv) Each of Parent’s subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect on Parent.

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) Since January 1, 2024, Parent has filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) required to be filed with, or furnished to, the SEC (the “Parent SEC Documents”). As of its filing date (or, if amended prior to the date hereof, on the date of any such filing), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents when filed and at their respective effective times, if applicable, contained (or with respect to Parent SEC Documents filed or furnished after the date hereof, will contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents, and, to the knowledge of Parent, none of the Parent SEC Documents is the subject of any outstanding SEC comment or investigation. No subsidiary of Parent is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(ii) The consolidated financial statements (including all related notes and schedules) of Parent and its subsidiaries included in the Parent SEC Documents (the “Parent Financial Statements”) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as reflected or reserved against in Parent’s audited balance sheet as of January 31, 2026 (or the notes thereto) included in Parent’s Annual Report on Form 10-K filed with the SEC on March 11, 2026, (B) for liabilities and obligations incurred in the ordinary course of business since January 31, 2026, and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its subsidiaries (or in the notes thereto) except for such liabilities that would not have a Material Adverse Effect on Parent.

(iv) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets. Since January 1, 2024, none of Parent, to the knowledge of Parent, Parent’s independent accountants, the Board of Directors of Parent or its audit committee has received any oral or written notification of any (1) “significant deficiency” in the internal controls over financial reporting of Parent, (2) “material weakness” in the internal controls over financial reporting of Parent or (3) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(vi) Neither Parent nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its subsidiaries in Parent’s or such subsidiary’s published financial statements or other Parent SEC Documents.

(f) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it is first sent to Parent’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

(g) Absence of Certain Changes or Events.

(i) From February 1, 2026, through the date of this Agreement, other than with respect to or in connection with the transactions contemplated hereby, the businesses of Parent and its subsidiaries have been conducted in all material respects in the ordinary course of business.

(ii) From February 1, 2026, through the date of this Agreement, there have been no Changes that have had a Material Adverse Effect on Parent.

(h) Compliance with Applicable Laws.

(i) Parent and each of its subsidiaries is, and has at all times since January 1, 2024 been, in compliance with all Applicable Laws and all Orders to which Parent or any of its subsidiaries is bound, except where the failure to be in compliance would not have a Material Adverse Effect on Parent. Since January 1, 2024, none of Parent or its subsidiaries has received any written notice or, to the knowledge of Parent, other written communication from any Governmental Entity or other person regarding any actual or possible violation of, or failure to comply with, any Applicable Law, except for such actual or possible violations or failures to comply that would not have a Material Adverse Effect on Parent. Parent and its subsidiaries hold all Parent Permits, and all such Parent Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, in each case except as would not have a Material Adverse Effect on Parent.

(ii) Except as would not have a Material Adverse Effect on Parent, (A) Parent and its subsidiaries (including any of their officers, directors, and, to the knowledge of Parent, employees, agents or other person acting on their behalf) have, for the previous five years, complied fully with all applicable Anti-Corruption Laws; and (B) Parent and its subsidiaries (including their respective directors, officers and employees and, to the knowledge of Parent, agents or other persons acting on their behalf), have not corruptly, directly or indirectly: (1) used any funds for any unlawful contribution, gift, entertainment or other unlawful expenses; (2) made, offered, promised to make, or authorized the making of any gift or payment of money or anything of value either directly or indirectly to any person, or to a Governmental Official, for purposes of (a) influencing any act or decision of any person, or such Governmental Official in their official capacity, (b) inducing any person or such Governmental Official to do or omit to do any act in violation of their lawful duty, (c) securing an improper advantage or (d) inducing such person or Governmental Official to use their influence improperly including with a Governmental Entity to affect or influence any act or decision, including of such Governmental Entity, in order to obtain, retain or direct or assist in obtaining, retaining or directing business to any person; or (3) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, in each of (1) – (3) in violation of Anti-Corruption Laws, except as would not have a Material Adverse Effect on Parent. To the knowledge of Parent, there are no pending or threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against Parent or its subsidiaries with respect to any Anti-Corruption Laws. Parent has established and maintains compliance programs and reasonable internal controls and procedures designed to ensure Parent and its subsidiaries (including any of their officers, directors, employees, agents or other person associated with or acting on their behalf) do not violate Anti-Corruption Laws.

(iii) Since January 1, 2021 (and since April 24, 2019 in the case of Sanctions), each of Parent, its subsidiaries and their respective directors, officers and employees, and, to the knowledge of Parent, each entity under Parent’s and any of its subsidiaries’ control: (A) has been and is in material compliance with all U.S. Export and Import Laws and all applicable Foreign Export and Import Laws; and (B) has been and is in material compliance with all of its licenses, registrations and other authorizations for export, re-export, deemed (re)export, transfer or import required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business.

(iv) None of Parent, its subsidiaries or any of their respective directors, officers or employees, and, to the knowledge of Parent, no independent contractor or agent acting on behalf of Parent or any of its subsidiaries: (A) is or has been a person with whom transactions are prohibited under any U.S. Export and Import Law or Foreign Export and Import Law, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, His Majesty’s Treasury or any other similar Governmental Entity; (B) has violated or made a disclosure (voluntary or otherwise) regarding any actual or potential material violation of any U.S. Export and Import Law or Foreign Export and Import Law or any other similar Applicable Law; (C) has engaged in any transaction or otherwise dealt directly or indirectly with any comprehensively sanctioned country or territory (currently including Cuba, Iran, North Korea, and the Crimea, Donetsk, Luhansk, Kherson, or Zaporizhzhia regions of Ukraine) or with Syria, Russia or Belarus with respect to any goods, software or services, or any other country against which the U.S. maintains an arms embargo if the transaction involved goods, software, services or technology controlled by ITAR or (D) has employed or is currently employing at any of its facilities any national of Cuba, Iran, North Korea or Syria who is not a U.S. citizen, U.S. permanent resident, or U.S. protected person (as defined in 8 U.S.C. § 1324b(a)(3)); except, in the case of clauses (A)–(D), has not resulted in, and would not reasonably be expected to result in, individually or the aggregate, material liability to Parent and its subsidiaries, taken as a whole.

(v) Except as would not have a Material Adverse Effect on Parent, (i) since January 1, 2021, Parent, its subsidiaries and their respective directors, officers, employees and, to the knowledge of Parent, independent contractors or agents acting on behalf of Parent or any of its subsidiaries, have been in compliance with all applicable Customs & International Trade Laws, and no Governmental Entity has imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations against Parent or any of its subsidiaries in connection with any violation of any applicable Customs & International Trade Laws, (ii) from January 1, 2021 through the date of this Agreement, there have been no Actions by a Governmental Entity with respect to Parent’s or its subsidiaries’ Customs & International Trade Authorizations or compliance with applicable Customs & International Trade Laws, (iii) neither Parent, any of its subsidiaries or their respective directors, officers or employees, or, to the knowledge of Parent, any independent contractor or agent acting on behalf of Parent or any of its subsidiaries (A) is a Sanctioned Person or (B) as of the date of this Agreement, has pending or, to the knowledge of Parent, threatened claims against it, him or her with respect to applicable Sanctions and (iv) each of Parent and its subsidiaries is and, since April 24, 2019, has been, in compliance with all applicable Sanctions.

(vi) None of Parent or its subsidiaries has been cited or fined for material failure to comply with any U.S. Export and Import Law or Foreign Export and Import Law, and no material economic sanctions-related, export-related or import-related Action, investigation or inquiry is or has been pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any officer, director or employee of Parent or its subsidiaries by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

(i) Litigation. There is no Action pending or, to the knowledge of Parent, threatened in writing against or affecting Parent or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity, except for any such Action that (i) would not have a Material Adverse Effect on Parent or (ii) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated hereby. As of the date of this Agreement, neither Parent nor any of its subsidiaries is subject to any Order; except for any Order that (i) would not be material to Parent and its subsidiaries, taken as a whole or (ii) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated hereby.

(j) Benefit Plans.

(i) With respect to each material Parent Benefit Plan, Parent has made available, upon request, to the Company complete and accurate copies of such Parent Benefit Plan.

(ii) Except as would not have a Material Adverse Effect on Parent, (A) each of the Parent Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder, (B) no Parent Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA, or comparable U.S. state or foreign law, (C) all contributions or other amounts payable by Parent or its subsidiaries as of the Effective Time pursuant to each Parent Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP, (D) neither Parent nor any of its subsidiaries has engaged in a transaction in connection with which Parent or its subsidiaries would be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (E) there are no pending or, to the knowledge of Parent, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto.

(iii) Except for such matters that would not have a Material Adverse Effect on Parent, none of Parent, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six (6) years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of Parent, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv) Each of the Parent Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and, to the knowledge of Parent, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect, in any material respect, the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired.

(v) With respect to each Parent Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, a “Parent Title IV Plan”), except for matters that would not have a Material Adverse Effect on Parent, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Parent Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, (D) none of Parent, any of its subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (E) all premiums to the PBGC have been timely paid in full, (F) no liability (other than for premiums to the PBGC) has been or, to the knowledge of Parent, is expected to be incurred by Parent or any of its subsidiaries and (G) the PBGC has not instituted proceedings to terminate any such Parent Title IV Plan.

(vi) Except as would not have a Material Adverse Effect on Parent, all Parent Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) Labor and Employment Matters. Except as would not have a Material Adverse Effect on Parent, (i) there are no (and have not been during the three (3)-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of Parent or any of its subsidiaries, (ii) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries and (iii) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the knowledge of Parent, threatened in writing, with respect to any employees of Parent or any of its subsidiaries. Except as would not have a Material Adverse Effect on Parent, neither Parent nor any of its subsidiaries has received written notice during the past three (3) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and workers compensation insurance laws to conduct an investigation of Parent or any of its subsidiaries and, to the knowledge of Parent, no such investigation is in progress. Except where failure of compliance would not have a Material Adverse Effect on Parent, Parent and each of its subsidiaries is in compliance with all Applicable Laws respecting employment, discrimination in employment, equal employment, fair employment practices, terms and conditions of employment, immigration status, and occupational safety and health and employment practices.

(l) Taxes. Except for matters that would not have a Material Adverse Effect on Parent:

(i) (A) All Tax Returns required to be filed by Parent or any of its subsidiaries have been timely filed (taking into account extensions), (B) all such Tax Returns are true, complete and correct in all respects and (C) all Taxes required to be paid (including Taxes required to be withheld from payments to employees, creditors, stockholders or other third parties) by Parent or any of its subsidiaries have been paid in full, except to the extent adequate reserves, in accordance with GAAP, are reflected in the Parent Financial Statements.

(ii) There is not in force any written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Parent or any of its subsidiaries.

(iii) (A) No audits or other administrative proceedings or proceedings before any Governmental Entity are pending or threatened in writing with regard to any Taxes or Tax Return of Parent or any of its subsidiaries, and (B) no Governmental Entity is asserting any claim, assessment or deficiency for Taxes of Parent or any of its subsidiaries, except for any such claim, assessment or deficiency for which adequate reserves, in accordance with GAAP, are reflected in the Parent Financial Statements.

(iv) None of the assets of Parent or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(v) Within the past two years, neither Parent nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(vi) As of the date hereof, neither Parent nor any of its subsidiaries has taken or agreed to take any action or knows of the existence of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede the Merger from qualifying for its Intended Tax Treatment.

(vii) Parent is not an “investment company” under Section 368(a)(2)(F) of the Code.

(viii) Neither Parent nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(m) Intellectual Property.

(i) Except as would not have a Material Adverse Effect on Parent, with respect to each item of Registered IP in which Parent and its subsidiaries has (or purports to have) an ownership interest, (A) all necessary registration, maintenance and renewal fees have been paid in full and all necessary documents in connection with such Registered IP have been filed with the applicable Governmental Entity for the purposes of maintaining such Registered IP, except where Parent or its subsidiary has chosen to allow such Registered IP to expire in its reasonable business judgment; and (B) is subsisting and, to the knowledge of Parent, valid and enforceable (other than pending applications).

(ii) Except as would not have a Material Adverse Effect on Parent, (A) either Parent or one of its subsidiaries exclusively owns all right, title and interest in and to Parent IPR, in each case, free and clear of any Liens, except for Permitted Liens; (B) to the knowledge of Parent, each person who is or was involved in the creation, invention, or development of any material Intellectual Property Rights in the course of such person’s work with or for Parent or any of its subsidiaries has done so pursuant to an agreement that assigns to Parent or one of its subsidiaries any ownership rights such person may have in such Intellectual Property Rights and is bound by confidentiality provisions protecting such Intellectual Property Rights; (C) no Action is or, since January 1, 2024, has been pending or, to the knowledge of Parent, threatened, in which the ownership, scope, validity or enforceability of any Parent IPR is being or has been contested or challenged; (D) to the knowledge of Parent, no Governmental Entity, university, college, or other educational institution has or purports to have any ownership in, or rights to, any Parent IPR; and (E) since January 1, 2024, (1) each of Parent and its subsidiaries has taken and is currently taking commercially reasonable steps designed to maintain the confidentiality of its trade secrets and other confidential information, including source code, and to otherwise maintain and preserve its Parent IPR and (2) there has been no material unauthorized access or disclosure of the foregoing. Except as would not have a Material Adverse Effect on Parent, Parent and its subsidiaries have not granted any exclusive licenses to Parent IPR.

(iii) Except as would not have a Material Adverse Effect on Parent, (A) none of Parent or its subsidiaries: (1) is or has been a member or promoter of, made any submission or contribution to, or is subject to any Contract with, any Standards Organization that does or would obligate Parent or any of its subsidiaries to grant or offer a license or other right to, or otherwise impair its control of, any material Parent IPR; or (2) has received a request in writing from any person for any license or other right to any Parent IPR in connection with the activities of or any participation in any Standards Organization and (B) no Parent IPR (1) is subject to any commitment that does or would require by any Standards Organization the grant of any exclusive license or right to any person or (2) has been, is or was required to be, identified by Parent or any of its subsidiaries or any other person as essential to any Standards Organization or any standard promulgated by any Standards Organization.

(iv) Except as would not have a Material Adverse Effect on Parent, to the knowledge of Parent, Parent and its subsidiaries own or otherwise have sufficient rights in, and immediately after the Closing, will continue to own and otherwise have sufficient rights in, all Intellectual Property Rights necessary to conduct the business of Parent and its subsidiaries as currently conducted.

(v) Except as would not have a Material Adverse Effect on Parent, none of Parent, its subsidiaries, the Parent Products or the conduct of the business of Parent and its subsidiaries infringes, misappropriates or otherwise violates, or since January 1, 2024 has infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other person. Without limiting the generality of the foregoing, except as would not have a Material Adverse Effect on Parent: (A) there is no claim or Action pending or, to the knowledge of Parent, since January 1, 2024, threatened against Parent or any of its subsidiaries alleging any of the foregoing; and (B) neither Parent nor any of its subsidiaries has, since January 1, 2024, received any written notice or, to the knowledge of Parent, other communication relating to any actual infringement, misappropriation or other violation by Parent or any of its subsidiaries of any Intellectual Property Right of another person.

(vi) Except as would not have a Material Adverse Effect on Parent, (A) neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will, or would reasonably be expected to, with or without notice or lapse of time, result in the delivery, license or disclosure of (or a requirement that Parent or any of its subsidiaries or other person deliver, license, or disclose) any source code for any Parent Product or other material Parent IPR to any escrow agent and (B) no event has occurred or circumstance or condition exists that, with or without notice or lapse of time, will, or would reasonably be expected to, give rise to an obligation to deliver, license or disclose any source code for any Parent Product or other material Parent IPR to any escrow agent.

(vii) Except as would not have a Material Adverse Effect on Parent, no material Parent Software or Parent Product contains, is derived from, is distributed or made available with, or is being or was developed using Open Source Software in a manner such that the terms under which such Open Source Software is licensed impose a requirement or condition that (A) Parent or any of its subsidiaries grant a license under or to, or refrain from asserting or enforcing, its Parent IPR or (B) any other source code included in the Parent IPR or any Parent Product, or part thereof, be: (1) disclosed, distributed or made available; (2) licensed for the purpose of making derivative works; or (3) redistributable at no or minimal charge. Except as would not have a Material Adverse Effect on Parent, each of Parent and its subsidiaries has at all times since January 1, 2024, complied with, and is currently in compliance with, all of the licenses, conditions, and other requirements applicable to Open Source Software used in connection with material Parent Software or Parent Products.

(viii) Except as would not have a Material Adverse Effect on Parent, Parent and its subsidiaries are, and have at all times since January 1, 2024, been, in compliance with the following: (A) the requirements of all Applicable Laws governing privacy, data protection, or information security applicable to their collection, storage, use, transfer, disclosure, or other processing of Parent Protected Information; (B) all of their publicly available, published policies and notices relating to privacy, data protection, or information security; and (C) the privacy, data protection, or information security obligations of any Contract to which Parent or any of its subsidiaries is a party (collectively, “Parent Privacy Obligations”).

(ix) The execution and delivery of this Agreement by Parent does not, and the consummation by Parent of the transactions contemplated hereby will not, result in Parent or any of its subsidiaries being in breach of any applicable Parent Privacy Obligations, except as would not have a Material Adverse Effect on Parent. Except as would not have a Material Adverse Effect on Parent, to the knowledge of Parent, immediately following the Closing, Parent and its subsidiaries will continue to have the same rights to process Parent Protected Information as processed by Parent or its subsidiaries immediately prior to the Closing.

(x) Since January 1, 2024, Parent and its subsidiaries have taken commercially reasonable steps designed to protect Parent Protected Information in their possession or control against unauthorized and unlawful access, use, acquisition, disclosure, and other processing, except as would not have a Material Adverse Effect on Parent. To the knowledge of Parent, there is no and has been no unlawful or unauthorized: (A) access to, or other unauthorized use, acquisition, disclosure, or other processing of, Parent Protected Information in the possession or control of Parent and its subsidiaries or (B) intrusions or breaches of the security of Parent’s and its subsidiaries’ information technology systems that store, maintain, or otherwise process Parent Protected Information, except, in the case of each of clauses (A) and (B), as would not have a Material Adverse Effect on Parent.

(xi) Neither Parent nor any of its subsidiaries have, since January 1, 2024, received written notice of any Action pending or threatened against Parent or any of its subsidiaries alleging any noncompliance by Parent or any of its subsidiaries with any Parent Privacy Obligation, except as would not have a Material Adverse Effect on Parent.

(xii) Except as would not have a Material Adverse Effect on Parent, to the knowledge of Parent, no Parent IT System contains any listening or recording device of which the user or customer is not made aware, “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), disabling codes or instructions or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any material manner the operation of, or providing unauthorized access to, Parent Protected Information, information processed by such Parent IT System, or a computer system or network or other device on which such code is stored or installed; or (B) materially damaging or destroying any data or file without the user’s consent, and Parent has undertaken reasonable efforts to prevent the introduction thereof.

(xiii) Except as would not have a Material Adverse Effect on Parent: (A) Parent and its subsidiaries have used AI Technology in accordance with all Applicable Laws governing AI Technology; (B) to the knowledge of Parent, Parent or its subsidiaries have not submitted material confidential or proprietary information to AI Technologies which train their artificial intelligence models on such material confidential or proprietary information; and (C) to the knowledge of Parent, Parent or its subsidiaries have not used AI Technologies in the development of their products and services in a way that would jeopardize Parent’s or its subsidiaries’ ability to claim any material Intellectual Property Rights therein or thereto.

(n) Certain Contracts. Except for this Agreement, as of the date of this Agreement, neither Parent nor any of its subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), excluding any Parent Benefit Plan (the “Parent Material Contracts”) that was not filed or furnished with the Parent Filed SEC Documents. Except as would not have a Material Adverse Effect on Parent, as of the date hereof each Parent Material Contract is valid and binding on Parent (or, to the extent a subsidiary of Parent is a party, such subsidiary) and is in full force and effect (subject to the Enforceability Exceptions). Parent and each subsidiary of Parent have performed all obligations required to be performed by them under each Parent Material Contract, except where such noncompliance would not have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default (nor, to the knowledge of Parent, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any Parent Material Contract that has had a Material Adverse Effect on Parent. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such default has had a Material Adverse Effect on Parent.

(o) Major Customers and Suppliers.

(i) Section 4.2(o)(i) of Parent Disclosure Letter sets forth an accurate and complete list of each customer who was one of the ten (10) largest sources of revenues for Parent and its subsidiaries during fiscal year 2026, based on amounts paid or payable during such period (each, a “Parent Major Customer”). As of the date of this Agreement, neither Parent nor any of its subsidiaries has any pending material dispute with any Parent Major Customer. To the knowledge of Parent, as of the date hereof neither Parent nor any of its subsidiaries has received any written notice or other communication from any Parent Major Customer to the effect that such Parent Major Customer intends to not continue as a customer of any of Parent or any of its subsidiaries or to the effect that such Parent Major Customer intends to terminate or materially reduce the scale of the business conducted with, any of Parent and its subsidiaries.

(ii) Section 4.2(o)(ii) of Parent Disclosure Letter sets forth an accurate and complete list of each supplier who was one of the ten (10) largest suppliers of goods and services of Parent and its subsidiaries during fiscal year 2026, based on amounts paid or payable to such suppliers during such period (each, a “Parent Major Supplier”). As of the date of this Agreement, neither Parent nor any of its subsidiaries has any pending material dispute with any Parent Major Supplier. To the knowledge of Parent, as of the date hereof neither Parent nor any of its subsidiaries has received any written notice or other communication from any Parent Major Supplier to the effect that such Parent Major Supplier intends to not continue as a supplier of any of Parent or any of its subsidiaries or to the effect that such Parent Major Supplier intends to terminate or materially reduce the scale of the business conducted with any of Parent and its subsidiaries.

(p) Environmental Protection. Except for matters that would not have a Material Adverse Effect on Parent, (i) Parent and each of its subsidiaries are and have been since January 1, 2024 in compliance with all Environmental Laws, (ii) Parent and each of its subsidiaries have timely applied for, possessed and maintained all Parent Permits required under Environmental Law (“Parent Environmental Permits”), and all such Parent Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Parent and its subsidiaries are and since January 1, 2024 have been in compliance with all terms and conditions of the

Parent Environmental Permits, (iii) since January 1, 2024, none of Parent or any of its subsidiaries has received any written notice or other communication from any person that alleges that any of Parent or any of its subsidiaries is not in compliance with, or has any liability under, any Environmental Law, (iv) there has been no handling, treatment, storage, transportation, manufacture, marketing, sale, disposal or arranging for disposal of, Release, exposure of any person to, or ownership or operation of any property or facility contaminated by, any Hazardous Materials (or products or other items containing Hazardous Materials) so as to give rise to liability of Parent or any of its subsidiaries under Environmental Law, and (v) neither Parent nor any of its subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other person under Environmental Law.

(q) Real Property.

(i) Except for matters that would not have a Material Adverse Effect on Parent, Parent and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all real property owned by Parent or any of its subsidiaries (the “Parent Owned Real Property”), and good and valid leasehold title to all of real property leased, subleased or licensed, or otherwise used or occupied, by Parent or any of its subsidiaries, other than Parent Owned Real Property (the “Parent Leased Real Property” and, together with Parent Owned Real Property, the “Parent Real Property”), pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens and the Enforceability Exceptions. Except as would not have a Material Adverse Effect on Parent, there are no existing (or to the knowledge of Parent, threatened in writing) eminent domain, condemnation, or similar taking proceedings with respect to any such Parent Real Property, or other Actions or proceedings that would reasonably be likely to cause Parent or its subsidiaries to curtail or modify its manufacturing and other operations at such Parent Real Property, or that would reasonably be expected to impair such operations, or any special assessments or improvements or activities of any public or quasi-public body which may give rise to any special assessment against any Parent Real Property. With respect to all such Parent Leased Real Property, Parent and each of its subsidiaries is in compliance in all material respects with the terms and conditions of each lease therefor, and neither Parent nor any of its subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure, except as would not have a Material Adverse Effect on Parent. Except as would not have a Material Adverse Effect on Parent, Parent Real Property is in good operating condition and repair and is suitable for the conduct of the business as presently conducted therein. Except for as would not have a Material Adverse Effect on Parent, neither the operation of Parent nor any of its subsidiaries on Parent Real Property nor, to the knowledge of Parent, such Parent Real Property, violate any Applicable Law relating to such property or operations thereon. Except as would not have a Material Adverse Effect on Parent, neither Parent nor any of its subsidiaries could be required to expend more than $10,000,000 in causing any Parent Leased Real Property to comply with the surrender conditions set forth in the applicable lease and Parent expects to be able to continue to have the right to occupy Parent Leased Real Property through the remainder of the term of the applicable lease. Except as would not have a Material Adverse Effect on Parent, neither Parent nor any of its subsidiaries has received any notice from any insurance company of any defects or inadequacies in any Parent Real Property or any part thereof which could materially and adversely affect the insurability of such Parent Real Property or the premiums for the insurance thereof or requesting the performance of any repairs, alterations or other work with which compliance has not been made.

(ii) Except for matters that would not have a Material Adverse Effect on Parent, (A) Parent and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned manufacturing equipment and other tangible property, and good and valid leasehold title to all of its leased manufacturing equipment and other tangible property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens and (B) such manufacturing equipment and other tangible property is in good operating condition and repair, ordinary wear and tear, and is sufficient for the uses in which such property is presently employed.

(r) Voting Requirements. (i) The affirmative vote of the holders of a majority of the voting power of the shares of Parent Common Stock and Parent Series A Preferred Stock, voting together as a single class (with the shares of Parent Series A Preferred Stock voting on an as-converted basis), at the Parent Stockholders Meeting and entitled to vote thereon, is necessary to approve the Parent Share Issuance and (ii) the Parent Charter Amendment Approval is necessary to approve the Parent Charter Amendment (such approvals in clauses (i) and (ii) of this Section 4.2(r), the “Parent Stockholder Approvals”). Other than the vote of each of the sole stockholders of Merger Sub I and Merger Sub II contemplated by Section 6.17, the Parent Stockholder Approvals are the only vote of holders of any securities of Parent or the Merger Subs necessary to approve the Parent Share Issuance and the Parent Charter Amendment.

(s) Opinions of Financial Advisors.

(i) The Board of Directors of Parent has received the opinion of its financial advisor, Qatalyst Partners LP (“Qatalyst”), to the effect that, as of the date of such opinion, based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio to be paid by Parent pursuant to, and in accordance with, the terms of this Agreement is fair, from a financial point of view, to Parent (it being agreed that such opinion is for the benefit of the Board of Directors of Parent and, for the avoidance of doubt, may not be relied upon by the Company or any of its affiliates).

(ii) The Board of Directors of Parent has received the opinion of J.P. Morgan Securities LLC (“J.P. Morgan” and together with Qatalyst, the “Parent Financial Advisors”), to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion as set forth in the opinion, the Exchange Ratio in the Merger is fair, from a financial point of view, to Parent (it being agreed that such opinion is for the benefit of the Board of Directors of Parent and, for the avoidance of doubt, may not be relied upon by the Company or any of its affiliates).

(t) Brokers. Except for fees payable to the Parent Financial Advisor, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

(u) Merger Subs.

(i) All of the issued and outstanding capital stock of Merger Sub I is, and at the Effective Time will be, owned directly by Parent, and Merger Sub I is, and at the Effective Time will be, treated, for U.S. federal income Tax purposes, as a direct wholly owned subsidiary of Parent. Merger Sub I was formed solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its incorporation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Merger Sub I has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub I, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub I and the consummation by Merger Sub I of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub I, subject, in the case of the Merger, to the adoption of this Agreement by the sole stockholder of Merger Sub I. This Agreement has been duly executed and delivered by Merger Sub I and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Merger Sub I, enforceable against Merger Sub I in accordance with its terms, except for the Enforceability Exceptions.

(ii) All of the issued and outstanding capital stock of Merger Sub II is, and at the Effective Time will be, owned directly by Parent, and Merger Sub II is, and at the Effective Time will be, treated, for U.S. federal income Tax purposes, as a direct wholly owned subsidiary of Parent. Merger Sub II was formed solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its incorporation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Merger Sub II has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub II, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub II and the consummation by Merger Sub II of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub II, subject, in the case of the Merger, to the adoption of this Agreement by the sole stockholder of Merger Sub II. This Agreement has been duly executed and delivered by Merger Sub II and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Merger Sub II, enforceable against Merger Sub II in accordance with its terms, except for the Enforceability Exceptions.

(v) No Other Representations.

(i) Except for the representations and warranties made in this Section 4.2 or any certificate delivered pursuant to this Agreement, neither Parent nor the Merger Subs or any other person makes any express or implied representation or warranty with respect to Parent or its subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Parent and the Merger Subs hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Section 4.2 or any certificate delivered pursuant to this Agreement, neither Parent nor the Merger Subs or any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its subsidiaries or their respective businesses or (B) any other oral or written information presented, delivered or made available to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent or the Merger Subs, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii) Notwithstanding anything contained in this Agreement to the contrary, Parent and the Merger Subs acknowledge and agree that neither the Company nor any other person has made or is making, and Parent and the Merger Subs expressly disclaim reliance upon, any representations, warranties or statements relating to the Company or its subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Section 4.1 or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or the Merger Subs or any of their representatives. Without limiting the generality of the foregoing, Parent and the Merger Subs acknowledge that, except as expressly provided in Section 4.1 or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, the Merger Subs or any of their representatives.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1. Conduct of Business.

(a) Conduct of Business by the Company. Except for matters set forth in Section 5.1(a) of the Company Disclosure Letter, as required by Applicable Law, as otherwise contemplated by this Agreement or as consented to by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company (x) shall, and shall cause its subsidiaries to, use reasonable best efforts to (1) carry on their respective businesses in all material respects in the ordinary course, (2) preserve intact its material assets, properties, Company Material Contracts and business organizations, (3) keep available the services of its current officers and key employees, and (4) preserve its current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other persons with whom the Company or any of its subsidiaries has material business relations, and (y) shall not, and shall cause its subsidiaries not to:

(i) (A) other than (x) dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company and (y) payments of interest to the holders of the Company Convertible Notes in accordance with the terms of the Company Convertible Notes Indentures, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock or other equity interests, (B) split, combine, recapitalize, or reclassify any of its capital stock or other equity interests or securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests or (C) purchase, redeem or otherwise acquire any of its shares of capital stock or other equity interests or securities, including any rights, warrants or options to acquire any such shares, equity interests or other securities other than (x) the acquisition of shares upon the exercise, vesting or settlement of a Company Equity Award outstanding on the date of this Agreement (or granted after the date of this Agreement to the extent permitted by Section 5.1(a)(ii)) to pay the exercise price on a “net settlement” or “cashless exercise” basis or to satisfy withholding Taxes in accordance with the present terms thereof, (y) in connection with any forfeitures of unvested Company Equity Awards outstanding on the date of this Agreement or granted after the date of this Agreement to the extent permitted by Section 5.1(a)(ii) in accordance with the terms thereof or (z) the acquisition of shares pursuant to the Company Capped Call Confirmations in accordance with the terms thereof upon the conversion of the Company Convertible Notes;

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien, any shares of its capital stock or any other equity interests or securities, including any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity interests or securities, including Company Equity Awards (other than (A) the issuance of shares of Company Common Stock upon the exercise, vesting or settlement of Company Equity Awards outstanding as of the date of this Agreement in accordance with their present terms or granted after the date of this Agreement to the extent permitted by this Section 5.1(a)(ii), (B) upon the conversion of the Company Series A Preferred Stock outstanding as of the date of this Agreement in accordance with their terms in effect on the date of this Agreement, (C) upon the conversion of any Company Convertible Notes outstanding as of the date of this Agreement in accordance with Section 5.1(a)(vi) (including as set forth on Section 5.1(a)(vi) of the Company Disclosure Letter), (D) as required by any Company Benefit Plan in effect on the date of this Agreement or entered into or amended in accordance with the terms of this Agreement or (E) solely with respect to the capital stock, equity interests or other securities of the Company’s direct or indirect wholly owned subsidiaries, transactions solely between the Company and such wholly owned subsidiaries, or among the Company’s wholly owned subsidiaries);

(iii) (A) other than in the ordinary course of business voluntarily terminate any Company Material Contract, except for expirations upon the end of any such Company Material Contract’s then-current term in accordance with its present terms, (B) other than in the ordinary course of business and in a manner not material and adverse to the Company and its subsidiaries, taken as a whole, amend or waive any provision of any Company Material Contract or (C) (1) enter into any Contract that would have been a Company Material Contract of the type described in clauses (iii), (iv) or (vi) of Section 4.1(n) had it been in effect as of the date of this Agreement or (2) other than in the ordinary course of business, enter into any Contract that would have been any other type of Company Material Contract had it been in effect as of the date of this Agreement;

(iv) (A) acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation, (B) otherwise acquire any material assets other than in the ordinary course of business, except, in the case of each of clauses (A) and (B), (1) for transactions solely between the Company and its direct or indirect wholly owned subsidiaries, or among the Company’s direct or indirect wholly owned subsidiaries, (2) pursuant to any agreement in effect on the date hereof and made available to Parent prior to the date hereof or (3) subject to prior consultation with Parent, with respect to any acquisition for aggregate consideration that does not exceed $100,000,000 for any one transaction and does not exceed $250,000,000 in the aggregate for all transactions during the period from the date of this Agreement to the Closing Date, or (C) acquire any ownership interest in material real property;

(v) transfer, sell, lease, license, mortgage, pledge, surrender, encumber (other than Permitted Liens), divest or otherwise dispose of any material assets other than in the ordinary course of business, except for (1) transactions solely between the Company and its direct or indirect wholly owned subsidiaries, or among the Company’s direct or indirect wholly owned subsidiaries, (2) pursuant to any agreement in effect on the date hereof and made available to Parent prior to the date hereof or (3) with respect to Company IPR (which shall be governed by Section 5.1(a)(x));

(vi) (A) create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness for borrowed money of another person, or enter into any agreement to maintain any financial statement condition of another person, other than any inter-company indebtedness solely between the Company and its direct or indirect wholly owned subsidiaries, or among the Company’s direct or indirect wholly owned subsidiaries; (B) settling any Company Convertible Notes other than in accordance with Section 5.1(a)(vi) of the Company Disclosure Schedule;

(vii) other than any Action with respect to Taxes (which shall be governed by Section 5.1(a)(viii)), waive, release, assign, settle or compromise any pending or threatened (in writing) Action, if such waiver, release, assignment, settlement or compromise involves (1) the payment by the Company of an amount in excess of $10,000,000 for a single Action or $100,000,000 in the aggregate for all such Actions during the period from the date of this Agreement to the Closing Date or (2) any material restrictions on the conduct of the business by the Company or its affiliates;

(viii) (A) make, change or revoke any material Tax election, other than in the ordinary course of business, (B) change any material method of Tax accounting or Tax accounting period, (C) file any material Tax Return in a manner materially inconsistent with past practices, (D) amend any Tax Return if such amendment would reasonably be expected to result in a material Tax liability, (E) settle, compromise, or abandon any Tax claims or liabilities for amounts materially in excess of amounts reserved therefor, or (F) request or obtain any ruling with respect to Taxes from a Governmental Entity;

(ix) except as required by any Company Benefit Plan or collective bargaining or other Labor Agreement applicable to the Company or any of its subsidiaries, in each case, as in effect on the date of this Agreement, or as otherwise permitted to be adopted, entered into or amended pursuant to this Section 5.1(a)(ix), (A) increase the compensation or benefits of any current or former officer, director or other employee or individual service provider, (B) enter into, adopt, amend, or modify any Company Benefit Plan, other than (1) new employment agreements and offer letters entered into in the ordinary course of business with respect to employees below the level of vice president, that can be terminated at will and which do not provide for any new severance or compensation or benefits, or the acceleration of vesting of compensation or benefits, as a result of the Merger or the other transactions contemplated hereby or (2) any ordinary course amendment or modification to health and welfare or retirement Company Benefit Plans that do not result in a material increase in cost or obligations of the Company or any of its subsidiaries, (C) accelerate the vesting or payment of any compensation or benefits of any current or former officer, director or other employee or individual service provider, (D) grant to any current or former officer, director or other employee or individual service provider any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein, (E) hire or promote any employee at or to or above the level of vice president, or engage any individual non-employee service provider whose annual base compensation is more than $250,000, or (F) terminate any officer or any employee at or above the level of vice president or any individual non-employee service provider whose annual base cash compensation exceeds $250,000, other than terminations for cause;

(x) (A) transfer, sell, pledge, license or encumber (other than Permitted Liens) any material Company IPR other than in the ordinary course of business, except for (1) transactions solely between the Company and its direct or indirect wholly owned subsidiaries, or among the Company’s direct or indirect wholly owned subsidiaries or (2) pursuant to any agreement in effect on the date hereof and made available to Parent prior to the date hereof; or (B) waive, relinquish, abandon, forfeit, permit to lapse, terminate or cancel any material Company IPR or take any action or fail to take any action if the taking of or failure to take such action would, or would reasonably be expected to, result in any of the foregoing, other than in connection with the exercise of the reasonable business judgment of the Company in the ordinary course of business;

(xi) change any of its material financial accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the Exchange Act or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization); or (B) as required by Applicable Law;

(xii) make any payment of, commitment for or accrual of aggregate capital expenditures for any twelve (12)-month period that are greater than 120% of the amount set forth on Section 5.1(a)(xii) of the Company Disclosure Letter;

(xiii) (A) amend the Certificate of Incorporation of the Company or Bylaws of the Company or (B) adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization (other than transactions solely among the Company’s wholly owned direct and indirect subsidiaries); or

(xiv) authorize, or commit or agree to take, any of the foregoing actions.

(b) Conduct of Business by Parent. Except for matters set forth in Section 5.1(b) of the Parent Disclosure Letter, as required by Applicable Law, as contemplated by this Agreement, or as otherwise consented to by the Company in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Parent (x) shall, and shall cause its subsidiaries to, use reasonable best efforts to (1) carry on their respective businesses in all material respects in the ordinary course, (2) preserve intact its material assets, properties, Parent Material Contracts and business organizations, (3) keep available the services of its current officers and key employees, and (4) preserve its current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other persons with whom Parent or any of its subsidiaries has material business relations and (y) shall not, and shall cause its subsidiaries not to:

(i) (A) other than (x) Parent’s regular quarterly cash dividends as set forth in Section 5.1(b)(i) of the Parent Disclosure Letter that are consistent with Parent’s past practice, including with respect to record and payment dates for such dividends, and (y) dividends and distributions by a direct or indirect wholly owned subsidiary of Parent to Parent or another wholly owned subsidiary of Parent, declare, set aside or pay any dividends on, make any other distributions in respect of any of its capital stock or other equity interests or (B) split, combine, recapitalize, or reclassify any of its capital stock or other equity interests or securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any shares of its capital stock or any other equity interests or securities, including any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity interests or securities, (other than (A) Parent Equity Awards issued in the ordinary course of business, (B) the issuance of shares of Parent Common Stock upon the exercise, vesting or settlement of Parent Equity Awards, outstanding as of the date of this Agreement in accordance with their present terms or granted after the date of this Agreement to the extent permitted by this Section 5.1(a)(ii), (C) upon the conversion of the Parent Series A Preferred Stock outstanding as of the date of this Agreement in accordance with their terms in effect on the date of this Agreement; (D) as required by any Parent Benefit Plan in effect on the date of this Agreement or entered into or amended in accordance with the terms of this Agreement, (E) issuances of Parent Common Stock in connection with the exercise of Parent Warrants that are outstanding as of the date hereof in accordance with the terms thereof,

(F) issuances of Parent Common Stock as contingent consideration in an acquisition transaction based on arrangements in effect as of the date hereof and disclosed in the Parent SEC Documents and (G) solely with respect to the capital stock, equity interests or other securities of Parent’s direct or indirect wholly owned subsidiaries, transactions solely between Parent and such wholly owned subsidiaries, or among Parent’s wholly owned subsidiaries);

(iii) change any of its material financial accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the Exchange Act or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;

(iv) (A) amend the Certificate of Incorporation of Parent (other than the Parent Charter Amendment and the Parent Series B Certificate of Designation) or Bylaws of Parent or (B) adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization (other than transactions solely among Parent’s wholly owned direct and indirect subsidiaries); or

(v) authorize, or commit or agree to take, any of the foregoing actions.

(c) No Right to Control or Direct Operations. Nothing contained in this Agreement is intended to give Parent or the Merger Subs, directly or indirectly, the right to control or direct the operations of the Company or its subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or its subsidiaries prior to the Effective Time, in each case, in violation of Applicable Law. Prior to the Effective Time, each of Parent, the Merger Subs and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.

(d) Process Related to Affirmative Covenants and Forbearance Covenants.

(i) If the Company or any of its subsidiaries desire to take an action that would be prohibited by Section 5.1(a) without the prior approval of Parent, then, prior to taking such action, the Company and its subsidiaries (in lieu of the procedure outlined in Section 9.2) may request consent by sending an email to each of the individuals listed in Section 5.1(d)(i) of the Parent Disclosure Letter specifying, in reasonable detail, the action proposed to be taken (or omitted from being taken). Any of the individuals listed in Section 5.1(d)(i) of the Parent Disclosure Letter may grant consent on behalf of Parent by email.

(ii) If Parent or any of its subsidiaries desire to take an action that would be prohibited by Section 5.1(b) without the prior approval of the Company, then, prior to taking such action, Parent and its subsidiaries (in lieu of the procedure outlined in Section 9.2) may request consent by sending an email to each of the individuals listed in Section 5.1(d)(ii) of the Company Disclosure Letter specifying, in reasonable detail, the action proposed to be taken (or omitted from being taken). Any of the individuals listed in Section 5.1(d)(ii) of the Company Disclosure Letter may grant consent on behalf of the Company by email.

Section 5.2. No Solicitation by the Company.

(a) Immediately following the execution of this Agreement, the Company shall cease and terminate, shall cause its controlled affiliates, and its and their directors and officers to cease and terminate, and shall use reasonable best efforts to cause its other Representatives to cease and terminate, any existing solicitation of, or discussions or negotiations with, any Company Third Party relating to any Company Alternative Transaction. Except as otherwise expressly permitted pursuant to this Section 5.2, the Company shall not, and shall cause its controlled affiliates and its and their officers and directors, not to, and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate the submission of any Company Alternative Transaction Proposal, or any inquiry, indication of interest, proposal or offer that is or would reasonably be expected to result in a Company Alternative Transaction Proposal (except to notify a Company Third Party of the existence of this Section 5.2(a)), (ii) participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its subsidiaries, or afford access to the business, properties, assets, books, records or Representatives of the Company or any of its subsidiaries to, or otherwise knowingly cooperate with, any Company Third Party, with respect to any Company Alternative Transaction Proposal, or any inquiry, indication of interest, proposal or offer that is or would reasonably be expected to result in a Company Alternative Transaction Proposal, or (iii) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to a Company Alternative Transaction; provided that, if, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company determines in good faith (after consultation with its outside counsel and financial advisors) that a Company Alternative Transaction Proposal made after the date of this Agreement that did not result from a material breach of this Section 5.2(a) constitutes or would reasonably be expected to result in a Company Superior Proposal, subject to compliance with Section 5.2(d) (including prior written notice in accordance with the terms thereof) and pursuant to a Company Acceptable Confidentiality Agreement, the Company and its Representatives may (A) furnish information with respect to the Company and its subsidiaries to the Company Third Party making such proposal (and its Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such person) and (B) participate in discussions or negotiations regarding such Company Alternative Transaction Proposal with the Company Third Party making such proposal and its Representatives. Within forty-eight (48) hours after the execution of this Agreement, the Company shall (1) request in writing that each person that has heretofore executed a confidentiality agreement in connection with its consideration of a potential Company Alternative Transaction within twelve (12) months prior to the execution of this Agreement promptly destroy or return to the Company all information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in connection therewith and (2) terminate access to any physical or electronic data rooms with respect to a potential Company Alternative Transaction by such person and its Representatives.

(b) Except as permitted by Section 5.2(c) or Section 5.2(e), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to Parent, the Company Board Recommendation, (ii) endorse, approve or recommend, or propose publicly to endorse, approve or recommend, any Company Alternative Transaction Proposal or any Company Alternative Transaction, (iii) fail to include in the Joint Proxy Statement the Company Board Recommendation, (iv) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock, within ten (10) business days after the commencement of such offer (or, if earlier, at least two (2) business days prior to the Company Stockholders Meeting); or (v) fail to publicly reaffirm the Company Board Recommendation within ten (10) business days of Parent’s written request to do so (or, if earlier, at least two (2) business days prior to the Company Stockholders Meeting) following the public announcement of any Company Alternative Transaction Proposal (or any material amendment of any such Company Alternative Transaction Proposal, including any change to the price or form of consideration) (provided that if such announcement is made fewer than three (3) business days prior to such meeting, then, notwithstanding the foregoing, the Board of Directors of the Company shall have at least one (1) business day to make such reaffirmation); provided, that the Board of Directors of the Company shall not be required to make such reaffirmation more than one time with respect to any particular Company Alternative Transaction or with respect to any material amendment thereto, including any change to the price or form of consideration (any action or failure to act in clauses (i) through (v) being referred to as a “Company Recommendation Change”).

(c) Notwithstanding the foregoing, in the event that, prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that a Company Alternative Transaction Proposal made after the date of this Agreement that did not arise from a material breach of Section 5.2(a), is a Company Superior Proposal, the Board of Directors of the Company may (i) effect a Company Recommendation Change, or (ii) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into a Specified Company Agreement with respect to such Company Superior Proposal, in each case, if, and only if, (A) the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (B) the Company has (1) provided prior written notice to Parent to the effect that the Board of Directors of the Company has received a written Company Alternative Transaction Proposal that has not been withdrawn; (2) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Company Alternative Transaction Proposal constitutes a Company Superior Proposal; (3) resolved to effect a Company Recommendation Change or to terminate this Agreement pursuant to Section 8.1(h); and (4) provided Parent with a copy of the proposed definitive agreements and other proposed transaction documentation with respect to such Company Alternative Transaction Proposal (including copies of any agreements, commitments or instruments with respect to the financing thereof), and the identity of the person making such Company Alternative Transaction Proposal, (C) the Company has complied in all material respects with Section 5.2(d) with respect to such Company Alternative Transaction Proposal, (D) for a period of four (4) business days following the notice delivered pursuant to clause (B) of this Section 5.2(c), the Company shall have discussed and negotiated in good faith, and made the Company’s Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate) with Parent’s Representatives, any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the Company Alternative Transaction Proposal is no longer a Company Superior Proposal; provided that any amendment to any material term or condition of any Company Alternative Transaction Proposal shall require a new notice and a new negotiation period that shall expire on the later to occur of (I) three (3) business days following delivery of such new notice from the Company to Parent, and (II) the expiration of the original four (4) business day period, and (E) following the end of such negotiation period, the Board of Directors of the Company shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement by Parent, that (x) the Company Alternative Transaction Proposal that is the subject of the notice described in clause (B) above still constitutes a Company Superior Proposal, and (y) the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law.

(d) In addition to the obligations of the Company set forth in Section 5.2(a) and Section 5.2(c), the Company shall promptly, and in any event within twenty-four (24) hours of receipt thereof, advise Parent in writing of any Company Alternative Transaction Proposal, or any inquiry, indication of interest, proposal or offer that would reasonably be expected to result in a Company Alternative Transaction Proposal, the identity of the person making such Company Alternative Transaction Proposal or such inquiry, indication of interest, proposal or offer, the material terms thereof and copies of all portions documents and substantive written communications received by the Company or any of its Representatives with respect thereto, in each case that contain terms and conditions thereto (or, as applicable, a summary of any substantive verbal communications received by the Company or any of its Representatives with respect thereto). The Company shall (i) keep Parent reasonably informed of the status and details of any such Company Alternative Transaction Proposal or such inquiry, indication of interest, proposal or offer on a reasonably current basis, including any amendments or proposed amendments to the material terms thereof, and (ii) provide to Parent as soon as reasonably practicable after receipt or delivery thereof copies of all substantive written communications that contain terms and conditions thereto and all drafts of definitive documentation exchanged between the Company or its subsidiaries or any of their Representatives, on the one hand, and any person making such Company Alternative Transaction Proposal or such inquiry, indication of interest, proposal or offer, on the other hand (or, as applicable, a summary of any substantive verbal communications with respect thereto).

(e) Other than in connection with a Company Alternative Transaction Proposal (which shall be subject to Section 5.2(c)), prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may, in response to a Company Intervening Event, make a Company Recommendation Change pursuant to clause (i), clause (iii) or clause (v) of the definition thereof, if, and only if, (A) the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (B) the Company has notified Parent in writing that it intends to effect a Company Recommendation Change pursuant to this Section 5.2(e), including the reasons therefor in reasonable detail, (C) for a period of four (4) business days following the notice delivered pursuant to clause (B) of this Section 5.2(e), the Company shall have discussed and negotiated in good faith and made the Company’s Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate) with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to effect a Company Recommendation Change would no longer be inconsistent with its fiduciary duties under Applicable Law; provided that any change to the material facts and circumstances relating to such Company Intervening Event shall require a new notice and a new negotiation period that shall expire on the later to occur of (I) three (3) business days following delivery of such new notice from the Company to Parent and (II) the expiration of the original four (4) business day period, and (D) following the end of such negotiation period, the Board of Directors of the Company shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement by Parent, that the failure to effect a Company Recommendation Change would still be inconsistent with its fiduciary duties under Applicable Law.

(f) Nothing contained in this Section 5.2 shall prohibit or restrict the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder and (ii) making any required disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided, that the Company expressly reaffirms the Company Board Recommendation in any such public disclosure, other than such a “stop, look and listen” statement or similar communication; provided, further, that the Company shall not effect a Company Recommendation Change other than pursuant to Section 5.2(c) or Section 5.2(e).

(g) Any action by (i) any controlled affiliate of the Company or any director or officer of the Company or any of its controlled affiliates or any of the Company Financial Advisors, or (ii) any other Representative of the Company or any of its subsidiaries to the extent the Company authorizes, or knowingly permits such action that, in each case, if taken by the Company would be a breach of this Section 5.2, shall be deemed to constitute a breach by the Company of this Section 5.2 provided that any action by any Company Financial Advisor shall not constitute a breach of this Section 5.2 by the Company for the purposes of Section 7.2(b), Section 7.2(d) or Section 8.1(c) unless the Company authorizes, or knowingly permits, such action.

Section 5.3. No Solicitation by Parent.

(a) Immediately following the execution of this Agreement, Parent shall cease and terminate, shall cause its controlled affiliates, and its and their directors and officers to cease and terminate, and shall use reasonable best efforts to cause its other Representatives to cease and terminate, any existing solicitation of, or discussions or negotiations with, any Parent Third Party relating to any Parent Alternative Transaction. Except as otherwise expressly permitted pursuant to this Section 5.3, Parent shall not, and shall cause its controlled affiliates and its and their officers and directors not to, and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate the submission of any Parent Alternative Transaction Proposal, or any inquiry, indication of interest, proposal or offer that is or would reasonably be expected to result in a Parent Alternative Transaction Proposal (except to notify a Parent Third Party of the existence of this Section 5.3(a)), (ii) participate in any discussions or negotiations with, furnish any nonpublic information relating to Parent or any of its subsidiaries, or afford access to the business, properties, assets, books, records or Representatives of Parent or any of its subsidiaries to, or otherwise knowingly cooperate with, any Parent Third Party, with respect to any Parent Alternative Transaction Proposal, or any inquiry, indication of interest, proposal or offer that is or would reasonably be expected to result in a Parent Alternative Transaction Proposal, or (iii) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to a Parent Alternative Transaction; provided that, if, at any time prior to obtaining the Parent Stockholder Approvals, the Board of Directors of Parent determines in good faith (after consultation with its outside counsel and financial advisors) that a Parent Alternative Transaction Proposal made after the date of this Agreement that did not result from a material breach of this Section 5.3(a) constitutes or would reasonably be expected to result in a Parent Superior Proposal, subject to, compliance with Section 5.3(d) (including prior written notice in accordance with the terms thereof) and pursuant to a Parent Acceptable Confidentiality Agreement, Parent and its Representatives may (A) furnish information with respect to Parent and its subsidiaries to the Parent Third Party making such proposal (and its Representatives) (provided that all such information has previously been provided to the Company or is provided to the Company prior to or concurrently with the time it is provided to such person) and (B) participate in discussions or negotiations regarding such Parent Alternative Transaction Proposal with the Parent Third Party making such proposal and its Representatives. Within forty-eight (48) hours after the execution of this Agreement, Parent shall (1) request in writing that each person that has heretofore executed a confidentiality agreement in connection with its consideration of a potential Parent Alternative Transaction within twelve (12) months prior to the execution of this Agreement promptly destroy or return to Parent all information heretofore furnished by Parent or any of its Representatives to such person or any of its Representatives in connection therewith and (2) terminate access to any physical or electronic data rooms with respect to a potential Parent Alternative Transaction by such person and its Representatives.

(b) Except as permitted by Section 5.3(c) or Section 5.3(e), neither the Board of Directors of Parent nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to the Company, the Parent Board Recommendation, (ii) endorse, approve or recommend, or propose publicly to endorse, approve or recommend, any Parent Alternative Transaction Proposal or any Parent Alternative Transaction, (iii) fail to include in the Joint Proxy Statement the Parent Board Recommendation, (iv) fail to recommend against acceptance of any tender offer or exchange offer for the Parent Common Stock, within ten (10) business days after the commencement of such offer (or, if earlier, at least two (2) business days prior to the Parent Stockholders Meeting), or (v) fail to publicly reaffirm the Parent Board

Recommendation within ten (10) business days of the Company’s written request to do so (or, if earlier, at least two (2) business days prior to the Parent Stockholders Meeting) following the public announcement of any Parent Alternative Transaction Proposal (or any material amendment of any such Parent Alternative Transaction Proposal, including any change to the price or form of consideration) (provided that if such announcement is made fewer than three (3) business days prior to such meeting, then, notwithstanding the foregoing, the Board of Directors of Parent shall have at least one (1) business day to make such reaffirmation); provided, that the Board of Directors of Parent shall not be required to make such reaffirmation more than one time with respect to any particular Parent Alternative Transaction or with respect to any material amendment thereto, including any change to the price or form of consideration (any action or failure to act in clauses (i) through (v) being referred to as a “Parent Recommendation Change”).

(c) Notwithstanding the foregoing, in the event that, prior to obtaining the Parent Stockholder Approvals, the Board of Directors of Parent determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that a Parent Alternative Transaction Proposal made after the date of this Agreement that did not arise from a material breach of Section 5.3(a), is a Parent Superior Proposal, the Board of Directors of Parent may (i) effect a Parent Recommendation Change, or (ii) authorize Parent to terminate this Agreement pursuant to Section 8.1(g) to enter into a Specified Parent Agreement with respect to such Parent Superior Proposal, in each case, if, and only if, (A) the Board of Directors of Parent determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (B) Parent has (1) provided prior written notice to the Company to the effect that the Board of Directors of Parent has received a written Parent Alternative Transaction Proposal that has not been withdrawn; (2) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Parent Alternative Transaction Proposal constitutes a Parent Superior Proposal; (3) resolved to effect a Parent Recommendation Change or to terminate this Agreement pursuant to Section 8.1(g); and (4) provided the Company with a copy of the proposed definitive agreements and other proposed transaction documentation with respect to such Parent Alternative Transaction Proposal (including copies of any agreements, commitments or instruments with respect to the financing thereof), and the identity of the person making such Parent Alternative Transaction Proposal, (C) Parent has complied in all material respects with Section 5.3(d) with respect to such Parent Alternative Transaction Proposal, (D) for a period of four (4) business days following the notice delivered pursuant to clause (B) of this Section 5.3(c), Parent shall have discussed and negotiated in good faith, and made Parent’s Representatives available to discuss and negotiate in good faith (in each case to the extent the Company desires to negotiate) with the Company’s Representatives, any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the Parent Alternative Transaction Proposal is no longer a Parent Superior Proposal; provided that any amendment to any material term or condition of any Parent Alternative Transaction Proposal shall require a new notice and a new negotiation period that shall expire on the later to occur of (I) three (3) business days following delivery of such new notice from Parent to the Company and (II) the expiration of the original four (4) business day period, and (E) following the end of such negotiation period, the Board of Directors of Parent shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement by the Company, that (x) the Parent Alternative Transaction Proposal that is the subject of the notice described in clause (B) above still constitutes a Parent Superior Proposal and (y) the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law.

(d) In addition to the obligations of Parent set forth in Section 5.3(a) and Section 5.3(c), Parent shall promptly, and in any event within twenty-four (24) hours of receipt thereof, advise the Company in writing of any Parent Alternative Transaction Proposal, or any inquiry, indication of interest, proposal or offer that would reasonably be expected to result in a Parent Alternative Transaction Proposal, the identity of the person making such Parent Alternative Transaction Proposal or such inquiry, indication of interest, proposal or offer, the material terms thereof and copies of all portions of documents and substantive written communications received by Parent or any of its Representatives with respect thereto, in each case that contain terms and conditions thereto (or, as applicable, a summary of any substantive verbal communications received by Parent or any of its Representatives with respect thereto). Parent shall (i) keep the Company reasonably informed of the status and details of any such Parent Alternative Transaction Proposal or such inquiry, indication of interest, proposal or offer on a reasonably current basis, including any amendments or proposed amendments to the material terms thereof, and (ii) provide to the Company as soon as reasonably practicable after receipt or delivery thereof copies of all substantive written communications that contain terms and conditions thereto and all drafts of definitive documentation exchanged between Parent or its subsidiaries or any of their Representatives, on the one hand, and any person making such Parent Alternative Transaction Proposal or such inquiry, indication of interest, proposal or offer, on the other hand (or, as applicable, a summary of any substantive verbal communications with respect thereto).

(e) Other than in connection with a Parent Alternative Transaction Proposal (which shall be subject to Section 5.3(c)), prior to obtaining the Parent Stockholder Approvals, the Board of Directors of Parent may, in response to a Parent Intervening Event, make a Parent Recommendation Change pursuant to clause (i), clause (iii) or clause (v) of the definition thereof if, and only if, (A) the Board of Directors of Parent determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (B) Parent has notified the Company in writing that it intends to effect a Parent Recommendation Change pursuant to this Section 5.3(e), including the reasons therefor in reasonable detail, (C) for a period of four (4) business days following the notice delivered pursuant to clause (B) of this Section 5.3(e), Parent shall have discussed and negotiated in good faith and made Parent’s Representatives available to discuss and negotiate in good faith (in each case to the extent the Company desires to negotiate) with the Company’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to effect a Parent Recommendation Change would no longer be inconsistent with its fiduciary duties under Applicable Law; provided that any change to the material facts and circumstances relating to such Parent Intervening Event shall require a new notice and a new negotiation period that shall expire on the later to occur of (I) three (3) business days following delivery of such new notice from Parent to the Company and (II) the expiration of the original four (4) business day period, and (D) following the end of such negotiation period, the Board of Directors of Parent shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement by the Company, that the failure to effect a Parent Recommendation Change would still be inconsistent with its fiduciary duties under Applicable Law.

(f) Nothing contained in this Section 5.3 shall prohibit or restrict Parent from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder and (ii) making any required disclosure to the stockholders of Parent if the Board of Directors of Parent determines in good faith, after consultation with its outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided, that Parent expressly reaffirms the Parent Board Recommendation in any such public disclosure, other than such a “stop, look and listen” statement or similar communication; provided, further, that Parent shall not effect a Parent Recommendation Change other than pursuant to Section 5.3(c) or Section 5.3(e).

(g) Any action by (i) any controlled affiliate of Parent or any director or officer of Parent or any Parent Financial Advisor or (ii) any other Representative of Parent or any of its subsidiaries to the extent Parent authorizes, or knowingly permits such action that, in each case, if taken by Parent would be a breach of this Section 5.3, shall be deemed to constitute a breach by Parent of this Section 5.3; provided that any action by any Parent Financial Advisor shall not constitute a breach of this Section 5.3 by the Parent for the purposes of Section 7.3(b), Section 7.3(d) or Section 8.1(d) unless the Company authorizes, or knowingly permits, such action.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

(a) As soon as practicable following the date of this Agreement, the Company and Parent shall jointly prepare the Form S-4, in which the Joint Proxy Statement shall be included as a prospectus, and Parent shall file the Form S-4 with the SEC. Each of the Company and Parent shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company and Parent shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Joint Proxy Statement received from the SEC. Parent and the Company shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Joint Proxy Statement prior to filing such with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Form S-4 or the Joint Proxy Statement shall be made without the approval of both the Company and Parent, which approval shall not be unreasonably withheld, conditioned or delayed; provided that, with respect to documents filed by a party that are incorporated by reference in the Form S-4 or the Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; and provided, further, that this approval right shall not apply with respect to information relating to a Company Recommendation Change or a Parent Recommendation Change, as applicable, made in compliance with this Agreement. The Company shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders, and Parent shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party shall advise the other parties, promptly after it receives notice thereof, of the time when each of the Form S-4 has become effective, of the time when any supplement or amendment to the Form S-4 has been filed, of the issuance of any stop order with respect to the Form S-4, or of any request by the SEC for amendment of the Form S-4 or comments on the Form S-4 and responses thereto or requests by the SEC for additional information relating thereto. If at any time prior to the Effective Time any information relating to the Company, Parent or any of their respective affiliates, officers or directors, is discovered by the Company or Parent that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company and Parent.

(b) The Company shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) in accordance with the DGCL and Nasdaq rules for the purpose of obtaining the Company Stockholder Approval and shall, subject to the provisions of Section 5.2(c) and Section 5.2(e), through its Board of Directors, recommend to its stockholders the adoption of this Agreement. Notwithstanding anything in this Agreement to the contrary (including any Company Recommendation Change), unless this Agreement is terminated in accordance with Article VIII, the Company shall hold the Company Stockholders Meeting and submit the adoption and approval of this Agreement and the Merger for approval by the stockholders of the Company and shall, without limiting Section 5.2, use reasonable best efforts, and cause its Representatives to use reasonable best efforts, to obtain from the stockholders of the Company the Company Stockholder Approval at the Company Stockholders Meeting. The Company may only postpone or adjourn the Company Stockholders Meeting (i) to solicit additional proxies if necessary for the purpose of obtaining the Company Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting; provided that the Company shall postpone or adjourn the Company Stockholders Meeting up to two (2) times for up to thirty (30) calendar days each time upon the reasonable request of Parent.

(c) Parent shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) in accordance with the DGCL and Nasdaq rules for the purpose of obtaining the Parent Stockholder Approvals and shall, subject to the provisions of Section 5.3(c) and Section 5.3(e), through its Board of Directors, recommend to its stockholders the approval of the Parent Charter Amendment and the Parent Share Issuance. Notwithstanding anything in this Agreement to the contrary (including any Parent Recommendation Change), unless this Agreement is terminated in accordance with Article VIII, Parent shall hold the Parent Stockholders Meeting and submit the Parent Charter Amendment and the Parent Share Issuance for approval by the stockholders of Parent and shall, without limiting Section 5.3, use reasonable best efforts, and cause its Representatives to use reasonable best efforts, to obtain from the stockholders of Parent the Parent Stockholder Approvals at the Parent Stockholders Meeting. Parent may only postpone or adjourn the Parent Stockholders Meeting (i) to solicit additional proxies if necessary for the purpose of obtaining the Parent Stockholder Approvals, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholders Meeting; provided, that Parent shall postpone or adjourn the Parent Stockholders Meeting up to two (2) times for up to thirty (30) calendar days each time upon the reasonable request of the Company.

(d) The Company and Parent shall use reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

(e) The only matters to be voted upon at each of the Company Stockholders Meeting and the Parent Stockholders Meeting are (i) the adoption of this Agreement, in the case of the Company Stockholders Meeting, and the Parent Charter Amendment and the Parent Share Issuance, in the case of the Parent Stockholders Meeting, (ii) any adjournment or postponement of the Company Stockholders Meeting or the Parent Stockholders Meeting, as applicable, and (iii) any other matters that are required by Applicable Law.

(f) If a holder of shares of Company Series A Preferred Stock has made a timely and valid Preferred Stock Election in accordance with Section 3.1(a)(ii), Parent shall, prior to the Closing, file the Parent Series B Certificate of Designation with the Secretary of State of the State of Delaware.

Section 6.2. Access to Information; Confidentiality. Subject to the Confidentiality Agreement and subject to Applicable Law, and solely for the purposes of consummating the Merger and good faith integration planning, upon reasonable notice, each party shall, and shall cause its subsidiaries to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all of its and their respective properties, books, Contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party), and during such period, each party shall, and shall cause its subsidiaries to, furnish promptly to the other party all information concerning its and their business, properties and personnel as such other party may reasonably request; provided, that the foregoing shall not require the Company, Parent or their respective subsidiaries to disclose any information pursuant to this Section 6.2 to the extent that (i) in the reasonable good faith judgment of such party, any Applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party, (iii) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege, or (iv) disclosure of any such information would result in the disclosure of any valuations of the Company or Parent in connection with the transactions contemplated hereby or portions of the minutes of the meetings of the Board of Directors of the Company or the Board of Directors of Parent or any committee thereof (including any presentations or other materials prepared by or for the Board of Directors of the Company or the Board of Directors of Parent or any committee thereof) where the Board of Directors of the Company or the Board of Directors of Parent or such committee, as applicable, discussed the transactions contemplated hereby or any similar transaction between the Company or Parent and any other person, or would result in the disclosure of any information that is reasonably pertinent to a litigation or other dispute where Parent or any of its affiliates, on the one hand, and the Company or any of its affiliates, on the other hand, are adverse parties; provided, further, that, with respect to the foregoing clauses (i) through (iii), the Company or Parent, as applicable, shall use its reasonable best efforts to (A) obtain the required consent of any third party necessary to provide such disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other party and (C) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege. No review pursuant to this Section 6.2 shall affect any representation or warranty given by the other party hereto. Any information provided or made available pursuant to this Section 6.2 shall be governed by the terms and conditions of the Confidentiality Agreement.

Section 6.3. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, Parent and the Company will cooperate with each other and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement, and in any event prior to the Outside Date, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable: (i) the obtaining of all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, Orders, expirations or terminations of waiting periods and other confirmations from any Governmental Entity that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents with Governmental Entities that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (iii) the taking of all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid an Action by, any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and (iv) defending any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement, including the Merger, performed or consummated by each party in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Entity vacated or reversed. Each of Parent and the Company shall, in consultation and cooperation with the other (A) as promptly as reasonably practicable, but in no event later than 15 business days from the date of this Agreement, make its respective filing under the HSR Act, and (B) as promptly as practicable, but in no event later than as required by Applicable Law, make any other filings under any Regulatory Law set forth in Section 7.1(c) of the Parent Disclosure Letter and any other applications and filings as reasonably determined by Parent or the Company (in good faith consultation with each other) under other applicable Regulatory Laws with respect to the transactions contemplated by this Agreement. Neither Parent nor the Company will (1) withdraw any such filings or applications or (2) agree to any extension of any waiting period or commit not to consummate the Merger for any period of time, in each case without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

(b) In connection with and without limiting the efforts referenced in Section 6.3(a), each of the parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the actions, communications, decisions and strategy for obtaining any consents, clearances, registrations, approvals, permits, waivers, expirations or terminations of waiting periods and authorizations, under the HSR Act and any other Regulatory Law; provided that Parent shall, after consulting with the Company and considering in good faith the views of the Company, have final decision-making authority with respect to such actions, communications, decisions and strategy.

(c) Each party shall (i) promptly notify the other parties of any substantive communication to that party from any Governmental Entity regarding this Agreement, the Merger or the other transactions contemplated hereby and, subject to Applicable Law, permit the other parties to review, reasonably in advance, any written communication or presentation proposed to be submitted to any Governmental Entity with respect to the foregoing and consider in good faith any comments such other party may provide thereto; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry under any Regulatory Law or any other Applicable Law in connection with this Agreement or the Merger and the other transactions contemplated hereby unless in each case it consults with the other parties in advance and, to the extent reasonably practicable and permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all filings (other than Item 4(c) and Item 4(d) documents as defined in the HSR Act) on a “counsel only” basis and material correspondences and communications (and memoranda setting forth the substance thereof) between them and their respective affiliates and representatives, on the one hand, and any Governmental Entity or members or their respective staffs, on the other hand, with respect to any Regulatory Law or any other Applicable Law in connection with this Agreement. The parties hereto shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any Regulatory Law or any other Applicable Law in connection with this Agreement or the Merger and the other transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto (and each of their respective affiliates) may, as each reasonably deems necessary or advisable: (x) designate any competitively sensitive material provided to the others under this Section 6.3(c) as “outside counsel only” and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written consent is obtained in advance from the source of the materials; and (y) redact documents and information provided to the others under this Section 6.3(c) as necessary to comply with Applicable Law, or as necessary to avoid adversely impacting or jeopardizing any legal privilege; provided that the parties shall use reasonable best efforts to provide such documents or information in such alternative manner as would comply with Applicable Law and would not impact or jeopardize any legal privilege.

(d) In furtherance of and without limiting the efforts referenced in Section 6.3(a), Parent and the Company, along with their respective subsidiaries and affiliates, shall, to the extent necessary to avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any Governmental Entity so as to enable the consummation of the Merger as promptly as practicable, and in any event by the Outside Date: (A) agree to hold separate, sell, license, divest, restructure or otherwise dispose of any of the businesses or properties or assets of Parent, the Company or any of their respective subsidiaries, (B) terminate, amend or assign any contractual rights or obligations, joint venture or other legal partnership or relationship, (C) grant any right or commercial or other accommodation to (including a modification to existing terms), or enter into any contractual or other commercial relationship with or for the benefit of, any third party (including agreeing to minimum supply, pricing or other similar commitments to third parties) or (D) impose any restrictions, requirements or any behavioral, commercial or other limitations on Parent or any of its subsidiaries or the Company or any of its subsidiaries with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets (clauses (A) through (D), a “Remedial Action”); provided that, notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its subsidiaries shall be required to effect, agree to effect or propose to effect any Remedial Action that (1) would reasonably be expected to be material (in an adverse manner) to the business of Parent and the Company and their respective subsidiaries, taken as a whole, or (2) is not conditioned upon the consummation of the Merger (any such Remedial Action in clauses (1) or (2), a “Burdensome Condition”). The Company and its subsidiaries shall not effect, agree to effect or propose to effect any Remedial Action without the prior written consent of Parent. The Company and its applicable subsidiaries shall agree to effect any Remedial Action relating to the Company and its subsidiaries as directed by Parent; provided that any such action is conditioned upon the consummation of the Merger. Each of Parent and the Company shall not, and shall cause each of its subsidiaries and affiliates not to, acquire or agree to acquire any business or securities of any person that offers products or services competitive with the businesses of Parent or the Company, if such acquisitions would reasonably be expected to make it materially more likely that the expiration of any waiting period under the HSR Act or any approval from any Governmental Entity necessary to consummate the Merger pursuant to the terms of this Agreement does not occur, is not obtained or is materially delayed.

Section 6.4. Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of the Company and its subsidiaries (the “D&O Indemnified Parties”) as provided in the Certificate of Incorporation of the Company, the Bylaws of the Company, the governing or organizational document of any subsidiary of the Company or any indemnification contract between such D&O Indemnified Parties and the Company or any of its subsidiaries (in each case, as in effect on or prior to the date of this Agreement and, in the case of any indemnification contracts, (i) to the extent made available to Parent prior to the date of this Agreement or (ii) that are between the Company or its subsidiaries on, the one hand, and any of their respective current or former directors or officers, on the other hand, and are substantially consistent with the form of indemnification contract filed in the Company’s SEC Documents) shall survive the Merger and shall continue in full force and effect and shall cause the Surviving Corporation or the Second Surviving Corporation, as applicable, and its subsidiaries (including by providing sufficient funds) to honor and fulfill, in all respects, the obligations of the Company and its subsidiaries in respect of such rights to indemnification and exculpation. For a period of six (6) years from the Effective Time, the Surviving Corporation or the Second Surviving Corporation, as applicable, shall, and Parent shall cause the Surviving Corporation or the Second Surviving Corporation, as applicable, to, maintain in effect the exculpation, indemnification and advancement of expenses at least as favorable as the provisions of the Certificate of Incorporation of the Company, the Bylaws of the Company and the governing or organizational document of any subsidiary of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided that all rights to indemnification in respect of any claim made (or notification to Parent that a D&O Indemnified Party intends to make a claim) for indemnification within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation or the Second Surviving Corporation, as applicable, and its subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.4.

(b) From and after the Effective Time, Parent and the Second Surviving Corporation shall jointly and severally indemnify and hold harmless each person who is or was a director or executive officer (for the purposes of this provision, “executive officer” includes those who, while serving as a director or executive officer of the Company, is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, including service with respect to an employee benefit plan) of the Company or any of its subsidiaries (each, together with such person’s heirs, successors, executors, administrators or personal or legal representatives, an “Indemnified Party”), against all obligations to pay any threatened, asserted, pending or completed judgment, damages, settlement, losses, liabilities, or fine or penalty, interest and reasonable expenses (including legal expenses and other reasonable expenses that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in this Section 6.4) incurred in connection with any Action (such amounts, the “Claim Expenses”, and such claims made against any Indemnified Party, a “D&O Claim”), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, by reason of the fact that the Indemnified Party is or was an executive officer, director or employee of the Company or its subsidiaries, or an executive officer, director or employee of another entity or Company Benefit Plan if such service was at the request of the Company, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent provided for under Applicable Law, the organizational documents of the Company and its subsidiaries and indemnification agreements of the Company and its subsidiaries in existence as of the date hereof. From and after the Effective Time, Parent shall advance to such Indemnified Party the Claim Expenses incurred by the Indemnified Party in connection with any D&O Claim prior to its final disposition, and such advancement shall be made as soon as reasonably practicable, but in any event no later than 30 days, after the receipt by Parent or the Surviving Corporation of a written statement or statements requesting such advances from time to time (which shall include invoices received by such Indemnified Party in connection with such Claim Expenses but, in the case of invoices in connection with legal services, to the extent any references to legal work performed or to expenditure made that would cause the Indemnified Party to waive any privilege accorded by Applicable Law, such references shall not be included with the invoice); provided that any such advances shall be unsecured and interest free and made without regard to the Indemnified Party’s ability to repay such advances; provided, further, any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by Parent or the Surviving Corporation; provided, further, that Parent or the Surviving Corporation shall not be obligated to make any advancement to the extent advancement is prohibited by Applicable Law, the organizational documents of the Company and its subsidiaries or any indemnification agreement in existence as of the date hereof to which such person and the Company or any of its subsidiaries is a party.

(c) Prior to the Effective Time, the Company shall use reasonable best efforts to, or, if the Company is unable to, Parent shall cause the Surviving Corporation or the Second Surviving Corporation, as applicable, as of or after the Effective Time to, purchase a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time, and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation or the Second Surviving Corporation, as applicable, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided that the Company shall not pay, and the Surviving Corporation or the Second Surviving Corporation, as applicable, shall not be required to pay, in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of such “tail” policy; provided, further, that if the cost of such “tail” policy exceeds such amount, the Company, the Surviving Corporation or the Second Surviving Corporation, as applicable, shall obtain a policy with the greatest comparable coverage available for a cost not exceeding such amount.

(d) The covenants contained in this Section 6.4 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such person is entitled, whether pursuant to Applicable Law, Contract or otherwise.

(e) In the event that Parent, the Surviving Corporation or the Second Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent, the Surviving Corporation or the Second Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4.

Section 6.5. Consents; No Consent Fee. Upon the terms and subject to the conditions set forth in this Agreement, Parent and its subsidiaries, on the one hand, and the Company and its subsidiaries, on the other hand, will use their respective reasonable best efforts to (a) seek to obtain all consents, waivers and approvals and (b) deliver all notifications, in each case pursuant to any Company Material Contracts in connection with this Agreement and the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation and the Second Surviving Corporation of such Company Material Contracts as of and following the consummation of the Merger; provided that without the prior written consent of Parent, neither the Company nor any of its respective subsidiaries or affiliates will grant or offer to grant any accommodation or concession (financial or otherwise), make or commit to make any payment or increased payment, or provide any additional security (including a guaranty) to any such third party in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement.

Section 6.6. Fees and Expenses. Except as set forth in Section 8.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 6.7. Public Announcements. The Company, Parent and the Merger Subs shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the first sentence of this Section 6.7 shall not apply with respect to (a) any such press release or public statement as may be required by Applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the party making the release or statement has used its reasonable best efforts to consult with the other party prior to such issuance, (b) a Company Recommendation Change (or any responses thereto), a Parent Recommendation Change (or any responses thereto) or in connection with a communication made pursuant to Section 5.2(f) or Section 5.3(f) (or any responses thereto), (c) any disclosure of information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby, (d) any such content that has been previously consented to by the other party, or otherwise exempted from this Section 6.7, to the extent replicated in whole or in part in any subsequent press release or other announcement, and (e) any public statement regarding the Merger in response to questions from the press, analysts, investors or those attending industry conferences, or to internal announcements to employees, so long as any such statement substantially reiterates (or is consistent with) previous press releases, public disclosures or public statements made jointly by the parties and otherwise in compliance with this Section 6.7 and do not reveal material nonpublic information regarding this Agreement or the transactions contemplated by this Agreement.

Section 6.8. Nasdaq Listing. Parent shall use reasonable best efforts to cause the Parent Common Stock issuable under Article III to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date. The Company will cooperate with Parent as reasonably requested by Parent with respect to the listing on Nasdaq and use reasonable best efforts to promptly furnish to Parent all information concerning itself and its members that may be required or reasonably requested in connection with any action contemplated by this Section 6.8.

Section 6.9. Certain Tax Matters.

(a) For U.S. federal income Tax purposes, Parent, the Merger Subs and the Company (i) intend that the First Merger and the Second Merger, taken together, constitute an integrated plan and shall qualify as a single “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and the Treasury Regulations promulgated thereunder, and (ii) hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code. Each of Parent, the Merger Subs and the Company shall not, and shall not permit or cause any of its respective subsidiaries to, take any action that could, or agree to take any action that could, reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. Each of Parent and the Company shall promptly notify the other party if, at any time before the Effective Time, Parent or the Company, as the case may be, becomes aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. Unless otherwise required by a change in Applicable Law after the date hereof or a determination within the meaning of Section 1313(a) of the Code, (x) the parties shall treat, for U.S. federal and applicable state and local income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (y) no party shall take any position for Tax purposes inconsistent therewith and (z) the parties shall comply with all reporting and recordkeeping requirements applicable to the Merger that are prescribed by the Code, the Treasury Regulations and forms, instructions or other publications of the IRS, including the recordkeeping and information-filing requirements prescribed by Treasury Regulations Section 1.368-3. Notwithstanding any provision in this Agreement to the contrary, none of Parent, the Company or any subsidiary of either Parent or the Company shall have any liability or obligation to any holder of Company Capital Stock should the Merger fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) The Company shall use reasonable best efforts to cause Davis Polk & Wardwell LLP (or such other nationally recognized counsel as may be reasonably acceptable to the Company and Parent), counsel to the Company (“Company’s Counsel”), to render any opinion as to the U.S. federal income tax treatment of the Merger required in connection with the Form S-4. Parent and the Company shall use reasonable best efforts to deliver to Company’s Counsel one or more customary representation letters with respect to the qualification of the Merger for the Intended Tax Treatment and customary related matters, in form and substance reasonably satisfactory to Company’s Counsel, at such time (or times) as Company’s Counsel shall reasonably request, which may include (i) the date of the declaration of effectiveness of the Form S-4 by the SEC, (ii) on such other date (or dates) as determined reasonably necessary by Company’s Counsel in connection with the preparation and filing of the Form S-4, (iii) at the Effective Time and (iv) on such other dates as determined reasonably necessary or appropriate by Company’s Counsel. Each of Parent and the Company shall also use its reasonable best efforts to provide such other information as reasonably requested by Company’s Counsel for purposes of rendering any opinion with respect to the qualification of the Merger for the Intended Tax Treatment and customary related matters.

(c) Prior to the Closing, the Company shall deliver to Parent (i) an original signed statement from the Company, that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) and reasonably satisfactory to Parent, and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably satisfactory to Parent.

Section 6.10. Takeover Statutes. If any antitakeover or similar statute or regulation is or may become or purports to be applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall, to the extent permissible under Applicable Law, (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.11. Employee Benefits.

(a) Each party hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of the Company Equity Plans and other Company Benefit Plans containing change in control provisions will occur as of the Effective Time.

(b) For a period of twelve (12) months following the Closing, Parent shall, or shall cause the Surviving Corporation, the Second Surviving Corporation or any other affiliate of Parent that employs the Continuing Employee to, provide to each Continuing Employee during any period of such Continuing Employee’s employment with Parent, the Surviving Corporation, the Second Surviving Corporation or one of their respective affiliates following the Closing (i) taking into account in the payments contemplated by Section 6.11(f), base salary or wage rate (as applicable) and target cash incentive opportunity that are not less favorable, in the aggregate, than the base compensation and target cash incentive compensation opportunities provided to such Continuing Employee immediately prior to the Closing, (ii) severance benefits no less favorable than the greater of (A) those described in Section 6.11(b) of the Company Disclosure Letter and (B) those provided by Parent or an applicable subsidiary to its similarly situated employees and (iii) retirement, health and welfare employee benefits (excluding any equity incentive awards) substantially comparable to either (at Parent’s election) (x) retirement, health and welfare employee benefits provided to similarly situated employees of Parent or (y) retirement, health and welfare employee benefits of the Company as of immediately prior to Closing.

(c) To the extent that any employee benefit plan of Parent (together, the “New Plans”) replaces any Company Benefit Plan or is made available to the Continuing Employee on or following the Closing, Parent shall cause such Continuing Employee to receive full credit for all service with the Company prior to the Closing for all purposes (including for eligibility to participate, benefits accrual rate, vesting and entitlement to (or level of) benefits where length of service is relevant); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause the Surviving Corporation or the Second Surviving Corporation, as applicable, to) ensure that, if permitted under the New Plans (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under any such New Plan which replaces coverage under a comparable Company Benefit Plan in which such Continuing Employee participates immediately before the Closing (such plans, collectively, the “Old Plans”); (ii) for purposes of each New Plan providing health or welfare benefits to any Continuing Employee, all waiting periods, pre-existing condition limitations and/or exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan will be waived for such Continuing Employee and his or her covered dependents to the extent they did not apply to the Continuing Employee under the corresponding Old Plan, (iii) any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan (ending on the date of such employee’s participation in the corresponding New Plan begins) will be given full credit under such New Plan for purposes of satisfying all deductible, co-payments, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iv) the accounts of such Continuing Employees under any New Plan that is a flexible spending plan are credited with any unused balance in the account of such Continuing Employee under the applicable Old Plan.

(d) Nothing contained in this Agreement shall, or shall be construed so as to, (i) prevent or restrict in any way the right of Parent to terminate, reassign, promote or demote any employee, consultant, director or other service provider (or to cause any of the foregoing actions) at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such employee, consultant, director or other service provider at any time following the Closing, (ii) constitute an amendment or modification of any Company Benefit Plan or other employee benefit plan, (iii) create any third-party rights in any such current or former employee, consultant, director or other service provider (including any beneficiary or dependent thereof) or (iv) obligate Parent or any of its affiliates to adopt, maintain or continue any particular plan or program or other compensatory or benefits arrangement at any time or prevent Parent or any of its affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

(e) Company 401(k) Plan. If requested by Parent in writing no later than ten (10) business days prior to the Closing Date, the Company shall cause each Company Benefit Plan that is intended to qualify under Section 401(k) of the Code (each, a “Company 401(k) Plan”) to be terminated, effective no later than the day immediately preceding the Closing Date and contingent on the Closing, pursuant to resolutions of the Company’s Board of Directors (or an appropriate committee thereof), the form and substance of which shall be subject to the prior review and approval of Parent (not to be unreasonably withheld, conditioned or delayed). The Company shall deliver to Parent evidence of such resolutions prior to the Closing Date. If a Company 401(k) Plan is terminated in accordance with this Section 6.11(e), effective as of the Closing, Parent shall use reasonable best efforts to permit each Continuing Employee who, as of immediately prior to the Closing, was eligible to participate in a Company 401(k) Plan, to be eligible to participate in a Parent Benefit Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Parent 401(k) Plan”) effective as of, or as soon as administratively feasible following, the Closing Date, and Parent shall use reasonable best efforts to cause the Parent 401(k) Plan to accept the rollover of account balances (including the in-kind rollover of promissory notes evidencing outstanding participant loans that are not in default) from the applicable Company 401(k) Plan to the Parent 401(k) Plan for each Continuing Employee who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code.

(f) Short-Term Incentives. To the extent the short-term incentive bonuses for the performance period in which the Effective Time occurs (or the immediately preceding performance period) remain unpaid as of immediately prior to Closing (whether Closing occurs in such performance period in which the Effective Time occurs or thereafter), the Company or Parent (or one of their subsidiaries) shall pay, no later than thirty (30) days following the Closing Date, or, if requested by Parent no later than 10 business days prior to closing, the Company (or one of its subsidiaries) shall pay at the Closing, to each employee of the Company or its subsidiaries who remains employed as of immediately prior to the Closing, a pro-rata bonus under the Company’s short-term performance bonus program for such applicable performance period in which the Effective Time occurs (or the immediately preceding performance period) calculated based on the portion of the performance period the employee was employed through and including the Closing Date and in an amount equal to the incentive award earned by such employee based on the actual level of performance through the latest practicable date prior to the Effective Time as reasonably determined by the Compensation Committee and as provided under such incentive plan (with such determination made based upon a good faith estimate of projected full-period results) (the “Short-Term Incentives”).

(g) Section 280G. (i) At least thirty (30) days prior to the anticipated Closing Date, and again not later than five (5) business days prior to the Closing Date, the Company shall deliver to Parent a schedule, together with supporting calculations, prepared by an accounting or valuation firm identified by the Company to Parent prior to the date of this Agreement, identifying each “disqualified individual” (within the meaning of Section 280G of the Code) and setting forth, for each such individual, the payments and benefits that could constitute “parachute payments” (within the meaning of Section 280G of the Code) as a result of the Merger (alone or together with any other event), including under the Company’s Change in Control and Severance Benefits Plan, any Company Equity Plan and any employment, offer letter or other agreement, the individual’s “base amount,” and the estimated excise tax under Section 4999 of the Code and estimated lost deduction. (ii) The Company shall (A) provide Parent a reasonable opportunity to review and comment on such calculations, (B) consider Parent’s comments in good faith, and (C) cooperate with Parent in good faith to evaluate and, to the extent permitted by Applicable Laws and the terms of the applicable arrangements, implement applicable mitigation measures reasonably agreed by the parties.

(h) Employee Communications. Prior to the Closing, the Company shall not, and shall cause its subsidiaries not to, deliver any material written communication, or any broad-based oral communication, to Continuing Employees regarding their post-Closing compensation, benefits or terms of employment without first providing Parent a reasonable opportunity to review and comment and obtaining Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 6.12. Section 16(b). The Company and Parent shall each take all such steps as are reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection herewith by any individual who (a) is a director or officer of the Company or (b) at the Effective Time will become a director or officer of Parent, in each case to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13. Certain Litigation. Each party shall promptly advise the other of any litigation commenced after the date hereof against such party or any of its directors or officers (in their capacity as such) by any stockholders of such party (on their own behalf or on behalf of such party) relating to this Agreement or the transactions contemplated hereby, and shall keep the other parties reasonably informed regarding any such litigation. Such party shall give the other parties the opportunity to participate in the defense or settlement of any such stockholder litigation (at such other party’s expense), and no such settlement shall be agreed to without the other party’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.14. Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall use its reasonable best efforts to facilitate the commencement of the delisting of the Company and of the shares of Company Common Stock from Nasdaq as promptly as practicable after the Effective Time. Prior to the Effective Time, the Company shall not voluntarily delist the Company Common Stock from Nasdaq.

Section 6.15. Payoff Letters. To the extent requested in writing by Parent at least ten business days prior to the Closing Date, the Company shall, and shall cause each of its subsidiaries to, use reasonable best efforts to obtain customary payoff letters and Lien release documentation (the “Payoff Letters”) from (a) the lenders under the Company Loan Agreement and (b) to the extent reasonably requested by Parent, the holders of other existing indebtedness for borrowed money of the Company and its subsidiaries, in each case, providing for the payoff, discharge and termination of such indebtedness (or, with respect to existing letters of credit or swap agreements, the replacement, cash collateralization, or backstop thereof) on the Closing Date and, in each case, other than customary indemnity obligations that expressly survive by their terms. Notwithstanding anything to the contrary herein, in no event shall this Section 6.15 require the Company or any of its subsidiaries to (x) cause the termination or repayment of any indebtedness of the Company and its subsidiaries unless the Closing shall have occurred, or (y) incur any liability in connection with the terminations of any such indebtedness that is effective prior to the occurrence of the Closing.

Section 6.16. Convertible Notes; Capped Call Confirmations. The Company will use reasonable best efforts to comply in all materials respects with the terms of the Company Convertible Notes and Company Capped Call Confirmations and (a) use reasonable best efforts to give all notices and take all other actions that may be required under the Company Convertible Notes Indentures or the Company Capped Call Confirmations or under Applicable Law (it being agreed that the Company will provide copies of any such notice to Parent at least three business days prior to delivering any such notice), and will use reasonable best efforts to consult with Parent prior to taking any action with respect to the Company Convertible Notes or the Company Capped Call Confirmations not required by the terms of the Company Convertible Notes, the Company Convertible Notes Indentures, or the Company Capped Call Confirmations; (b) use reasonable best efforts to provide all assistance reasonably requested by Parent (which will not require any payment by the Company or its subsidiaries) that are customary or necessary in connection therewith, including the execution and delivery (including to one or more trustees) by the Company, its subsidiaries or their Representatives (as applicable) of customary officers’ certificates, supplemental indentures (including as and to the extent required by the Company Convertible Notes Indentures, to provide that on and after the Effective Time, each holder of Company Convertible

Notes shall have the right to convert such Company Convertible Notes into the Common Stock Merger Consideration in accordance with, and subject to, the provisions of the Company Convertible Notes Indenture governing the conversion of the Company Convertible Notes) and any other documents required to be delivered in connection therewith and the delivery of Parent’s counsel of opinions of counsel to each trustee under such Company Convertible Notes Indenture required by such Company Convertible Notes; (c) use reasonable efforts, if requested by Parent, to take all actions required to facilitate the settlement of the Company Capped Call Confirmations in connection with the Closing (it being understood that (i) any such settlement will be subject to the terms of the Company Capped Call Confirmations, as such terms may be amended or modified from time to time in accordance with the following clause (d) and (ii) no such settlement will be effective prior to, and any such settlement shall be contingent on the occurrence of, the Effective Time); and (d) not amend, modify or terminate the Company Capped Call Confirmations without first consulting with Parent (other than any modification, adjustment or termination made by counterparties to the Company Capped Call Confirmations without the need for consent of or agreement by the Company pursuant to the terms of the Company Capped Call Confirmations) (and should Parent so request, the Company shall engage, at Parent’s expense, the services of a hedging advisor in connection with the foregoing).

Section 6.17. Merger Subs Approval. Promptly following the execution of this Agreement, Parent shall take all action necessary to cause this Agreement and the First Merger to be adopted by the sole stockholder of Merger Sub I and this Agreement and the Second Merger to be adopted by the sole stockholder of Merger Sub II.

Section 6.18. Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent, at or prior to the Effective Time, resignations, effective upon the Effective Time, executed by each director of the Company and its subsidiaries in office immediately prior to the Effective Time.

Section 6.19. Notice of Certain Events. Each of the Company and Parent shall use reasonable best efforts to promptly notify the other of:

(a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Entity (A) in connection with the transactions contemplated hereby (other than such communications contemplated in Section 6.3, which shall be governed by such section) or (B) in connection with any material violation or alleged material violation by the applicable party of Applicable Law or any material Company Permit; and

(c) any Actions commenced or, to its knowledge, threatened in writing against, the Company or any of its subsidiaries or Parent and any of its subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that challenge the consummation of the transactions contemplated hereby;

provided that the delivery of any notice pursuant to this Section 6.19 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that (i) the Company’s failure of compliance with this Section 6.19 shall not be taken into account for purposes of determining the satisfaction of the condition referred to in Section 7.2(b) (including with respect to the termination rights pursuant to Section 8.1(c)) and (ii) Parent’s failure of compliance with this Section 6.19 shall not be taken into account for purposes of determining the satisfaction of the condition referred to in Section 7.3(b) (including with respect to the termination rights pursuant to Section 8.1(d)).

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. Each of the Company Stockholder Approval and the Parent Stockholder Approvals shall have been obtained.

(b) HSR Act. The waiting period under the HSR Act solely applicable to the acquisition of the Company by Parent pursuant to the Merger (or any mutually agreed extension of such waiting period or mutually agreed commitment not to consummate the Merger for any period of time) shall have expired or early termination thereof shall have been granted (“HSR Approval”).

(c) Other Approvals. Any waiting period relating to the consummation of the Merger or any authorization or consent from a Governmental Entity required to be obtained with respect to the Merger, in each case as set forth on Section 7.1(c) of the Parent Disclosure Letter shall have expired or shall have been obtained and shall remain in full force and effect, as applicable (collectively, together with the HSR Approval, the “Required Regulatory Approvals”).

(d) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Applicable Law shall have been enacted, promulgated or enforced after the date of this Agreement (such Applicable Law or Order as described in clauses (i) or (ii) below, a “Legal Restraint”) in each case, that (whether temporary or permanent) is then in effect and has the effect of (i) restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Merger, other than any Regulatory Law or any Order under a Regulatory Law that (A) does not relate to a Required Regulatory Approval and (B) is not enforced by, or issued by, a Governmental Entity in a jurisdiction set forth on Section 7.1(d) of the Parent Disclosure Letter (a “Material Operations Jurisdiction” and any such Order or Regulatory Law in a Material Operations Jurisdiction, an “Other Regulatory Law”) or (ii) unless waived in writing by Parent, imposing or requiring, individually or in the aggregate, a Burdensome Condition under any Regulatory Law (and Parent has not accepted such Burdensome Condition in writing).

(e) Registration Statement. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or any Actions by the SEC seeking a stop order.

(f) Stock Exchange Listings. The shares of Parent Common Stock to be issued in the Parent Share Issuance shall have been approved for listing on Nasdaq.

(g) Amendments to Parent Certificate of Incorporation. (i) The Parent Charter Amendment, and (ii) if a Preferred Stock Election has been validly and timely made pursuant to Section 3.1(a)(ii), the Parent Series B Certificate of Designation, shall have been duly filed with the Secretary of State of the State of Delaware.

Section 7.2. Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver, in whole or in part (to the extent permitted by Applicable Law), of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.1(a)(i), Section 4.1(b)(i), Section 4.1(b)(ii)(A)(x), Section 4.1(c)(ii), Section 4.1(c)(iv), Section 4.1(c)(v), Section 4.1(s), Section 4.1(t) and Section 4.1(u) (A) to the extent qualified by “materiality” or “Material Adverse Effect,” shall be true and correct in all respects (giving effect to such qualification) as of the Closing as though made as of the Closing (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date); and (B) to the extent not qualified by “materiality” or “Material Adverse Effect,” shall be true and correct in all material respects as of the Closing as though made at the Closing (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) the representations and warranties of the Company contained in Section 4.1(c)(i) and Section 4.1(c)(iii) shall be true and correct in all respects as of the Closing as though made at the Closing, except, in each case, for any de minimis inaccuracies, (iii) the representations and warranties of the Company contained in Section 4.1(g)(ii) shall be true and correct in all respects as of the Closing as though made at the Closing; and (iv) each of the representations and warranties of the Company contained in this Agreement (other than those referenced in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifiers contained therein) shall be true and correct as of the Closing as though made at the Closing (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except, in each case, where the failure to be so true and correct would not result in a Material Adverse Effect on the Company.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there has not been a Material Adverse Effect on the Company that is continuing.

(d) Officer’s Certificate. Parent shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver, in whole or in part, of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 4.2(a)(i), Section 4.2(b)(i), Section 4.2(b)(ii)(A)(x), Section 4.2(c)(ii), Section 4.2(c)(iv), Section 4.2(c)(v), Section 4.2(r), Section 4.2(s) and Section 4.2(t) (A) to the extent qualified by “materiality” or “Material Adverse Effect,” shall be true and correct in all respects (giving effect to such qualification) as of the Closing as though made as of the Closing (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date); and (B) to the extent not qualified by “materiality” or “Material Adverse Effect,” shall be true and correct in all material respects as of the Closing as though made at the Closing (except to the extent such representations and warranties expressly

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relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) the representations and warranties of Parent contained in Section 4.2(c)(i) and Section 4.2(c)(iii) shall be true and correct in all respects as of the Closing as though made at the Closing, except, in each case, for any de minimis inaccuracies, (iii) the representations and warranties of Parent contained in Section 4.2(g)(ii) shall be true and correct in all respects as of the Closing as though made at the Closing; and (iv) each of the representations and warranties of Parent contained in this Agreement (other than those referenced in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifiers contained therein) shall be true and correct as of the Closing as though made at the Closing (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except, in each case, where the failure to be so true and correct would not result in Material Adverse Effect on Parent.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there has not been a Material Adverse Effect on Parent that is continuing.

(d) Officer’s Certificate. The Company shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Parent to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger shall not have been consummated by 11:59 p.m. Pacific Time on November 1, 2027 (the “Outside Date”); provided that (A) if the Closing shall not have occurred by November 1, 2027, and if on that date any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) (in the case of Section 7.1(d), solely as a result of any Legal Restraint under Regulatory Laws) shall not have been satisfied or waived, but all other conditions to Closing set forth in Section 7.1, Section 7.2, and Section 7.3 shall have been satisfied or waived (other than those that by their terms are to be satisfied at the Closing and are capable of being satisfied if the Closing were to occur on such date), then the Outside Date shall automatically, without any action on the part of the parties hereto, be extended to 11:59 p.m. Pacific Time on February 1, 2028; (B) if the Outside Date shall have been extended pursuant to the foregoing clause (A) to February 1, 2028, and if on that date any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) (in the case of Section 7.1(d), solely as a result of any Legal Restraint under Regulatory Laws) shall not have been satisfied or waived but all other conditions to Closing set forth in Section 7.1, Section 7.2, and Section 7.3 shall have been satisfied or waived (other than those that by their terms are to be satisfied at the Closing and are capable of being satisfied if the Closing were to occur on such date), then the Outside Date shall automatically, without any action on the part of the parties hereto, be extended to 11:59 p.m.

Pacific Time on May 1, 2028, and (C) if the Outside Date shall have been extended pursuant to the foregoing clauses (A) and (B) to May 1, 2028, and if on that date any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) (in the case of Section 7.1(d), solely as a result of any Legal Restraint under Regulatory Laws) shall not have been satisfied or waived but all other conditions to Closing set forth in Section 7.1, Section 7.2, and Section 7.3 shall have been satisfied or waived (other than those that by their terms are to be satisfied at the Closing and are capable of being satisfied if the Closing were to occur on such date), then the Outside Date shall automatically, without any action on the part of the parties hereto, be extended to 11:59 p.m. Pacific Time on August 1, 2028; and, in each case of clauses (A), (B) and (C), as applicable, such date shall be the “Outside Date” for purposes of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if a breach by such party of any of its obligations under this Agreement has been the principal cause of, or principally resulted in, the failure of the Closing to have occurred on or before the Outside Date;

(ii) the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting or at any adjournment or postponement thereof;

(iii) the Parent Stockholder Approvals shall not have been obtained upon a vote taken thereon at the Parent Stockholders Meeting or at any adjournment or postponement thereof;

(iv) (A) prior to the Effective Time, any Governmental Entity of competent jurisdiction shall have issued, entered, enacted, promulgated or enforced any Legal Restraint that would cause the failure of the condition set forth in Section 7.1(d) to be satisfied, and such Legal Restraint shall have become final and non-appealable, or (B) any expiration, authorization or consent from a Governmental Entity required to be obtained pursuant to Section 7.1(b) or Section 7.1(c) shall have been denied and such denial shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to a party if a breach by such party of its obligations under Section 6.3 has been the principal cause of, or principally resulted in the issuance of such Legal Restraint, or the denial of such expiration, authorization or consent (it being understood that Parent and the Merger Subs shall be deemed a single party for purposes of this provision);

(c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would cause the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, and (ii) is incapable of being cured by the Company or is not cured by the earlier of (x) within thirty (30) days after written notice thereof from Parent and (y) prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to Parent if Parent or either Merger Sub is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would cause the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would cause the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, and (ii) is incapable of being cured by Parent or is not cured by the earlier of (x) within thirty (30) days after written notice thereof from the Company and (y) prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would cause the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied;

(e) by Parent, at any time prior to the receipt of the Company Stockholder Approval, if a Company Recommendation Change shall have occurred;

(f) by the Company, at any time prior to the receipt of the Parent Stockholder Approvals, if a Parent Recommendation Change shall have occurred;

(g) by Parent, at any time prior to the receipt of the Parent Stockholder Approvals, if (i) Parent has received a Parent Superior Proposal; (ii) the Board of Directors of Parent has authorized Parent to enter into a definitive agreement providing for a Parent Superior Proposal (a “Specified Parent Agreement”); (iii) Parent has complied in all material respects with Section 5.3 (without giving effect to any materiality qualifiers contained therein) with respect to such Parent Superior Proposal; and (iv) substantially concurrently with such termination, Parent pays, or causes to be paid, to the Company or its designee, the Termination Fee pursuant to Section 8.2(c)(ii); and

(h) by the Company, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Company has received a Company Superior Proposal; (ii) the Board of Directors of the Company has authorized the Company to enter into a definitive agreement providing for a Company Superior Proposal (a “Specified Company Agreement”); (iii) the Company has complied in all material respects with Section 5.2 (without giving effect to any materiality qualifiers contained therein) with respect to such Company Superior Proposal; and (iv) substantially concurrently with such termination, the Company pays, or causes to be paid, to Parent or its designee, the Termination Fee pursuant to Section 8.2(b)(ii).

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other party, specifying the provision hereof pursuant to which such termination is effected.

Section 8.2. Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 8.2, the last sentence of Section 6.2, Section 6.6 and Article IX shall survive any such termination of this Agreement and no such termination shall relieve either party from any liability or obligation under such provisions, (ii) the Confidentiality Agreement and the Clean Team Agreement shall survive any such termination and nothing herein shall relieve any party from any liability or obligation thereunder, and (iii) nothing contained herein shall relieve any party from liability for any Willful Breach or fraud.

(b) If this Agreement is terminated:

(i) by Parent pursuant to Section 8.1(e), or by either Parent or the Company pursuant to Section 8.1(b)(ii) at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(e);

(ii) by the Company pursuant to Section 8.1(h); or

(iii) by Parent or the Company pursuant to Section 8.1(b)(ii) or by Parent pursuant to Section 8.1(c), as a result of a breach of the Company’s covenants set forth in Section 5.2 or Section 6.1 and (A) prior to the Company Stockholders Meeting, in the case of a termination pursuant to Section 8.1(b)(ii), or prior to the time of such breach by the Company, in the case of a termination pursuant to Section 8.1(c), there shall have been publicly made or disclosed to the stockholders of the Company generally, or any person shall have publicly announced an intention (whether or not conditional) to make, or in the case of a termination pursuant to Section 8.1(c), there shall otherwise have been made known to the Board of Directors of the Company, any Company Alternative Transaction Proposal, and (B) within twelve (12) months of termination of this Agreement, (x) the Company or any of its subsidiaries enters into a definitive agreement with any Company Third Party with respect to any Company Alternative Transaction or (y) any Company Alternative Transaction is consummated; provided, that for purposes of this Section 8.2(b)(iii), the term Company Alternative Transaction shall have the meaning assigned to the term in Section 9.3, except that all references to “20%” shall be deemed replaced with “50%”;

then the Company shall pay to Parent a termination fee of $2,900,000,000 (the “Company Termination Fee”) not later than, in the case of clause (i), two (2) business days following the termination of this Agreement, in the case of clause (ii), concurrently with the termination of this Agreement and, in the case of clause (iii), two (2) business days after the earlier of the date such definitive agreement with respect to any Company Alternative Transaction is entered into and the date any such Company Alternative Transaction is consummated.

(c) If this Agreement is terminated:

(i) by the Company pursuant to Section 8.1(f), or by either the Company or Parent pursuant to Section 8.1(b)(iii) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(f);

(ii) by Parent pursuant to Section 8.1(g); or

(iii) by the Company or Parent pursuant to Section 8.1(b)(iii) or by the Company pursuant to Section 8.1(d) as a result of a breach of Parent’s covenants set forth in Section 5.3 or Section 6.1, and (A) prior to the Parent Stockholders Meeting, in the case of a termination pursuant to Section 8.1(b)(iii), or prior to the time of such breach by Parent, in the case of a termination pursuant to Section 8.1(d), there shall have been publicly made or disclosed to the stockholders of Parent generally, or any person shall have publicly announced an intention (whether or not conditional) to make, or in the case of a termination pursuant to Section 8.1(d), there shall otherwise have been made known to the Board of Directors of Parent, any Parent Alternative Transaction Proposal, and (B) within twelve (12) months of termination of this Agreement, (x) Parent or any of its subsidiaries enters into a definitive agreement with any Parent Third Party with respect to any Parent Alternative Transaction, or (y) any Parent Alternative Transaction is consummated; provided that, for purposes of this Section 8.2(c)(iii), the term Parent Alternative Transaction shall have the meaning assigned to the term in Section 9.3, except that all references to “20%” shall be deemed replaced with “50%”;

then Parent shall pay to the Company a termination fee of $5,800,000,000 (the “Parent Termination Fee” and, each of the Parent Termination Fee and the Company Termination Fee, a “Termination Fee”) not later than, in the case of clause (i), two (2) business days following the termination of this Agreement, in the case of clause (ii), concurrently with the termination of this Agreement and, in the case of clause (iii), two (2) business days after the earlier of the date such definitive agreement with respect to any Parent Alternative Transaction is entered into and the date that such Parent Alternative Transaction is consummated.

(d) If this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.1(b)(i), (ii) by Parent pursuant to Section 8.1(b)(iv)(A) solely as a result of a Legal Restraint under an Other Regulatory Law, (iii) by the Company pursuant to Section 8.1(b)(iv)(A) solely as a result of a Legal Restraint under a Regulatory Law (other than a Legal Restraint under an Other Regulatory Law if Parent irrevocably waives in writing such Legal Restraint as a condition to Closing) or (iv) by Parent or the Company pursuant to Section 8.1(b)(iv)(B), and, in each case of clauses (i), (ii), (iii) and (iv), as of such termination, the only conditions to Closing set forth in Section 7.1, Section 7.2 or Section 7.3 that have not been satisfied (other than those that by their terms are to be satisfied at the Closing and are capable of being satisfied if the Closing were to occur as of such termination) are those set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) (but, in the case of Section 7.1(d), solely with respect to a Legal Restraint under a Regulatory Law that relates to (x) a Required Regulatory Approval or (y) any Other Regulatory Law unless Parent irrevocably waives in writing such Legal Restraint referred to in this clause (y) as a condition to Closing)), then, within two (2) business days following such termination (in the case of a termination by the Company) or concurrently with such termination (in the case of a termination by Parent), Parent shall cause to be paid to the Company a termination fee of $3,200,000,000 (the “Regulatory Termination Fee”).

(e) Any Termination Fee or Regulatory Termination Fee payable under Section 8.2(b), Section 8.2(c) or Section 8.2(d) shall be payable in immediately available funds no later than the applicable date set forth therein. If a party fails to promptly pay to the other party any fee due under such Section 8.2(b), Section 8.2(c) or Section 8.2(d) the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made, from such date through the date of payment. Each party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the other party would not enter into this Agreement, and that any Termination Fee or Regulatory Termination Fee, as applicable, payable pursuant to this Section 8.2 is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate the party receiving such amount in the circumstances in which such Termination Fee or Regulatory Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

(f) Each party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with a Willful Breach or fraud, or for claims under the Confidentiality Agreement or the Clean Team Agreement), in the event that any Termination Fee or Regulatory Termination Fee is paid to a party in circumstances in which such fee is payable in accordance with this Section 8.2, (i) the payment of such Termination Fee or Regulatory Termination Fee, as applicable, shall be the sole and exclusive remedy of such party, its subsidiaries, stockholders, affiliates, officers, directors, employees and Representatives against the other party or any of its Representatives or affiliates for, and (ii) in no event will the party being paid any Termination Fee or Regulatory Termination Fee, as applicable, or any of its subsidiaries, stockholders, affiliates, officers, directors, employees or Representatives seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement or (D) any claims or Actions arising out of or relating to any breach, termination or failure of or under this

Agreement, and (iii) no party nor any affiliates or Representatives of any party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby. In no event shall any party be required to pay a Termination Fee or Regulatory Termination Fee, as applicable, on more than one occasion. In no event shall Parent be required to pay (x) the Termination Fee and the Regulatory Termination Fee or (y) the Regulatory Termination Fee on more than one occasion, whether or not the Termination Fee or the Regulatory Termination Fee may be payable under more than one provision of this Agreement at the same time or at different times and upon the occurrence of different events.

Section 8.3. Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Company Stockholder Approval or the Parent Stockholder Approvals; provided that any amendment of this Agreement that requires approval by the stockholders of the Company or approval by the stockholders of Parent under Applicable Law shall be subject to such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

Section 8.4. Extension; Waiver. At any time prior to the Effective Time, a party may, subject to compliance with Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions for the benefit of such party contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company or Parent shall require the approval of the stockholders of the Company or Parent, respectively, unless such approval is required by Applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Non-survival of Representations, Warranties and Covenants. None of the representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time.

Section 9.2. Notices. All notices, requests, claims, demands and other communications delivered under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received in respect thereto) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Subs to:

Marvell Technology, Inc.

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

Attention: *****

Email: *****

with a copy (which shall not constitute notice) to:

Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, California 95054

Attention: *****

E-mail: *****

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105-1126

Attention: Rob Ishii

   Ethan Lutske

   Remi Korenblit

   Ross Tanaka

E-mail: rishii@wsgr.com

  elutske@wsgr.com

  rkorenblit@wsgr.com

  rtanaka@wsgr.com

(b)	if to the Company, to:

Lumentum Holdings Inc.

1001 Ridder Park Drive,

San Jose, California 95131

Attention: *****

E-mail: *****

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:   Alan Denenberg

    Michael Diz

    Michael Gilson

    Tierney O’Rourke

E-mail: alan.denenberg@davispolk.com

  michael.diz@davispolk.com

  michael.gilson@davispolk.com

  tierney.orourke@davispolk.com

Section 9.3. Definitions. For purposes of this Agreement:

(a) “affiliate” means, with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by Contract, as trustee or executor, or otherwise;

(b) “AI Technology” means technology with respect to deep learning, machine learning, automated decision-making, or artificial intelligence technologies, including any generative artificial intelligence technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts;

(c) “Anti-Corruption Laws” means United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act 2010, Applicable Laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any laws of any other jurisdiction (national, state or local) where the Company, its subsidiaries or controlled affiliates operate concerning or relating to public sector or private sector bribery or corruption;

(d) “business day” means any day other than a Saturday, Sunday or federal holiday, or a day on which banks in San Francisco, California are obligated by law to close;

(e) “Cash Percentage” has the meaning given to such term in the Company Convertible Notes Indenture governing the Company’s 0.375% Convertible Senior Notes due 2032;

(f) “Clean Team Agreement” means that certain Clean Team Agreement, dated as of October 24, 2026, between the Company and Parent;

(g) “Code” means the Internal Revenue Code of 1986, as amended;

(h) “Combination Settlement” has the meaning given to such term in the applicable Company Convertible Notes Indenture;

(i) “Company Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms with respect to confidentiality and use, taken as a whole, that (i) are not less restrictive in the aggregate to the Company’s counterparty thereto than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not contain any standstill or similar provision) and (ii) does not prohibit compliance by the Company with Section 5.2;

(j) “Company Alternative Transaction” means any of (i) a transaction or series of related transactions pursuant to which any person (or group of persons) other than Parent and its subsidiaries (such person (or group of persons), a “Company Third Party”) would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, 20% or more of the capital stock of the Company (by voting power or otherwise) or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the capital stock of the Company, (ii) a merger, consolidation, share exchange or similar transaction pursuant to which any Company Third Party would acquire, directly or indirectly, assets or businesses of the Company or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and its subsidiaries taken as a whole, (iii) any transaction pursuant to which any Company Third Party would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and any entity surviving any merger or combination including any of them) of the Company or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and its subsidiaries taken as a whole, or (iv) any disposition of assets to a Company Third Party representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and its subsidiaries, taken as a whole;

(k) “Company Alternative Transaction Proposal” means any indication of interest, proposal or offer from any Company Third Party relating to any Company Alternative Transaction;

(l) “Company Benefit Plan” means each employee or director compensation or benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is sponsored, maintained or contributed to by the Company or any of its subsidiaries for the benefit of any current or former officer, employee, director or individual independent contractor of the Company and its subsidiaries or which the Company or any of its subsidiaries is obligated to sponsor, maintain or contribute to, but excluding any Multiemployer Plan;

(m) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock;

(n) “Company Capped Call Confirmations” means the capped call confirmations entered into by the Company with certain financial institutions in connection with the issuance of the Company’s 0.375% Convertible Senior Notes due 2032, in each case, as amended, supplemented, or otherwise modified on or prior to the date of this Agreement;

(o) “Company Certificate of Designation” means that Certificate of Designation of Preferences, Rights and Limitations of the Company Series A Preferred Stock;

(p) “Company Convertible Notes” means, collectively, the Company’s (i) 0.50% Convertible Senior Notes due 2026 (the “2026 Convertible Notes”), (ii) 0.50% Convertible Senior Notes due 2028 (the “2028 Convertible Notes”), (iii) 1.50% Convertible Senior Notes due 2029 (the “2029 Convertible Notes”), and (iv) 0.375% Convertible Senior Notes due 2032 (the “2032 Convertible Notes”);

(q) “Company Convertible Notes Indentures” means, collectively, the indentures between the Company and U.S. Bank Trust Company, National Association governing the Company Convertible Notes, in each case, as amended or supplemented from time to time;

(r) “Company Equity Plans” means, collectively, (a) the Lumentum Holdings Inc. 2025 Equity Incentive Plan, (b) the Lumentum Holdings Inc. Amended and Restated 2015 Equity Incentive Plan, (c) the Lumentum Holdings Inc. 2025 Inducement Equity Incentive Plan, and (d) the Amended and Restated Share Option Scheme of Cloud Light Optoelectronics Limited, in each case as may be amended or restated from time to time;

(s) “Company ESPP” means the Company’s 2015 Employee Stock Purchase Plan, as may be amended from time to time;

(t) “Company Intervening Event” means a material Change that was not known or reasonably foreseeable to the Board of Directors of the Company on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Board of Directors of the Company as of the date of this Agreement), which Change, or any consequence thereof, (1) becomes known to the Board of Directors of the Company prior to the Company Stockholder Approval; (2) does not relate to any Company Alternative Transaction or the consequences thereof; (3) does not relate to the fact that the Company meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period (it being understood that the underlying cause thereof may constitute a Company Intervening Event if applicable and unless otherwise excluded in another clause of this definition of “Company Intervening Event”), (4) does not relate to the fact that Parent fails to meet or exceed any internal or published or third party projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period (it being understood that the underlying cause thereof may constitute a Company Intervening Event, if applicable and unless otherwise excluded in another clause of this definition of “Company Intervening Event”); or (5) does not relate to any changes in the price or trading volume of the Parent Common Stock or the Company Common Stock (it being understood that the underlying cause thereof may constitute a Company Intervening Event, if applicable and unless otherwise excluded in another clause of this definition of “Company Intervening Event”);

(u) “Company IPR” means all Intellectual Property Rights in which the Company or any of its subsidiaries has (or purports to have) an ownership interest;

(v) “Company Loan Agreement” means that certain Credit Agreement, dated as of December 19, 2025, among the Company, as borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified on or prior to the date of this Agreement;

(w) “Company Permits” means permits, licenses, registrations, variances, exemptions, Orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of the Company and its subsidiaries;

(x) “Company Product” means any version, release or model of any product or service (including Software) that has been, or is currently being, designed, developed, distributed, provided, licensed or sold by or on behalf of the Company or any of its subsidiaries;

(y) “Company Protected Information” means any data or information processed by or on behalf of the Company that is: (i) Personal Data; (ii) subject to the PCI DSS; or (iii) subject to a confidentiality obligation binding on the Company or any of its subsidiaries;

(z) “Company Software” means Software owned by the Company or any of its subsidiaries at any time (other than commercially available “shrink wrap” or similar “off-the-shelf” software that is not incorporated or embodied in, or distributed or otherwise made available in connection with, any Company Product or otherwise material to the Company’s or any of its subsidiaries’ business);

(aa) “Company Superior Proposal” means any bona fide written Company Alternative Transaction Proposal made by a Company Third Party made after the date of this Agreement (with all references to 20% in the definition of Company Alternative Transaction being treated as references to 50% for these purposes) that (i) is on terms that the Board of Directors of the Company determines in good faith (after consultation with its outside financial advisors and outside legal counsel) to be superior from a financial point of view to the Company’s stockholders than the Merger, taking into account all relevant factors (including any proposals, amendments or modifications to this Agreement that are proposed by Parent, the identity of the person making such proposal to enter into a Company Alternative Transaction, the conditionality of such proposal and the legal, financial (including the financing terms), regulatory, timing and other aspects of such proposal) and (ii) is reasonably likely to be consummated in accordance with its terms;

(bb) “Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated January 17, 2019, between the Lumentum Operations LLC and Marvell Semiconductor, Inc., as amended by Amendment #1 to the Mutual Non-Disclosure Agreement, dated April 23, 2021;

(cc) “Continuing Employee” means each employee of the Company or its subsidiaries immediately prior to the Closing who remains employed by Parent, the Surviving Corporation, the Second Surviving Corporation or an affiliate immediately after the Closing;

(dd) “Contract” means any contract, lease, license, indenture, note, bond, agreement or other binding instrument;

(ee) “Customs & International Trade Authorizations” means any and all licenses, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export or import of goods, software, technology, technical data, services and international financial transactions;

(ff) “Customs & International Trade Laws” means the applicable export control, import, customs and trade, and anti-boycott Applicable Laws of any jurisdiction in which the Company or Parent or any of their respective subsidiaries is incorporated or does business, except to the extent inconsistent with U.S. including the Tariff Act of 1930, as amended, and other Applicable Laws administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor or successor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons on the Debarred List; the anti-boycott Applicable Laws administered by the U.S. Department of Commerce; and the anti-boycott Applicable Laws administered by the U.S. Department of the Treasury;

(gg) “Domain Name” means any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet;

(hh) “Environmental Laws” means all Applicable Laws relating to pollution or protection of the environment, natural resources, including natural resource damages, or, as it relates to exposure to Hazardous Materials, human health and safety, including Applicable Laws relating to Releases of, or exposure to, Hazardous Materials, and to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials;

(ii) “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

(jj) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(kk) “Foreign Export and Import Law” means any Applicable Law of a Governmental Entity (other than a U.S. Governmental Entity) regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data;

(ll) “Governmental Entity” means any nation or government, any foreign or domestic federal, state, county, municipal, or other political instrumentality or subdivision thereof, and any foreign or domestic regulatory authority, agency, commission, bureau, court, tribunal, adjudicative body or other governmental, quasi-governmental, regulatory or self-regulatory entity or authority, exercising governmental, executive, legislative, judicial, regulatory, administrative or taxing functions, including any court.

(mm) “Governmental Official” means any (i) officer, agent, or employee of a Governmental Entity or (ii) person acting in an official capacity for or on behalf of a Governmental Entity;

(nn) “Hazardous Materials” means any material, substance, chemical or waste (or combination thereof) for which liability or standards of conduct may be imposed, or that is otherwise listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, or words of similar meaning or effect under any Environmental Law, including petroleum, asbestos or per- or polyfluoroalkyl substances;

(oo) “Intellectual Property Rights” means intellectual property rights and similar proprietary rights in any jurisdiction in the world, including in the following: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (b) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated; (c) rights in industrial designs and any registrations and applications therefor; (d) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor; (e) rights in trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, which may include all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any person; and (f) any other intellectual property rights;

(pp) “IT System” means any software, hardware, network or computer systems owned or controlled by or on behalf of the Company or any of its subsidiaries;

(qq) “knowledge” means, with respect to Parent or the Company, as applicable, the knowledge of the individuals set forth on Section 9.3(qq) of the Parent Disclosure Letter and Section 9.3(qq) of the Company Disclosure Letter, respectively;

(rr) “Material Adverse Effect” on the Company or Parent, respectively, means any change, event, effect, circumstance, condition or development (each, a “Change”) that has had, or would reasonably be expected to have, individually or in the aggregate with all other Changes, a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries (excluding the Company and its subsidiaries), taken as a whole, respectively, excluding any Change to the extent that it results from or arises out of (i) general economic or political conditions or securities, credit, financial, foreign exchange, or other capital markets conditions, in each case in the United States or any other jurisdiction, (ii) any failure, in and of itself, by the Company or Parent, respectively, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company or Parent, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including any litigation resulting or arising therefrom or with respect thereto or the impact thereof on the relationships of the Company or Parent, respectively, and its subsidiaries, with customers, suppliers, employees, contractors or partners (except that this clause (iii) shall not apply with respect to the representations or warranties in this Agreement to the extent the purpose of such representation or warranty is to address the consequences of the execution and delivery of this Agreement), (iv) any change after the date of this Agreement, in and of itself, in the market price or trading volume of the securities of the Company or Parent, respectively (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company or Parent, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (v) any change after the date of this Agreement in Applicable Law (or authoritative interpretation thereof) or GAAP, (vi) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, civil unrest, sabotage, terrorism or cyber-attacks, or any escalation or worsening of any such acts of war, government shutdown, civil unrest, sabotage, terrorism or cyber-attacks, or any trade wars or sanctions in the United States or any other jurisdiction, (vii) any pandemics, epidemics, outbreaks of disease, hurricane, tornado, flood, wildfire, earthquake or other natural disaster, (viii) any changes, generally affecting the industries in which the Company or Parent, respectively, operates, including any supply chain shortages or disruptions, or (ix) any specific action that is expressly required to be taken by the terms of this Agreement, any action was taken at the direction of the Company (in the case of Parent) or Parent (in the case of the Company) or any action taken or not taken by the Company pursuant to Section 5.1(a) or by Parent pursuant to Section 5.1(b) of this Agreement because Parent or the Company, respectively, unreasonably withheld, delayed or conditioned its consent pursuant to Section 5.1; provided, that the exclusions in clauses (i), (v), (vi), (vii) and (viii) shall not apply to the extent the Changes set forth therein have a disproportionate adverse impact on the Company and its subsidiaries, or Parent and its subsidiaries (excluding the Company and its subsidiaries), as applicable, relative to other similarly situated participants in the industries in which the Company and its subsidiaries, or Parent and its subsidiaries (excluding the Company and its subsidiaries), respectively, operate, in which case only the incremental disproportionate adverse impact of such Change shall be taken into account (to the extent not otherwise excluded by another clause of this definition);

(ss) “Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA;

(tt) “Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA;

(uu) “Nasdaq” means the Nasdaq Global Select Market;

(vv) “Open Source Software” means Software that is distributed or made available under “open source” or “free software” terms, including any Software distributed or made available under any license that is approved by the Open Source Initiative and listed at https://www.opensource.org/licenses, including the GPL, LGPL, Mozilla License, Apache License, Common Public License and BSD license;

(ww) “Order” means any order, writ, injunction (whether preliminary or otherwise), judgment, directive, authoritative determination or decree of any Governmental Entity;

(xx) “Parent Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms with respect to confidentiality and use, taken as a whole, that (i) are not less restrictive in the aggregate to Parent’s counterparty thereto than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not contain any standstill or similar provision) and (ii) does not prohibit compliance by Parent with Section 5.3;

(yy) “Parent Alternative Transaction” means any of (i) a transaction or series of related transactions pursuant to which any person (or group of persons) other than the Company and its subsidiaries (such person (or group of persons), a “Parent Third Party”) would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, 20% or more of the capital stock of Parent (by voting power or otherwise) or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the capital stock of Parent, (ii) a merger, consolidation, share exchange or similar transaction pursuant to which any Parent Third Party would acquire, directly or indirectly, assets or businesses of Parent or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Parent and its subsidiaries taken as a whole, (iii) any transaction pursuant to which any Parent Third Party would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Parent and any entity surviving any merger or combination including any of them) of Parent or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Parent and its subsidiaries taken as a whole, or (iv) any disposition of assets to a Parent Third Party representing more than 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Parent and its subsidiaries, taken as a whole;

(zz) “Parent Alternative Transaction Proposal” means any indication of interest, proposal or offer from any Parent Third Party relating to any Parent Alternative Transaction;

(aaa) “Parent Benefit Plan” means each employee or director compensation or benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Parent or any of its subsidiaries or which Parent or any of its subsidiaries is obligated to sponsor, maintain or contribute to, but excluding any Multiemployer Plan;

(bbb) “Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock;

(ccc) “Parent Equity Awards” means the Parent Options, the Parent RSU Awards, and the Parent PSU Awards;

(ddd) “Parent Intervening Event” means a material Change that was not known or reasonably foreseeable to the Board of Directors of Parent on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Board of Directors of Parent as of the date of this Agreement), which event or circumstance, or any consequence thereof, (1) becomes known to the Board of Directors of Parent prior to the Parent Stockholder Approvals; (2) does not relate to any Parent Alternative Transaction or the consequences thereof; (3) does not relate to the fact that Parent meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period (it being understood that the underlying cause thereof may constitute a Parent Intervening Event, if applicable and unless otherwise excluded in another clause of this definition of “Parent Intervening Event”); (4) does not relate to the fact that the Company fails to meet or exceed any internal or published or third party projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period (it being understood that the underlying cause thereof may constitute a Parent Intervening Event, if applicable and unless otherwise excluded in another clause of this definition of “Parent Intervening Event”); or (5) does not relate to any changes in the price or trading volume of the Company Common Stock or the Parent Common Stock (it being understood that the underlying cause thereof may constitute a Parent Intervening Event, if applicable and unless otherwise excluded in another clause of this definition of “Parent Intervening Event”);

(eee) “Parent IPR” means all Intellectual Property Rights in which Parent or any of its subsidiaries has (or purports to have) an ownership interest;

(fff) “Parent IT System” means any software, hardware, network or computer systems owned or controlled by or on behalf of Parent or any of its subsidiaries;

(ggg) “Parent Option” means a compensatory option to purchase shares of Parent Common Stock;

(hhh) “Parent Permits” means permits, licenses, variances, exemptions, Orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of Parent and its subsidiaries;

(iii) “Parent Product” means any version, release or model of any product or service (including Software) that has been, or is currently being, designed, developed, distributed, provided, licensed or sold by or on behalf of Parent or any of its subsidiaries;

(jjj) “Parent Protected Information” means any data or information processed by or on behalf of Parent that is: (i) Personal Data; (ii) subject to the PCI DSS; or (iii) subject to a confidentiality obligation binding on Parent or any of its subsidiaries;

(kkk) “Parent PSU Award” means an award of performance-based vesting restricted stock units relating to Parent Common Stock;

(lll) “Parent RSU Award” means an award of time-based vesting restricted stock units relating to Parent Common Stock;

(mmm) “Parent Series A Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Parent Series A Preferred Stock;

(nnn) “Parent Series B Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Parent Series B Preferred Stock, in the form attached hereto as Exhibit D;

(ooo) “Parent Series B Preferred Stock” means the Series B Convertible Preferred Stock of Parent, $0.002 par value per share, authorized pursuant to the Parent Series B Certificate of Designation;

(ppp) “Parent Software” means Software owned by Parent or any of its subsidiaries at any time (other than commercially available “shrink wrap” or similar “off-the-shelf” software that is not incorporated or embodied in, or distributed or otherwise made available in connection with, any Parent Product or otherwise material to Parent’s or any of its subsidiaries’ business);

(qqq) “Parent Superior Proposal” means any bona fide written Parent Alternative Transaction Proposal made by a Parent Third Party made after the date of this Agreement (with all references to 20% in the definition of Parent Alternative Transaction being treated as references to 50% for these purposes) that (i) is on terms that the Board of Directors of Parent determines in good faith (after consultation with its outside financial advisors and outside legal counsel) to be superior from a financial point of view to Parent’s stockholders than the Merger, taking into account all relevant factors (including any proposals, amendments or modifications to this Agreement that are proposed by the Company, the identity of the person making such proposal to enter into a Parent Alternative Transaction, the conditionality of such proposal and the legal, financial (including the financing terms), regulatory, timing and other aspects of such proposal) and (ii) is reasonably likely to be consummated in accordance with its terms;

(rrr) “Parent Warrants” means any warrant to purchase shares of Parent Common Stock;

(sss) “PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council;

(ttt) “Permitted Liens” means all Liens disclosed in (or securing indebtedness for borrowed money that are disclosed in) any Company Filed SEC Documents or Parent Filed SEC Documents, as the case may be, together with the following (without duplication): (i) Liens imposed by Applicable Law, such as mechanics and materialmen Liens, in each case for sums not yet overdue for a period or more than thirty (30) days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards for monetary damages against the Company or Parent, as the case may be, with respect to which the Company or Parent, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of the Company or Parent, as the case may be, in accordance with GAAP, (ii) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than thirty (30) days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Company or Parent, as the case may be, in accordance with GAAP, (iii) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (iv) as to the Company Owned Real Property, minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, are shown on the title report made available to Parent and which do not in the aggregate materially adversely affect the value of the Company Real Property or materially impair their use in the operation of the business thereon, (v) Liens arising from non-exclusive licenses of Intellectual Property, (vi) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or Parent, as the case may be, in the ordinary course of business, (vii) Liens disclosed on any title insurance policy held by the Company or Parent, as the case may be, in existence on the date of this Agreement, (viii) with respect to the Company Leased Real Property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord and (ix) pledges or deposits made in the ordinary course of business required by Applicable Law to secure obligations pursuant to workers’ compensation laws, unemployment insurance, social security, retirement and similar laws or to secure public or statutory obligations, in each case in the ordinary course of business.

(uuu) “person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(vvv) “Personal Data” means any data or information about an identifiable individual that alone or in combination with other information could be used to identify an individual, and includes information that is defined as “personal data,” “personally identifiable information,” or “personal information” under any Applicable Law;

(www) “Prohibited Entity” means any entity defined as a prohibited entity by the FCC pursuant to 47 C.F.R 2.902;

(xxx) “Prohibited Equipment” means any equipment or service designated as posing a national security threat by the FCC pursuant to 47 C.F.R. § 54.9(a) or that appears on the Covered List prepared by the FCC pursuant to 47 C.F.R. § 1.50002;

(yyy) “Registered IP” means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Entity, including all Patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing;

(zzz) “Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment, including the atmosphere, soil, surface water, groundwater, drinking water supply, or property;

(aaaa) “Representative” means, with respect to a person, such person’s controlled affiliates and its and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants and other advisors and representatives;

(bbbb) “Sanctioned Person” means (i) any person listed in any Sanctions-related list of designated persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, or any European Union member state, (ii) any person located, organized or resident in a country or territory which, at the applicable time, is the subject or target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, Donetsk, Luhansk, Kherson, or Zaporizhzhia regions of Ukraine), or (iii) any person 50% or more owned or otherwise controlled by any such person or persons described in the foregoing clauses (i) and (ii);

(cccc) “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state or His Majesty’s Treasury of the United Kingdom;

(dddd) “SEC” means the United States Securities and Exchange Commission;

(eeee) “Software” means, collectively, computer programs, whether in source code or object code and other documentation relating thereto;

(ffff) “Specified Dollar Amount” has the meaning given to such term in the applicable Company Convertible Notes Indenture;

(gggg) “subsidiary” means, with respect to any person, any person with respect to which such first person directly or indirectly owns, beneficially or of record, (i) an amount of voting securities or other interests in such second person that is sufficient to enable such first person to elect at least a majority of the members of such second person’s board of directors or comparable governing body or (ii) at least 50% of the outstanding equity, voting or financial interests in such second person;

(hhhh) “Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns and any schedules or amendments thereto relating to Taxes;

(iiii) “Taxes” means all taxes, charges, levies or other like assessments, in each case, imposed by any governmental authority, including any income, gross receipts, license, severance, occupation, premium, environmental (including taxes under Section 59A of the Code), customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other taxes, charges, levies or other like assessments of any kind whatsoever that are in the nature of a tax, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not;

(jjjj) “U.S. Export and Import Law” means any U.S. Applicable Law regulating exports, reexport, deemed (re)export, transfer or imports to or from the United States of goods, services, software or technical data from the United States, including the United States Export Control Reform Act of 2018, the Export Administration Regulations, the Arms Export Control Act, ITAR, the economic sanctions laws, regulations and executive orders administered by OFAC, the Tariff Act of 1930 and the Trade Act of 1974; and

(kkkk) “Willful Breach” and “Willfully Breach” mean a material breach or failure to perform any covenant or obligation set forth in this Agreement that is the consequence of an intentional act or intentional omission of a party with the knowledge that such act or omission would result in a material breach of this Agreement.

Section 9.4. Interpretation.

When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and

“hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined, or except as otherwise expressly provided, therein. Words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such statute as from time to time amended, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

Section 9.5. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

Section 9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents, exhibits, schedules, disclosure letters and instruments referred to herein), taken together with the Confidentiality Agreement and the Clean Team Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among Parent, the Merger Subs and the Company with respect to the Merger and the other transactions contemplated by this Agreement, and (b) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, other than (i) as provided in Section 6.4 or (ii) from and after the Effective Time, the right of the holders of Company Capital Stock or Company Equity Awards to receive such consideration as provided for in Article III. Notwithstanding anything to the contrary in this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter referred to in this Agreement are “facts ascertainable” (as such term is used in Section 251(b) of the DGCL) and, for purposes of the Laws of the State of Delaware, including Section 251 of the DGCL, are not a part of, and do not form a part of, this Agreement but instead operate upon the terms of this Agreement as provided herein.

Section 9.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.8. GOVERNING LAW. THIS AGREEMENT AND ALL ACTIONS (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT OR THE MERGER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 9.9. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN

RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.9.

Section 9.10. Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.11, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.11. Jurisdiction. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and the appellate courts thereof, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, including by objecting on the grounds that such action has been brought in an inconvenient forum and (c) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 9.2 shall be effective service of process for any such action.

Section 9.12. Headings, etc. The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.13 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

MARVELL TECHNOLOGY, INC.

By:	/s/ Mark Casper
Name: Mark Casper
Title: Executive Vice President, Chief Legal Officer and Secretary

JAVA MERGER SUB, INC.

By:	/s/ Mark Casper
Name: Mark Casper
Title: Executive Vice President, Chief Legal Officer and Secretary

JAVA MERGER SUB II, INC.

By:	/s/ Mark Casper
Name: Mark Casper
Title: Executive Vice President, Chief Legal Officer and Secretary

LUMENTUM HOLDINGS INC.

By:	/s/ Michael Hurlston
Name: Michael Hurlston
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

Form of Parent Charter Amendment

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MARVELL TECHNOLOGY, INC.

(a Delaware corporation)

Marvell Technology, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

FIRST: The name of the corporation is Marvell Technology, Inc.

SECOND: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 23, 2020.

THIRD: In accordance with the provisions of Section 242 of the General Corporation Law, the board of directors of the Corporation duly adopted resolutions proposing to amend the Second Amended and Restated Certificate of Incorporation of the Company (as amended to date, the “Existing Certificate”) as set forth herein (the “Amendment”), declaring the Amendment to be advisable and authorizing the appropriate officers of the Corporation to submit the Amendment to the stockholders of the Corporation for their approval.

FOURTH: Section 4.1 of Article IV of the Existing Certificate is hereby amended and restated in its entirety to read as follows:

Section 4.1 Authorized Stock. The total number of shares which the Corporation shall have authority to issue is 2,508,000,000, of which 2,500,000,000 shall be designated Common Stock, par value $0.002 per share (the “Common Stock”) and 8,000,000 shall be designated Preferred Stock, par value $0.002 per share (the “Preferred Stock”).

FIFTH: At a special meeting of stockholders called and held in accordance with the provisions of the General Corporation Law, the Amendment was duly approved and adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law.

SIXTH: The Amendment shall be effective upon the filing hereof.

[Signature appears on next page]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this ___________ day of _________, 202_.

MARVELL TECHNOLOGY, INC.

By:
Name:
Title:

[Signature Page to Amendment to Certificate of Incorporation]

EXHIBIT B

Form of Surviving Corporation Charter

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LUMENTUM HOLDINGS INC.

ARTICLE I

The name of the corporation is Lumentum Holdings Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Kent County, Delaware 19904. The name of the registered agent at such address is Cogency Global Inc.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

The Company is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Company has authority to issue is 1,000 shares with par value of $0.001 per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

ARTICLE VII

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of, or increase the liability of any director of the Company with respect to actions or omissions occurring prior to, such repeal or modification.

ARTICLE VIII

Except as provided in Article VII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT C

Form of Amended and Restated Bylaws

BYLAWS OF

JAVA MERGER SUB, INC.

Adopted October 29, 2026

TABLE OF CONTENTS

(continued)

-ii-

BYLAWS

ARTICLE I — MEETINGS OF STOCKHOLDERS

1.1 Place of Meetings. Meetings of stockholders of Java Merger Sub, Inc. (the “Company”) shall be held at any place, within or outside the State of Delaware, determined by the Company’s board of directors (the “Board”). The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law or any successor legislation (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office. The Board may cancel, postpone or reschedule any previously scheduled meeting of stockholders at any time, before or after the notice for such meeting has been given to the stockholders.

1.2 Annual Meeting. Unless directors are elected by written consent in lieu of an annual meeting as permitted by Section 211(b) of the DGCL, an annual meeting of stockholders shall be held for the election of directors at such date and time as may be designated by resolution of the Board from time to time. Stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action. Any other proper business may be transacted at the annual meeting.

1.3 Special Meeting. A special meeting of the stockholders may be called at any time by the Board, Chairperson of the Board, Chief Executive Officer or President (in the absence of a Chief Executive Officer).

If a special meeting of the stockholders has been called, the Company shall cause notice to be given to the stockholders entitled to vote at such meeting, in accordance with these bylaws, that a meeting will be held at the time requested by the person or persons calling the meeting. No business may be transacted at such special meeting other than the business specified in such notice to stockholders. Nothing contained in this paragraph of this section 1.3 shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board may be held or the business that may be transacted at such meeting.

1.4 Notice of Stockholders’ Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given in accordance with Section 232 of the DGCL and section 7.1 of these bylaws, and such notice shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

1.5 Quorum. Except as otherwise provided by law, the certificate of incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, in the manner provided in section 1.6 of these bylaws, until a quorum is present or represented.

1.6 Adjourned Meeting; Notice. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), and notice need not be given of the adjourned meeting if the time, place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 222(a) of the DGCL and section 1.4 of these bylaws. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and section 1.10 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

1.7 Conduct of Business. The chairperson of any meeting of stockholders shall be designated by the Board; in the absence of such designation, the Chairperson of the Board, if any, or the Chief Executive Officer (in the absence of the Chairperson of the Board) or the President (in the absence of the Chairperson of the Board and the Chief Executive Officer), or in their absence any other executive officer of the Company, shall serve as chairperson of the stockholder meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting. The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business, and shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present.

1.8 Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of section 1.10 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date which has voting power upon the matter in question. Voting at meetings of stockholders need not be by written ballot and, unless otherwise required by law, need not be conducted by inspectors of election unless so determined by the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote thereon which are present in person or by proxy at such meeting. If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Except as otherwise required by law, the certificate of incorporation or these bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the outstanding shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series, except as otherwise provided by law, the certificate of incorporation or these bylaws.

1.9 Stockholder Action by Consent Without a Meeting. Unless otherwise provided in the certificate of incorporation, any action required by the DGCL to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

A consent must be set forth in writing or in an electronic transmission. No consent shall be effective to take the corporate action referred to therein unless consents signed by a sufficient number of holders to take action are delivered to the Company in the manner required by Section 228 of the DGCL within 60 days of the first date on which a consent is so delivered to the Company. Any person executing a consent may provide, whether through instruction to an agent or otherwise, that such consent will be effective at a future time, including a time determined upon the happening of an event, occurring not later than 60 days after such instruction is given or such provision is made, if evidence of the instruction or provision is provided to the Company. If the person is not a stockholder of record when the consent is executed, the consent shall not be valid unless the person is a stockholder of record as of the record date for determining stockholders entitled to consent to the action. Unless otherwise provided, any such consent shall be revocable prior to its becoming effective. All references to a consent in this section 1.9 mean a consent permitted by this section 1.9.

A consent permitted by this section 1.9 shall be delivered (i) to the principal place of business of the Company; (ii) to an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded; (iii) to the registered office of the Company in the State of Delaware by hand or by certified or registered mail, return receipt requested; or (iv) subject to the next sentence, in accordance with Section 116 of the DGCL to an information processing system, if any, designated by the Company for receiving such consents. In the case of delivery pursuant to the foregoing clause (iv), such consent must set forth or be delivered with information that enables the Company to determine the date of delivery of such consent and the identity of the person giving such consent, and, if such consent is given by a person authorized to act for a stockholder as proxy, such consent must comply with the applicable provisions of Section 212(c)(2) and (3) of the DGCL. A consent may be documented and signed in accordance with Section 116 of the DGCL, and when so documented or signed shall be deemed to be in writing for purposes of the DGCL; provided that if such consent is delivered pursuant to clause (i), (ii) or (iii) of the first sentence of this paragraph, such consent must be reproduced and delivered in paper form.

In the event that the Board shall have instructed the officers of the Company to solicit the vote or consent of the stockholders of the Company, an electronic transmission of a stockholder consent given pursuant to such solicitation, to be effective, must be delivered by electronic mail (as defined in section 7.1 of these bylaws) or facsimile telecommunications to the Secretary or the President of the Company or to a person designated by the Company for receiving such consent, or delivered to an information processing system designated by the Company for receiving such consent.

If an action by consent has been taken by stockholders by less than unanimous consent, prompt notice of the taking of the action by consent shall be given to those stockholders as of the record date for the action by consent who have not consented and who would have been entitled to notice of the meeting if the action had been taken at a meeting and the record date for the notice of the meeting were the record date for the action by consent. In the event that the action which is consented to is such as would have required the filing of a certificate under any provision of the DGCL, if such action had been voted on by stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning any vote of stockholders, that consent has been given in accordance with Section 228 of the DGCL.

1.10 Record Dates. In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this section 1.10 at the adjourned meeting.

In order that the Company may determine the stockholders entitled to consent to corporate action without a meeting in accordance with Section 228 of the DGCL, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action without a meeting, when no prior action by the Board is required by law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Company in accordance with Section 228(d) of the DGCL. If no record date has been fixed by the Board and prior action by the Board is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

1.11 Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL, provided that such authorization shall set forth, or be delivered with information enabling the Company to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

1.12 List of Stockholders Entitled to Vote. The Company shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company.

ARTICLE II — DIRECTORS

2.1 Powers. The business and affairs of the Company shall be managed by or under the direction of the Board, except as may be otherwise provided in the DGCL or the certificate of incorporation.

2.2 Number of Directors. The Board shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

2.3 Election, Qualification and Term of Office of Directors. Except as provided in section 2.4 of these bylaws, and subject to sections 1.2 and 1.9 of these bylaws, directors shall be elected at each annual meeting of stockholders. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors. Each director shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

2.4 Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board, and subject to the rights of holders of preferred stock of the Company:

(i) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(ii) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

If at any time, by reason of death or resignation or other cause, the Company should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

A director elected to fill a vacancy shall be elected for the unexpired term of such director’s predecessor in office and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

2.5 Place of Meetings; Meetings by Telephone. The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board, or any committee designated by the Board or any subcommittee, may participate in a meeting of the Board, or any such committee or subcommittee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

2.6 Conduct of Business. Meetings of the Board shall be presided over by the Chairperson of the Board, if any, or in the Chairperson’s absence by the Vice Chairperson of the Board, if any, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

2.7 Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

2.8 Special Meetings; Notice. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or any two directors; provided that the person(s) authorized to call a special meeting of the Board may authorize another person or persons to send notice of such meeting.

Notice of the time and place of special meetings shall be:

(i)	delivered personally by hand, by courier or by telephone;

(ii)	sent by United States first-class mail, postage prepaid; or

(iii)	given by electronic transmission,

directed to each director at that director’s address or telephone number, or by means of electronic transmission, as the case may be, as shown on the Company’s records.

If the notice is delivered personally by hand, by courier or by telephone, or given by means of electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice of the time and place of the meeting may be communicated to the director in lieu of written notice if such notice is communicated at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting, to the fullest extent permitted by applicable law.

2.9 Quorum; Voting. At all meetings of the Board, the presence of at least a majority of the directors in office from time to time shall constitute a quorum for the transaction of business; provided that in no case shall the presence of less than 1/3 of the total authorized directorships constitute a quorum. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

2.10 Board Action by Consent Without a Meeting. Unless otherwise restricted by the certificate of incorporation or these bylaws, (i) any action required or permitted to be taken at any meeting of the Board, or of any committee or subcommittee thereof, may be taken without a meeting if all members of the Board or committee or subcommittee, as the case may be, consent thereto in writing or by electronic transmission; and (ii) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this section 2.10 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee or subcommittee thereof, in the same paper or electronic form as the minutes are maintained.

2.11 Fees and Compensation of Directors. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors.

2.12 Removal of Directors. Unless otherwise restricted by statute, the certificate of incorporation or these bylaws, any director or the entire Board may be removed, with or without cause, by the holders of a majority of the voting power of the shares then entitled to vote at an election of directors.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE III — COMMITTEES

3.1 Committees of Directors. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopt, amend or repeal any bylaw of the Company.

3.2 Committee Minutes. Each committee and subcommittee shall keep regular minutes of its meetings.

3.3 Meetings and Actions of Committees. A majority of the directors then serving on a committee or subcommittee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the certificate of incorporation, these bylaws, a resolution of the Board or a resolution of a committee that created the subcommittee requires a greater or lesser number, provided that in no case shall a quorum be less than 1/3 of the directors then serving on the committee or subcommittee. The vote of the majority of the members of a committee or subcommittee present at a meeting at which a quorum is present shall be the act of the committee or subcommittee, unless the certificate of incorporation, these bylaws, a resolution of the Board or a resolution of a committee that created the subcommittee requires a greater number. Unless the Board otherwise specifies, meetings and actions of committees and subcommittees shall otherwise be governed by, and held and taken in accordance with, the provisions of:

(i)	section 2.5 (Place of Meetings; Meetings by Telephone);

(ii)	section 2.7 (Regular Meetings);

(iii)	section 2.8 (Special Meetings; Notice);

(iv)	section 2.9 (Quorum; Voting);

(v)	section 2.10 (Board Action by Consent Without a Meeting); and

(vi)	section 7.4 (Waiver of Notice)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board and its members. However:

(i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board or by resolution of the committee or subcommittee;

(ii) special meetings of committees or subcommittees may also be called by resolution of the Board or the committee or subcommittee; and

(iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members, as applicable, who shall have the right to attend all meetings of the committee or subcommittee. The Board, or, in the absence of any such action by the Board, the committee or subcommittee, may also adopt other rules for the government of any committee or subcommittee.

Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.

3.4 Subcommittees. Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE IV — OFFICERS

4.1 Officers. The officers of the Company shall be a President and a Secretary. The Company may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Executive Officer, one or more Vice Presidents, a Chief Financial Officer, a Treasurer, one or more Assistant Treasurers, one or more Assistant Secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

4.2 Appointment of Officers. The Board shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of section 4.3 of these bylaws.

4.3 Delegation of Authority to Appoint Officers. The Board may empower any officer to appoint any other officers as the business of the Company may require.

4.4 Removal and Resignation of Officers. Any officer may be removed, either with or without cause, by the Board or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer upon whom such power of removal has been conferred by the Board or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

4.5 Vacancies in Offices. Any vacancy occurring in any office of the Company shall be filled by the Board or as provided in section 4.3 of these bylaws.

4.6 Representation of Securities of Other Corporations or Entities. Unless otherwise directed by the Board, the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President or any other person authorized by the Board, the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President is authorized to vote, represent and exercise on behalf of the Company all rights incident to any and all shares or other securities or interests in, or issued by, any other entity or entities, and all rights incident to any management authority conferred on the Company in accordance with the governing documents of any entity or entities, standing in the name of the Company, including the right to act by consent in lieu of a meeting. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

4.7 Authority and Duties of Officers. Except as otherwise provided in these bylaws, the officers of the Company shall hold office for such period and have such powers and duties in the management of the Company as may be designated from time to time by the Board or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of designation and, to the extent not so provided, as generally pertain to such offices, subject to the control of the Board.

ARTICLE V — INDEMNIFICATION

5.1 Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness or otherwise), in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent (an “Agent”), shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended or interpreted (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto) against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement, and any interest, assessments or other charges imposed thereon, and any federal, state, local or foreign taxes imposed on any Agent as a result of the actual or deemed receipt of any payments under this article) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in or participating in (including on appeal) or preparing for any of the foregoing in, any Proceeding (“Expenses”); provided, however, that except as to actions to enforce indemnification rights pursuant to section 5.3 of these bylaws, the Company shall indemnify any Agent seeking indemnification in connection with a Proceeding (or part thereof, including counterclaims) brought by such person only if the Proceeding (or part thereof) was authorized by the Board.

5.2 Authority to Advance Expenses. Expenses incurred by an officer or director (acting in such person’s capacity as such) in defending a Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding; provided, however, that if required by the DGCL, such Expenses shall be advanced only upon delivery to the Company of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this article or otherwise; any such obligation to reimburse the Company for Expense advances shall be unsecured and no interest shall be charged thereon. Expenses incurred by other Agents of the Company (or by the directors or officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced, upon such terms and conditions as the Board deems appropriate.

5.3 Right of Claimant to Bring Suit. If a claim under section 5.1 or 5.2 of these bylaws is not paid in full by the Company within 120 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If the claimant is a director or officer and is successful in whole or in part, the claimant shall be entitled to be paid also the expense (including attorneys’ fees) of prosecuting such claim to the extent of such success. It shall be a defense to any action under this section 5.3 (other than an action brought to enforce a claim for expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the Company) that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed. Neither the failure of the Company (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

5.4 Provisions Nonexclusive. The rights conferred on any person by this article shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. To the extent that any provision of the certificate of incorporation, agreement or vote of the stockholders or disinterested directors is inconsistent with these bylaws, the provision, agreement or vote shall take precedence. The Company is authorized to enter into agreements with any Agent that provide rights in excess of those set forth herein, up to the boundaries allowed by Delaware law.

5.5 Authority to Insure. The Company may purchase and maintain insurance to protect itself and any Agent against any Expense, whether or not the Company would have the power to indemnify the Agent against such Expense under applicable law or the provisions of this article.

5.6 Survival of Rights. The rights provided by this article shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The rights of directors and officers hereunder extend to former or retired directors and officers, and their estates if applicable.

5.7 Settlement of Claims. The Company shall not be liable to indemnify any Agent under this article (i) for any amounts paid in settlement of any action or claim effected without the Company’s prior written consent, which consent shall not be unreasonably withheld in the case of a director or officer; or (ii) for any judicial award if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

5.8 Effect of Amendment. Any amendment, repeal or modification of this article shall not adversely affect any right or protection of any Agent existing at the time of such amendment, repeal or modification.

5.9 Subrogation. In the event of payment under this article, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Agent, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

5.10 No Duplication of Payments. The Company shall not be liable under this article to make any payment in connection with any claim made against the Agent to the extent the Agent has otherwise actually received payment (under any insurance policy, agreement, vote or otherwise) of the amounts otherwise indemnifiable hereunder.

ARTICLE VI — STOCK

6.1 Stock Certificates; Partly Paid Shares. The shares of the Company shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Unless otherwise provided by resolution of the Board, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two officers of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Company in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Company shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2 Special Designation on Certificates. If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3 Lost Certificates. Except as provided in this section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4 Dividends. The Board, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation.

The Board may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5 Stock Transfer Agreements. The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

6.6 Registered Stockholders. The Company:

(i) shall be entitled to treat the person registered on its books as the owner of any share or shares as the person exclusively entitled to receive dividends, vote, receive notifications and otherwise exercise all the rights and powers of an owner of such share or shares; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.7 Transfers. Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

ARTICLE VII — MANNER OF GIVING NOTICE AND WAIVER

7.1 Delivery of Notice; Notice by Electronic Transmission.

(a) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under any provision of the DGCL, the certificate of incorporation or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Company and shall be given (i) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Company in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by section 7.1(e) of these bylaws. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Company.

(b) Without limiting the manner by which notice otherwise may be given effectively to stockholders, but subject to section 7.1(e) of these bylaws, any notice to stockholders given by the Company under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Company. The Company may give a notice by electronic mail in accordance with section 7.1(a) of these bylaws without obtaining the consent required by this section 7.1(b).

(c) Notice given pursuant to section 7.1(b) of these bylaws shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii) if by any other form of electronic transmission, when directed to the stockholder.

(d) For purposes of the DGCL, the certificate of incorporation and these bylaws, (i) “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process; (ii) “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Company who is available to assist with accessing such files and information); and (iii) “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

(e) Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (i) the Company is unable to deliver by such electronic transmission two consecutive notices given by the Company and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Company or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

(f) An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Company that notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(g) If a notice is given pursuant to subsection 7.1(a)(i) or 7.1(a)(ii), each document enclosed with the notice or annexed or appended to the notice shall be deemed part of the notice solely for purposes of determining whether notice was duly given under the DGCL, the certificate of incorporation or these bylaws.

(h) No provision of this section 7.1, except for subsections 7.1(a)(i), 7.1(d)(ii) and 7.1(d)(iii), shall apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.2 Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

7.3 Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII — GENERAL MATTERS

8.1 Fiscal Year. The fiscal year of the Company shall be fixed by resolution of the Board and may be changed by the Board.

8.2 Seal. The Company may adopt a corporate seal, which shall be in such form as may be approved from time to time by the Board. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

8.3 Annual Report. The Company shall cause an annual report to be sent to the stockholders of the Company to the extent required by applicable law. If and so long as there are fewer than 100 holders of record of the Company’s shares, the requirement of sending an annual report to the stockholders of the Company is expressly waived (to the extent permitted under applicable law).

8.4 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, any other entity and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

ARTICLE IX — AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote. However, the Company may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

A bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board.

EXHIBIT D

Form of Parent Series B Certificate of Designation

MARVELL TECHNOLOGY, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), MARVELL TECHNOLOGY, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

That, the Second Amended and Restated Certificate of Incorporation (as the same has been amended, restated or amended and restated prior to the effectiveness hereof, the “Certificate of Incorporation”) of the Corporation, as filed with the Secretary of State of the State of Delaware, authorizes the issuance of 2,508,000,000 shares of capital stock, consisting of 2,500,000,000 shares of common stock, par value $0.002 per share (“Common Stock”), and 8,000,000 shares of preferred stock, par value $0.002 per share (“Preferred Stock”);

That, subject to the provisions of the Certificate of Incorporation, the board of directors of the Corporation (the “Board”) is authorized to provide by resolution for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable laws of the State of Delaware, to establish from time to time the number of shares to be included in each such series of Preferred Stock, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon; and

That, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board, on _______ __, 202_, adopted the following resolution designating a new series of Preferred Stock as “Series B Convertible Preferred Stock”:

WHEREAS, the Corporation has entered into that certain Agreement and Plan of Merger by and among the Corporation, Java Merger Sub, Inc. (“Merger Sub I”), Java Merger Sub II, Inc. (“Merger Sub II”) and Lumentum Holdings Inc. (“Lumentum”), dated November 1, 2026 (as amended, restated or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, among other things, on the terms and subject to the conditions set forth in the Merger Agreement (a) Merger Sub I will merge with and into Lumentum (the “First Merger”), with Lumentum surviving as a wholly owned subsidiary of the Corporation and, following the effective time of the First Merger (the “Effective Time”), Lumentum, as the surviving corporation of the First Merger, will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of the Corporation, and (b) at the Effective Time, each share of preferred stock, $0.001 par value per share, of Lumentum designated as Series A Convertible Preferred Stock that is issued and outstanding and held by a holder that has made an applicable election in accordance with the terms of the Merger Agreement as of immediately prior to the Effective Time will be converted into the right to receive one fully paid and nonassessable share of Preferred Stock designated as Series B Convertible Preferred Stock.

RESOLVED, that, in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Corporation is hereby authorized, and the number of shares to be included in such series, and the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of Preferred Stock included in such series, shall be as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the U.S. Securities Act of 1933, as amended.

“Business Day” means any day other than a Saturday, Sunday, or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Common Stock” means the Corporation’s common stock, par value $0.002 per share, and stock of any other class of securities into which such securities may hereafter be reclassified into.

“Common Stock Equivalents” means any securities of the Corporation or the subsidiaries of the Corporation, whether or not vested or otherwise convertible or exercisable into shares of Common Stock at the time of such issuance, which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time exercisable for, convertible into, or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” has the meaning set forth in Section 6(c).

“Conversion Ratio” means for each share of Series B Preferred Stock, initially as of the Effective Time, a number of shares of Common Stock equal to the Preferred Common Stock Merger Consideration, subject to adjustment pursuant to Section 7 hereof.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock in accordance with the terms hereof.

“Deemed Liquidation Event” means (a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation, or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“DGCL” shall mean the Delaware General Corporation Law.

“Holder” means any holder of Series B Preferred Stock.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded.

“Liquidation” has the meaning set forth in Section 5.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Common Stock Merger Consideration” has the meaning set forth in the Merger Agreement, determined as of immediately prior to the Effective Time.

“Qualified Sale” means the sale of Series B Preferred Stock to the Corporation or a non-Affiliate of the Holder. For avoidance of doubt, a written (including any electronic) communication from a broker-dealer that a Holder has placed a sell order for shares of Common Stock issuable upon conversion of Series B Preferred Stock, or an executed copy of a stock purchase agreement with the Corporation (as purchaser) or a non-Affiliate of the Holder, shall be deemed to evidence a Qualified Sale.

“Series B Preferred Stock” has the meaning set forth in Section 2(a).

“Trading Day” means a Business Day on which the Nasdaq Global Select Market (or any other national securities exchange on which the Common Stock is listed at such time) is open for business.

Section 2. Designation, Amount and Par Value; Assignment; Ranking.

(a) The shares of the series of Preferred Stock designated by this Certificate of Designation are designated as the Corporation’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The number of authorized shares of Series B Preferred Stock so designated shall be 2,876,415. That number from time to time may be increased or decreased but not below the number of shares of Series B Preferred Stock then outstanding by further resolution duly adopted by the Board, or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Corporation shall not have the authority to issue fractional shares of Series B Preferred Stock.

(b) The Corporation shall register shares of the Series B Preferred Stock, upon records to be maintained by the Corporation’s transfer agent for that purpose (the “Series B Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation and its transfer agent may deem and treat the registered Holder of shares of Series B Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series B Preferred Stock may be issued solely in book-entry form. The Corporation or its transfer agent shall register the transfer of any shares of Series B Preferred Stock in the Series B Preferred Stock Register, upon surrender of the shares of Series B Preferred Stock evidencing such shares to be transferred, to the Corporation’s transfer agent. Upon any such registration or transfer, a new book-entry notation evidencing the shares of Series B Preferred Stock so transferred shall be issued to the transferee and a new book-entry notation evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

Section 3. Dividends. If the Corporation declares or pays a dividend or distribution on the Common Stock for which no adjustment to the Conversion Ratio is provided under Section 7, the Corporation shall simultaneously declare and pay a dividend on the Series B Preferred Stock on a pro rata basis with the Common Stock (as determined on an as-converted basis assuming all outstanding shares of Series B Preferred Stock have been converted pursuant to the terms of this Certificate of Designation as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which record holders of Common Stock entitled to receive such dividends are to be determined)).

Section 4. Voting Rights.

(a) The Corporation shall not, without the affirmative vote or consent of a majority of the outstanding shares of Series B Preferred Stock, alter or change adversely the powers, preferences or rights of the Series B Preferred Stock or alter or amend this Certificate of Designation.

(b) Other than with respect to the election of directors of the Corporation, for which Holders of Series B Preferred Stock shall not be entitled to vote, Holders of Series B Preferred Stock shall be entitled to vote together with the holders of Common Stock on all matters to be voted on by holders of Common Stock on an as-converted basis (assuming all outstanding shares of Series B Preferred Stock have been converted pursuant to the terms of this Certificate of Designation as of immediately prior to the record date of the vote (or if no record date is fixed, the date as of which record holders of Common Stock entitled to vote is to be determined)).

Section 5. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including a change of control transaction, or Deemed Liquidation Event (any such event, a “Liquidation”), the assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series B Preferred Stock and Common Stock pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Series B Preferred Stock as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designation immediately prior to such Liquidation, without regard to any limitations on conversion set forth herein or otherwise and without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock for the purpose of effecting the conversion of the Series B Preferred Stock.

Section 6. Conversion.

(a) Conversion at the Option of the Holders. Subject to the provisions of this Section 6, each Holder shall have the right, at any time and from time to time, to convert each share of Series B Preferred Stock held by such Holder into a number of validly issued, fully paid and non-assessable shares of Common Stock equal to the Conversion Ratio; provided that, if applicable, no Holder shall have the right to exercise such conversion right until the expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(b) Conversions Upon Qualified Sale. Subject to the provisions of this Section 6, each share of Series B Preferred Stock shall automatically convert immediately prior to the closing of a Qualified Sale of such share into a number of validly issued, fully paid and non-assessable shares of Common Stock equal to the Conversion Ratio without any further action on the part of the Corporation or the Holder.

(c) Mechanics of Conversion.

(i) Delivery of Shares Upon Conversion. As soon as practicable on or after each Conversion Date, but in any event within one (1) Business Day thereof, the Corporation shall deliver, or cause to be delivered, to the Holder, in the case of a conversion pursuant to subsection (a), or to the purchaser in the Qualified Sale, in the case of a conversion pursuant to subsection (b), a book entry notation which will contain or be deemed to contain appropriate restrictive legends and trading restrictions, as applicable, representing the number of Conversion Shares issuable upon conversion. The Corporation shall use its best efforts to deliver any book entry notation required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company (including the DWAC system) or another established clearing corporation performing similar functions. If any shares of Common Stock to be issued upon conversion of Series B Preferred Stock pursuant to subsection (b), above, are not sold within two (2) Business Days after the applicable Conversion Date, such shares shall ipso facto be deemed to have been converted back into Series B Preferred Stock. The “Conversion Date” means the date on which a Holder delivers to the Corporation (a) with respect to a conversion pursuant to Section 6(a), written notice of conversion, or (b) with respect to a conversion pursuant to Section 6(b), sale documentation of a Qualified Sale.

(ii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock, free from preemptive rights or any other actual or contingent purchase rights of Persons other than the Holders of the Series B Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series B Preferred Stock. Any shares of Common Stock issued upon conversion of Series B Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

(iii) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series B Preferred Stock. Instead, the Corporation shall pay a cash adjustment to the Holder based upon the Last Reported Sale Price on the Trading Day immediately prior to the Conversion Date.

(iv) Transfer Taxes. The issuance of book entry notations for Conversion Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such book entry notation, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such book entry notation upon conversion in a name other than that of the registered Holder(s) of such shares of Series B Preferred Stock and the Corporation shall not be required to issue or deliver such book entry notation unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(d) Status as Stockholder. Upon each Conversion Date in which shares of the Series B Preferred Stock convert into Common Stock: (i) the shares of Series B Preferred Stock being converted shall be deemed converted into shares of Common Stock; and (ii) the Holder’s rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, other than the right of the Holder to receive shares of Common Stock and payment in lieu of any fraction of a share issuable upon conversion of a share of Series B Preferred Stock. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series B Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator will be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator will be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to this Section 7(a) will become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and will become effective immediately after the effective date in the case of a subdivision or combination.

(b) Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(c) Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (a) or (b) of this Section 7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction and, in such case, appropriate adjustment (as determined in good faith by the Corporation’s Board of Directors) shall be made in the application of the provisions in this Section 7 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the Conversion Ratio, as applicable) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e) Notice to the Holders. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 8. Miscellaneous.

(a) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the Holders thereof) upon the written consent of a majority of shares of Series B Preferred Stock, unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required, or unless the consent or vote of another class of capital stock is required by the DGCL, in which case the consent of such other class shall also be required.

(b) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(c) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(d) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(e) Status of Converted Series B Preferred Stock. If any shares of Series B Preferred Stock shall be converted into shares of Common Stock pursuant to Section 6 hereof, the Corporation’s Board of Directors shall take such action as is required such that such converted shares shall resume the status of authorized but unissued shares of Preferred Stock of the Corporation and shall no longer be designated as Series B Preferred Stock.

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IN WITNESS WHEREOF, Marvell Technology, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock to be executed by its duly authorized officer this __ day of ________, 202_.

By:
Name:
Title:

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